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Exhibit 2

MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL REPORTING

Management of MI Developments Inc. (the "Company") is responsible for the preparation and presentation of the consolidated financial statements and all the information in the 2009 Annual Report. The consolidated financial statements were prepared by management in accordance with United States generally accepted accounting principles ("U.S. GAAP") and include a reconciliation to Canadian generally accepted accounting principles.

Where alternative accounting methods exist, management has selected those it considered to be most appropriate in the circumstances. Financial statements include certain amounts based on estimates and judgments. Management has determined such amounts on a reasonable basis to ensure that the consolidated financial statements are presented fairly in all material respects. Financial information presented elsewhere in this Annual Report has been prepared by management to ensure consistency with information contained in the consolidated financial statements. The consolidated financial statements have been audited by the independent auditors, reviewed by the Audit Committee and approved by the Board of Directors of the Company.

Management is responsible for the development and maintenance of systems of internal accounting and administrative cost controls of high quality, consistent with reasonable cost. Such systems are designed to provide reasonable assurance that the financial information is accurate, relevant and reliable and that the Company's assets are appropriately accounted for and adequately safeguarded. Management has determined that, as at December 31, 2009 and based on the framework set forth in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, internal control over financial reporting is effective. The Company's Chief Executive Officer and Chief Financial Officer, in compliance with Section 302 of the U.S. Sarbanes-Oxley Act of 2002 ("SOX"), have provided a SOX-related certification in connection with the Company's annual disclosure document in the U.S. (Form 40-F) to the U.S. Securities and Exchange Commission. According to Multilateral Instrument 52-109, a similar certification is provided to the Canadian Securities Administrators.

The Company's Audit Committee is appointed by its Board of Directors annually and is comprised solely of outside independent directors. The Audit Committee meets periodically with management, as well as with the independent auditors, to satisfy itself that each is properly discharging its responsibilities, to review the consolidated financial statements and the independent auditors' report and to discuss significant financial reporting issues and auditing matters. The Audit Committee reports its findings to the Board of Directors for consideration when approving the consolidated financial statements for issuance to the shareholders.

The consolidated financial statements have been audited by Ernst & Young LLP, the independent auditors, in accordance with United States generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States) on behalf of the shareholders. The Auditors' Report outlines the nature of their examination and their opinion on the consolidated financial statements of the Company. The independent auditors have full and unrestricted access to the Audit Committee.

DENNIS MILLS	ROCCO LISCIO
Chief Executive Officer	Executive Vice-President
and Vice-Chairman	and Chief Financial Officer

Toronto, Canada,
March 29, 2010.

46    MI Developments Inc.      2009

REPORT OF INDEPENDENT AUDITORS

To the Shareholders of
 MI Developments Inc.

We have audited the accompanying consolidated balance sheets of MI Developments Inc. (the "Company") as at December 31, 2009 and 2008 and the related consolidated statements of income (loss), comprehensive income (loss), changes in deficit and cash flows for each of the years in the three-year period ended December 31, 2009. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States) and Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as at December 31, 2009 and 2008 and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2009 in conformity with U.S. generally accepted accounting principles.

As discussed in note 1(u) to the consolidated financial statements, in 2009, the Company adopted U.S. generally accepted accounting principles effective January 1, 2009 on a retrospective basis.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company's internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated March 29, 2010 expressed an unqualified opinion thereon.

Toronto, Canada,	Chartered Accountants
March 29, 2010.	Licensed Public Accountants

MI Developments Inc.      2009    47

INDEPENDENT AUDITORS' REPORT ON INTERNAL CONTROLS UNDER
THE STANDARDS OF THE PUBLIC COMPANY ACCOUNTING OVERSIGHT BOARD
(UNITED STATES)

To the Shareholders of
 MI Developments Inc.

We have audited MI Developments Inc.'s (the "Company") internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the "COSO criteria"). The Company's management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management's Discussion and Analysis of Results of Operations and Financial Position of this Annual Report, under the heading of "CONTROLS AND PROCEDURES — Report on Internal Control Over Financial Reporting". Our responsibility is to express an opinion on the Company's internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the company's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2009, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) and Canadian generally accepted auditing standards, the consolidated balance sheets of the Company as at December 31, 2009 and 2008, and the related consolidated statements of income (loss), comprehensive income (loss), changes in deficit and cash flows for each of the years in the three-year period ended December 31, 2009, and our report dated March 29, 2010 expressed an unqualified opinion thereon.

Toronto, Canada,	Chartered Accountants
March 29, 2010.	Licensed Public Accountants

48    MI Developments Inc.      2009

Consolidated Balance Sheets
(Refer to note 1 — Basis of Presentation)
(U.S. dollars in thousands)

				Real Estate Business	Magna Entertainment Corp.
			Consolidated (notes 1, 3)
		Consolidated (notes 1, 3) 2009(1)
As at December 31,	Note		2008 (restated — note 1(u))
ASSETS
Current assets:
Cash and cash equivalents		$135,163	$144,764	$122,411	$22,353
Restricted cash	3	458	20,255	946	19,309
Accounts receivable	3	1,796	33,915	2,256	31,659
Loans receivable from MEC, net	3	—	—	247,075	—
Due from MID	3	—	—	—	946
Income taxes receivable		1,723	1,887	1,887	—
Prepaid expenses and other		1,007	20,724	930	19,837
Assets held for sale	4	—	21,732	—	21,732
Assets held for sale from discontinued operations	4	—	94,461	—	94,533

		140,147	337,738	375,505	210,369
Real estate properties, net	5	1,389,845	2,024,183	1,397,819	681,701
Fixed assets, net	6	233	71,206	244	70,962
Other assets	7	2,065	35,200	1,110	34,090
Loans receivable from MEC, net	3	362,404	—	93,824	—
Deferred rent receivable		13,607	13,001	13,001	—
Future tax assets	8	9,850	62,781	5,632	57,149

Total assets		$1,918,151	$2,544,109	$1,887,135	$1,054,271

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Bank indebtedness	9	$—	$39,460	$—	$39,460
Accounts payable and accrued liabilities	3,10	21,176	121,471	12,411	109,060
Income taxes payable		10,704	10,363	7,638	2,725
Loans payable to MID, net	3	—	—	—	246,428
Due to MEC	3	458	—	946	—
Long-term debt due within one year	11	220	82,649	3,309	79,340
Note obligation due within one year, net	12	—	74,601	—	74,601
Deferred revenue		5,243	9,368	3,254	6,114
Liabilities related to assets held for sale	4	—	876	—	876
Liabilities related to discontinued operations	4	—	51,943	—	75,960

		37,801	390,731	27,558	634,564
Long-term debt	11	2,143	17,173	2,063	15,110
Senior unsecured debentures, net	12	250,841	216,550	216,550	—
Note obligation, net	12	—	149,015	—	149,015
Loans payable to MID, net	3	—	—	—	66,373
Other long-term liabilities	13	—	18,973	—	18,973
Future tax liabilities	8	37,824	105,497	40,933	63,233

Total liabilities		328,609	897,939	287,104	947,268

Equity:
MID shareholders' equity
Class A Subordinate Voting Shares (Shares issued — 46,160,564)	14	1,506,088	1,506,088
Class B Shares (Shares issued — 547,413) (Convertible into Class A Subordinate Voting Shares)	14	17,866	17,866
Contributed surplus	15	58,575	57,062
Deficit		(191,169)	(120,855)
Accumulated other comprehensive income	16	198,182	161,827

Total MID shareholders' equity		1,589,542	1,621,988	1,600,031	82,821
Noncontrolling interest	17	—	24,182	—	24,182

Total equity		1,589,542	1,646,170	1,600,031	107,003

Total liabilities and shareholders' equity		$1,918,151	$2,544,109	$1,887,135	$1,054,271

Commitments and contingencies (notes 11, 25)	On behalf of the Board:
See accompanying notes

	Director	Director

(1)
MEC's net assets were deconsolidated from the Company's consolidated balance sheet as of the Petition Date of March 5, 2009 (note 1).

MI Developments Inc.      2009    49

Consolidated Statements of Income (Loss)
(U.S. dollars in thousands, except per share figures)

		Consolidated (notes 1, 3)
			(restated — note 1(u))
Years ended December 31,
	Note	2009(1)	2008	2007
REVENUES
Rental revenue	3	$170,929	$178,575	$167,008
Racing and other revenue		152,935	591,998	617,484
Interest and other income from MEC	3	43,469	—	—

		367,333	770,573	784,492

OPERATING COSTS AND EXPENSES
Purses, awards and other		82,150	280,900	286,538
Operating costs		55,274	269,358	269,824
General and administrative	3	53,071	85,512	95,161
Depreciation and amortization		48,334	88,915	81,247
Interest expense, net	11	18,985	42,832	36,331
Foreign exchange losses (gains)		8,104	(799)	(588)
Equity loss (income)	7	(65)	3,042	3,071
Write-down of long-lived and intangible assets	5, 20	4,498	126,228	1,308
Impairment provision relating to loans receivable from MEC	2,3	90,800	—	—

Operating income (loss)		6,182	(125,415)	11,600
Deconsolidation adjustment to the carrying values of MID's investment in, and amounts due from, MEC	1	(46,677)	—	—
Gain on disposal of real estate	3,5	206	—	1,478
Other gains (losses), net	3,16,18,25	(7,798)	5,481	(3,463)

Income (loss) before income taxes		(48,087)	(119,934)	9,615
Income tax expense (recovery)	8	1,737	(18,915)	13,508

Income (loss) from continuing operations		(49,824)	(101,019)	(3,893)
Income (loss) from discontinued operations	4	1,227	(37,081)	(13,412)

Net income (loss)		(48,597)	(138,100)	(17,305)
Add net loss attributable to the noncontrolling interest		6,308	125,828	49,333

Net income (loss) attributable to MID		$(42,289)	$(12,272)	$32,028

Income (loss) attributable to MID from
— continuing operations		$(43,153)	$6,334	$38,282
— discontinued operations	4	864	(18,606)	(6,254)

Net income (loss) attributable to MID		$(42,289)	$(12,272)	$32,028

Basic and diluted earnings (loss) attributable to each MID Class A Subordinate Voting or Class B Share	21
— Continuing operations		$(0.93)	$0.14	$0.80
— Discontinued operations	4	0.02	(0.40)	(0.13)

Total		$(0.91)	$(0.26)	$0.67

Weighted average number of Class A Subordinate Voting and Class B Shares outstanding during the year (in thousands)
— Basic	21	46,708	46,708	48,073
— Diluted	21	46,708	46,708	48,083

Consolidated Statements of Comprehensive Income (Loss)
(U.S. dollars in thousands)

			(restated — note 1(u))
Years ended December 31,
	Note	2009	2008	2007
Net income (loss)		$(48,597)	$(138,100)	$(17,305)
Other comprehensive income (loss):
Change in fair value of interest rate swaps, net of taxes	16,17	171	(1,082)	(1,052)
Foreign currency translation adjustment	16,17	48,241	(88,403)	108,142
Recognition of foreign currency translation loss in net income (loss)	16	7,798	—	—
Change in net unrecognized actuarial pension losses	16,17	—	(1,134)	585
Reversal of foreign currency translation related to shares purchased for cancellation	14,16	—	—	(22,354)
Reclassification to income of MEC's accumulated other comprehensive income upon deconsolidation of MEC	1, 16	(19,850)	—	—

Comprehensive income (loss)		(12,237)	(228,719)	68,016
Add comprehensive loss attributable to the noncontrolling interest	17	6,303	127,007	47,327

Comprehensive income (loss) attributable to MID		$(5,934)	$(101,712)	$115,343

Consolidated Statements of Changes in Deficit
(U.S. dollars in thousands)

		(restated — note 1(u))
Years ended December 31,
	2009	2008	2007
Deficit, beginning of year	$(120,855)	$(80,558)	$(83,753)
Net income (loss) attributable to MID	(42,289)	(12,272)	32,028
Dividends	(28,025)	(28,025)	(28,833)

Deficit, end of year	$(191,169)	$(120,855)	$(80,558)

See accompanying notes

(1)
The results for the year ended December 31, 2009 include the results of MEC up to the Petition Date of March 5, 2009 (note 1).

50    MI Developments Inc.      2009

Real Estate Business			Magna Entertainment Corp.
	(restated — note 1(u))			(restated — note 1(u))
2009	2008	2007	2009(1)	2008	2007

$170,929	$178,575	$167,008	$—	$—	$—
—	—	—	152,935	591,998	617,484
53,105	40,566	22,539	—	—	—

224,034	219,141	189,547	152,935	591,998	617,484

—	—	—	82,150	280,900	286,538
—	—	—	55,274	269,358	269,824
52,904	26,988	24,515	157	57,992	66,861
41,349	43,419	41,541	7,014	45,668	39,878
13,535	10,195	8,065	14,960	72,600	49,256
(543)	(1,557)	(664)	8,647	758	76
—	—	—	(65)	3,042	3,071
4,498	450	—	—	125,778	1,308
90,800	—	—	—	—	—

21,491	139,646	116,090	(15,202)	(264,098)	(99,328)
(504)	—	—	(46,173)	—	—
206	—	1,478	—	—	—
(7,798)	3,892	—	—	1,589	(3,463)

13,395	143,538	117,568	(61,375)	(262,509)	(102,791)
1,678	11,366	15,705	59	(30,281)	(2,197)

11,717	132,172	101,863	(61,434)	(232,228)	(100,594)
—	—	—	784	(39,995)	(16,641)

11,717	132,172	101,863	(60,650)	(272,223)	(117,235)
—	—	—	6,308	125,828	49,333

$11,717	$132,172	$101,863	$(54,342)	$(146,395)	$(67,902)

$11,717	$132,172	$101,863	$(54,763)	$(124,875)	$(58,419)
—	—	—	421	(21,520)	(9,483)

$11,717	$132,172	$101,863	$(54,342)	$(146,395)	$(67,902)

MI Developments Inc.      2009    51

Consolidated Statements of Cash Flows
(U.S. dollars in thousands)

		Consolidated (notes 1, 3)
			(restated — note 1(u))
Years ended December 31,	Note	2009(1)	2008	2007
OPERATING ACTIVITIES
Income (loss) from continuing operations		$(49,824)	$(101,019)	$(3,893)
Items not involving current cash flows	22	149,655	189,165	78,055
Changes in non-cash balances	22	3,363	2,628	10,397

Cash provided by (used in) operating activities		103,194	90,774	84,559

INVESTING ACTIVITIES
Real estate and fixed asset additions		(12,075)	(48,867)	(98,728)
Proceeds on disposal of real estate and fixed assets, net		692	34,123	14,298
Decrease (increase) in other assets		(9,955)	(14,346)	(4,591)
Loan advances to MEC, net		(54,072)	—	—
Loan repayments from MEC		10,632	—	—
Reduction in cash from deconsolidation of MEC	1	(31,693)	—	—

Cash provided by (used in) investing activities		(96,471)	(29,090)	(89,021)

FINANCING ACTIVITIES
Proceeds from bank indebtedness		18,048	61,052	73,831
Repayment of bank indebtedness		(18,597)	(60,806)	(41,132)
Issuance of long-term debt, net		—	6,802	13,819
Repayment of long-term debt		(5,073)	(13,331)	(54,339)
Loan advances from MID, net		—	—	—
Loan repayments to MID		—	—	—
Issuance of shares		—	—	1,058
Shares purchased for cancellation		—	(10)	(52,072)
Noncontrolling investment in subsidiary		—	—	19,581
Disgorgement payment received from noncontrolling interest		420	—	—
Dividends paid		(28,025)	(28,025)	(28,833)

Cash provided by (used in) financing activities		(33,227)	(34,318)	(68,087)

Effect of exchange rate changes on cash and cash equivalents		5,235	(16,357)	9,093

Net cash flows provided by (used in) continuing operations		(21,269)	11,009	(63,456)

DISCONTINUED OPERATIONS
Cash provided by (used in) operating activities		1,788	6,104	(7,307)
Cash used in investing activities		(230)	(2,760)	(5,375)
Cash used in financing activities		—	(13,817)	(19,681)

Net cash flows provided by (used in) discontinued operations		1,558	(10,473)	(32,363)

Net increase (decrease) in cash and cash equivalents during the year		(19,711)	536	(95,819)
Cash and cash equivalents, beginning of year		154,874	154,338	250,157

Cash and cash equivalents, end of year		135,163	154,874	154,338
Less: cash and cash equivalents of discontinued operations, end of year		—	(10,110)	(9,241)

Cash and cash equivalents of continuing operations, end of year		$135,163	$144,764	$145,097

See accompanying notes

(1)
The results for the year ended December 31, 2009 include the results of MEC up to the Petition Date of March 5, 2009 (note 1).

52    MI Developments Inc.      2009

Real Estate Business			Magna Entertainment Corp.
	(restated — note 1(u))			(restated — note 1(u))
2009	2008	2007	2009(1)	2008	2007

$11,717	$132,172	$101,863	$(61,434)	$(232,228)	$(100,594)
93,483	36,770	39,267	56,511	155,258	40,699
11,710	1,924	6,681	(8,304)	454	3,694

116,910	170,866	147,811	(13,227)	(76,516)	(56,201)

(9,614)	(19,945)	(114,785)	(2,461)	(29,044)	(73,424)
692	—	6,321	—	34,245	95,712
(824)	(435)	99	(9,131)	(13,911)	(4,690)
(110,143)	(126,660)	(54,610)	—	—	—
41,524	31,535	5,564	—	—	—
—	—	—	(31,693)	—	—

(78,365)	(115,505)	(157,411)	(43,285)	(8,710)	17,598

—	—	—	18,048	61,052	73,831
—	—	—	(18,597)	(60,806)	(41,132)
—	—	—	—	6,802	13,819
(3,309)	(449)	(413)	(1,764)	(12,882)	(53,926)
—	—	—	56,000	124,889	52,361
—	—	—	(28,834)	(27,903)	(1,564)
—	—	1,058	—	—	—
—	—	(52,072)	—	(10)	—
—	—	—	—	—	19,581
—	—	—	420	—	—
(28,025)	(28,025)	(28,833)	—	—	—

(31,334)	(28,474)	(80,260)	25,273	91,142	62,970

5,541	(15,421)	8,939	(306)	(936)	154

12,752	11,466	(80,921)	(31,545)	4,980	24,521

—	—	—	1,370	3,339	(10,363)
—	—	—	(230)	(2,760)	(5,375)
—	—	—	(2,058)	(16,489)	(23,681)

—	—	—	(918)	(15,910)	(39,419)

12,752	11,466	(80,921)	(32,463)	(10,930)	(14,898)
122,411	110,945	191,866	32,463	43,393	58,291

135,163	122,411	110,945	—	32,463	43,393
—	—	—	—	(10,110)	(9,241)

$135,163	$122,411	$110,945	$—	$22,353	$34,152

MI Developments Inc.      2009    53

Notes to Consolidated Financial Statements
(all amounts, except per share amounts, in thousands of U.S. dollars unless otherwise noted)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)   Organization and Basis of Presentation

        Organization

  MI Developments Inc. ("MID") is the successor to Magna International Inc.'s ("Magna") real estate division, which prior to its spin-off from Magna on August 29, 2003 was organized as an autonomous business unit within Magna. MID was formed as a result of four companies that amalgamated on August 29, 2003 under the Business Corporations Act (Ontario): 1305291 Ontario Inc., 1305272 Ontario Inc., 1276073 Ontario Inc. and MID. These companies were wholly-owned subsidiaries of Magna and held Magna's real estate division and the controlling interest in Magna Entertainment Corp. ("MEC"). All of MID's Class A Subordinate Voting Shares and Class B Shares were distributed to the shareholders of Magna of record on August 29, 2003 on the basis of one of MID's Class A Subordinate Voting Shares for every two Class A Subordinate Voting Shares of Magna held, and one Class B Share for every two Class B Shares of Magna held. As a result of this spin-off transaction, MID acquired Magna's controlling interest in MEC.

  Real Estate Business

  MID is a real estate operating company engaged primarily in the acquisition, development, construction, leasing, management and ownership of a predominantly industrial rental portfolio leased primarily to Magna and its automotive operating units. In addition, MID owns land for industrial development and owns and acquires land that it intends to develop for mixed-use and residential projects.

  Magna Entertainment Corp.

  MEC is an owner and operator of horse racetracks and a supplier via simulcasting of live horseracing content to the inter-track, off-track and account wagering markets. At December 31, 2009 and 2008, the Company owned approximately 54% of MEC's total equity, representing approximately 96% of the total votes attached to MEC's outstanding stock.

  On March 5, 2009 (the "Petition Date"), MEC and certain of its subsidiaries (collectively, the "Debtors") filed voluntary petitions for reorganization under Chapter 11 of Title 11 of the United States Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the District of Delaware (the "Court") and were granted recognition of the Chapter 11 proceedings from the Ontario Superior Court of Justice under section 18.6 of the Companies' Creditors Arrangement Act in Canada. On February 18, 2010, MID announced that MEC had filed the Joint Plan of Affiliated Debtors, the Official Committee of Unsecured Creditors (the "Creditors' Committee"), MID and MI Developments US Financing Inc. pursuant to Chapter 11 of the Code (as amended, the "Plan") and related Disclosure Statement (the "Disclosure Statement") in connection with the MEC Chapter 11 proceedings which provides for, among other things, the assets of MEC remaining after certain asset sales to be transferred to MID, including among other assets, Santa Anita Park, Golden Gate Fields, Gulfstream Park (including MEC's interest in the Village at Gulfstream Park, a joint venture between MEC and Forest City Enterprises, Inc.), AmTote International, Inc. ("AmTote") and XpressBet, Inc. ("XpressBet"). On March 23, 2010, the Plan was amended to include the transfer of The Maryland Jockey Club ("MJC") to MID. The Plan is subject to the confirmation of the Court (note 2).

  As a result of the MEC Chapter 11 filing, management estimated and reduced the carrying value of MID's equity investment in MEC to zero. Under the Plan, on the later to occur of the effective date of the Plan and the date the shares of MEC Lone Star, LP ("Lone Star LP") or substantially all the assets of Lone Star LP are sold, all MEC stock will be cancelled and the holders of MEC shares will not be entitled to nor will receive or retain any property or interest in property under the Plan, and the stock of the reorganized MEC

54    MI Developments Inc.      2009

  will be issued and distributed to the administrator retained by the Debtors as of the effective date to administer the Plan.

  Basis of Presentation

  The consolidated financial statements include the accounts of MID and its subsidiaries (collectively, "MID" or the "Company").

  Consolidated Financial Statements

  The consolidated financial statements have been prepared in U.S. dollars following United States generally accepted accounting principles ("U.S. GAAP"), which are in conformity, in all material respects, with Canadian generally accepted accounting principles ("Canadian GAAP") except as described in note 26 to the consolidated financial statements. The Company adopted U.S. GAAP as its primary basis of financial reporting commencing January 1, 2009 on a retrospective basis (see "SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — Accounting Changes — Adoption of United States Generally Accepted Accounting Principles").

  Financial data and related measurements for the periods prior to the deconsolidation of MEC (see "SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — Deconsolidation of MEC") are presented on the consolidated statements of income (loss), consolidated statements of cash flows, and consolidated balance sheets in two categories, "Real Estate Business" and "Magna Entertainment Corp.", which correspond to the Company's reporting segments prior to the deconsolidation of MEC. Transactions and balances between the "Real Estate Business" and "Magna Entertainment Corp." segments have not been eliminated in the presentation of each segment's financial data and related measurements. However, the effects of transactions between these two segments, which are further described in note 3, are eliminated in the consolidated results of operations and financial position of the Company for periods prior to the deconsolidation of MEC on the Petition Date.

  Deconsolidation of MEC

  As a result of the MEC Chapter 11 filing at the Petition Date as described in note 2 to the consolidated financial statements, the Company has concluded that, under generally accepted accounting principles ("GAAP"), it ceased to have the ability to exert control over MEC on or about the Petition Date. Accordingly, the Company's investment in MEC has been deconsolidated from the Company's results beginning on the Petition Date.

  Prior to the Petition Date, MEC's results are consolidated with the Company's results, with outside ownership accounted for as a noncontrolling interest. As of the Petition Date, the Company's consolidated balance sheet included MEC's net assets of $84.3 million. As of the Petition Date, the Company's total equity also included accumulated other comprehensive income of $19.8 million and a noncontrolling interest of $18.3 million related to MEC.

  Upon deconsolidation of MEC, the Company recorded a $46.7 million reduction to the carrying values of its investment in, and amounts due from, MEC, which is computed as follows:

Reversal of MEC's net assets	$(84,345)
Reclassification to income of MEC's accumulated other comprehensive income (note 16)	19,850
Reclassification to income of the noncontrolling interest in MEC (note 17)	18,322

(46,173)
Fair value adjustment to loans receivable from MEC	(504)

Deconsolidation adjustment to the carrying values of MID's investment in, and amounts due from, MEC	$(46,677)

  GAAP requires the carrying values of any investment in, and amounts due from, a deconsolidated subsidiary to be adjusted to their fair value at the date of deconsolidation. As a result of the significant

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  uncertainty, at the Petition Date, as to whether MEC shareholders, including MID, would receive any recovery at the conclusion of MEC's Chapter 11 process, the carrying value of MID's equity investment in MEC has been reduced to zero. Although, subject to the uncertainties of MEC's Chapter 11 process, MID management believed at the Petition Date that the claims of MID Islandi s.f. (the "MID Lender") were adequately secured and therefore had no reason to believe that the amount of the MEC loan facilities with the MID Lender was impaired upon deconsolidation of MEC, a reduction in the carrying values of the MEC loan facilities (note 3) was required under GAAP, reflecting the fact that certain of the MEC loan facilities bear interest at a fixed rate of 10.5% per annum, which is not considered to be reflective of the market rate of interest that would have been used had such facilities been established on the Petition Date. The fair value of the loans receivable from MEC was determined at the Petition Date based on the estimated future cash flows of the loans receivable from MEC being discounted to the Petition Date using a discount rate equal to the London Interbank Offered Rate ("LIBOR") plus 12.0%. The discount rate is equal to the interest rate charged to MEC on the secured non-revolving debtor-in-possession financing facility (the "DIP Loan") that was implemented as of the Petition Date, and therefore is considered to approximate a reasonable market interest rate for the MEC loan facilities for this purpose. Accordingly, upon deconsolidation of MEC, the Real Estate Business reduced its carrying values of the MEC loan facilities by $0.5 million (net of derecognizing $1.9 million of unamortized deferred arrangement fees at the Petition Date). As a result, the adjusted aggregate carrying values of the MEC loan facilities at the Petition Date was $2.4 million less than the aggregate face value of the MEC loan facilities. The adjusted carrying values were accreted up to the face value of the MEC loan facilities over the estimated period of time before the loans were expected to be repaid, with such accretion being recognized in "interest and other income from MEC" on the Company's consolidated statements of income (loss).

(b)   Foreign Currency Translation

  The assets and liabilities of the Company's self-sustaining operations having a functional currency other than the U.S. dollar are translated into the Company's U.S. dollar reporting currency using the exchange rate in effect at the year-end and revenues and expenses are translated at the average rate during the year. Unrealized foreign exchange gains or losses on translation of the Company's net investment in these operations ("Investment Translation Gains or Losses") are recognized as a component of "other comprehensive income (loss)" and are included in the "accumulated other comprehensive income" component of shareholders' equity.

  The appropriate amounts of Investment Translation Gains or Losses in the "accumulated other comprehensive income" component of shareholders' equity are released from "other comprehensive income (loss)" and included in the consolidated statements of income (loss) when there is a sale or partial sale of the Company's investment in the self-sustaining operations having a functional currency other than the U.S. dollar, or upon a complete or substantially complete liquidation of the investment.

  Foreign exchange gains and losses on transactions occurring in a currency different from an operation's functional currency are reflected in income, except for gains and losses on foreign exchange forward contracts subject to hedge accounting in accordance with the Company's accounting policy for "Financial Instruments" as described below.

(c)   Financial Instruments

  All financial instruments, including derivative financial instruments, are included on the Company's consolidated balance sheets and measured either at their fair values or, under certain circumstances, at cost or amortized cost. Unrealized gains and losses resulting from changes in fair values are recognized in the consolidated statements of income (loss).

  All of the Company's consolidated financial assets are classified as "held for trading", "held to maturity", "loans and receivables" or "available for sale" and all of the Company's consolidated financial liabilities are classified as "held for trading" or "other financial liabilities". All of the Company's consolidated financial instruments are initially measured at fair value, with subsequent measurements dependent on the classification of each financial instrument.

56    MI Developments Inc.      2009

  "Held for trading" financial assets, which include "cash and cash equivalents" and "restricted cash", are measured at fair value and all gains and losses are included in income in the period in which they arise. "Loans and receivables", which include "accounts receivable", "loans receivable from MEC" and certain "other assets", are recorded at amortized cost. The Company does not currently have any consolidated financial assets classified as "held to maturity" or "available for sale".

  "Other financial liabilities", which include "bank indebtedness", "accounts payable and accrued liabilities", "dividends payable", current and non-current portions of "long-term debt", "senior unsecured debentures, net", "note obligations, net" and certain "other long-term liabilities", are recorded at amortized cost. The Company does not have any consolidated financial liabilities classified as "held for trading".

  The Company's policy for the treatment of financing costs related to the issuance of debt is to present debt instruments on the consolidated balance sheets net of the related financing costs, with the net balance accreting to the face value of the debt over its term.

  The Company may utilize derivative financial instruments from time to time in the management of its foreign currency and interest rate exposures. The Company's policy is not to utilize derivative financial instruments for trading or speculative purposes.

  The Company from time to time uses hedge accounting, as described below, to ensure that counterbalancing gains, losses, revenues and expenses, including the effects of counterbalancing changes in cash flows, are recognized in income in the same period or periods. When hedge accounting is not employed, the Company measures and recognizes the fair value of the hedging instrument on the consolidated balance sheets with changes in such fair value being recognized in the consolidated statements of income (loss) in the periods in which they occur.

  Hedge Accounting

  When hedge accounting is employed, the Company first formally documents all relationships between hedging instruments and hedged items, as well as its risk management objective and strategy for undertaking such hedge transactions. This process includes linking derivative financial hedging instruments to forecasted transactions. The Company also formally assesses, both at the hedge's inception and on an ongoing basis, whether the derivative financial instruments used in hedging transactions are highly effective in offsetting changes in cash flows of hedged items and whether the hedging relationship may be expected to remain highly effective in future periods. Any portion of the change in fair value of the hedging instrument that does not offset changes in the fair value of the hedged item (the ineffectiveness of the hedge) is recorded directly in the consolidated statements of income (loss). When it is determined that a hedging relationship is not, or has ceased to be, highly effective, the use of hedge accounting is discontinued on a prospective basis.

  Unrecognized gains or losses associated with derivative financial instruments that have been terminated or cease to be effective as a hedging instrument prior to maturity are amortized in the consolidated statements of income (loss) over the remaining term of the original hedge. If the hedged item is sold or settled prior to the termination of the related derivative financial instrument, the entire unrecognized gain or loss, and any subsequent gain or loss on such derivative instrument, is recognized in the consolidated statements of income (loss).

  Net cash flows arising from derivative financial instruments used to hedge anticipated foreign currency transactions and interest rate fluctuations are classified in the same manner as the cash flows from the hedged transactions on the consolidated statements of cash flows.

  Foreign Exchange Forward Contracts

  The Company, on occasion, purchases foreign exchange forward contracts to hedge specific anticipated foreign currency transactions. When hedge accounting is employed, the fair value of the hedging instrument is recognized on the consolidated balance sheets. Foreign exchange translation gains and losses, together with any premium or discount, on derivative financial instruments are recognized in

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  "other comprehensive income (loss)" and included in the "accumulated other comprehensive income" component of shareholders' equity until the hedged transaction is included in the consolidated statements of income (loss). At that time, the amount previously included in "accumulated other comprehensive income" is released from "other comprehensive income (loss)" and included in the consolidated statements of income (loss).

  Interest Rate Swaps

  MEC occasionally utilizes interest rate swap contracts to hedge exposure to interest rate fluctuations on its variable rate debt. These swap contracts are accounted for using hedge accounting, with the fair value of the hedging instrument being recognized on the consolidated balance sheets as an asset or liability with the offset being recognized, net of related income taxes and the noncontrolling interest impact, in "accumulated other comprehensive income". To the extent that changes in the fair value of the hedging instrument offset changes in the fair value of the hedged item, they are recorded, net of related income taxes and the noncontrolling interest impact, in "other comprehensive income (loss)" and "accumulated other comprehensive income".

(d)   Cash and Cash Equivalents and Restricted Cash

  Cash and cash equivalents include cash on account, demand deposits and short-term investments with maturities of less than three months at the date of acquisition. Restricted cash of the Real Estate Business represents cash held on behalf of MEC (note 3). Restricted cash of MEC, included in current assets prior to the deconsolidation of MEC at the Petition Date, represents segregated cash accounts held on behalf of others, primarily horse owners, for purses and awards.

(e)   Loans Receivable from MEC

  Loans receivable from MEC are stated at cost net of any deferred arrangement fees and valuation allowance. Deferred arrangement fees are amortized over the term of the related loans.

  Loans receivable from MEC are considered impaired when, based on current information and events, it is possible that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreements. If the Company determines that the loans are impaired, a valuation allowance is established equal to the difference between the carrying amounts of the loans receivable and estimated recoverable value. Estimated recoverable value is based on the present value of the expected future cash flows discounted at the loans' effective interest rate or the fair value of the collateral. The present value of the expected future cash flows is accreted to its recoverable value, with the passage of time, and recognized as interest income from MEC in the consolidated statements of income (loss). Changes in the fair value of the collateral, if any, will be reported as either an increase or decrease to the impairment provision relating to loans receivable from MEC on the consolidated statements of income (loss).

  The valuation allowance is maintained at a level believed adequate by management to absorb estimated probable credit losses. Management's periodic evaluation of the adequacy of the valuation allowance is based on MEC's ability to pay, the estimated value of the underlying collateral and other relevant factors. Accounting estimates related to impairment provision related to loans receivable from MEC are subject to significant measurement uncertainty and are susceptible to change as such estimates require management to make forward-looking assumptions regarding the timing and amount of future cash flows expected to be received or the fair value of the collateral related to the loans receivable from MEC.

  The Company does not accrue interest income on the loans receivable from MEC once it has been determined that the loans are impaired.

(f)    Real Estate Properties

  In all cases below, "cost" represents acquisition and development costs, including direct construction costs, capitalized interest and indirect costs wholly attributable to development.

58    MI Developments Inc.      2009

  Revenue-producing Properties

  The Real Estate Business' revenue-producing properties, MEC's revenue-producing racetrack and gaming properties and MEC's revenue-producing non-racetrack properties are stated at cost less accumulated depreciation, reduced for impairment losses where appropriate.

  Government grants and tax credits received for capital expenditures are reflected as a reduction of the cost of the related asset.

  Depreciation is provided on a straight-line basis over the estimated useful lives of buildings (including buildings under capital leases), which typically range from 20 to 40 years.

  Development Properties

  The Real Estate Business' development properties and MEC's under-utilized racetrack real estate are stated at cost, reduced for impairment losses when appropriate. Properties under development are classified as such until the property is substantially completed and available for occupancy. Depreciation is not recorded for development properties.

  Properties Held for Sale

  Properties held for sale are carried at the lower of (i) cost less accumulated depreciation and (ii) net realizable value. Depreciation ceases once a property is classified as held for sale.

(g)   Fixed Assets

  Fixed assets are recorded at cost less accumulated depreciation. Depreciation is provided on a straight-line basis over the estimated useful lives of the fixed assets, which typically range from 3 to 15 years for machinery and equipment (including machinery and equipment under capital leases), 3 to 5 years for computer hardware and software (which is included in furniture and fixtures) and 5 to 7 years for other furniture and fixtures.

  Government grants and tax credits received for capital expenditures are reflected as a reduction of the cost of the related asset.

(h)   Impairment of Long-lived Assets

  For long-lived assets (including real estate properties and fixed assets) not held for sale, the Company assesses periodically whether there are indicators of impairment. If such indicators are present, the Company completes a net recoverable amount analysis for the long-lived assets by determining whether the carrying value of such assets can be recovered through projected undiscounted cash flows. If the sum of expected future cash flows, undiscounted and without interest charges, is less than net book value, the excess of the net book value over the estimated fair value, based on discounted future cash flows and, if appropriate, appraisals, is charged to operations in the period in which such impairment is determined by management.

  When long-lived assets are classified by the Company as held for sale or discontinued operations, the carrying value is reduced, if necessary, to the estimated net realizable value. "Net realizable value" is determined based on discounted net cash flows of the assets and, if appropriate, appraisals and/or estimated net sales proceeds from pending offers.

  Accounting estimates related to long-lived assets are subject to significant measurement uncertainty and are susceptible to changes as such estimates require management to make forward- looking assumptions regarding cash flows and business operations.

(i)    Racing Licences

  Racing licences, which were acquired through MEC's acquisition of racetracks, represented the value attributed to licences to conduct race meets. Racing licences are intangible assets that meet the

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  definition of indefinite life intangibles and are not subject to amortization but are evaluated for impairment on an annual basis or when impairment indicators are present. Racing licence impairment is assessed based on a comparison of the fair value of each of MEC's individual reporting unit's racing licence to its carrying value. An impairment write-down to fair value occurs if the estimated discounted cash flows from operations, less charges for contributory assets assumed to be owned by third parties, are less than the carrying value of the racing licence.

(j)    Deferred Financing Costs

  The costs of issuing long-term debt are capitalized and amortized over the term of the related debt.

(k)   Lease Accounting and Revenue Recognition

  Real Estate Business

  Where the Company has retained substantially all the benefits and risks of ownership of its rental properties, leases with its tenants are accounted for as operating leases. Where substantially all the benefits and risks of ownership of the Company's rental properties have been transferred to its tenants, the Company's leases are accounted for as direct financing leases. For leases involving land and buildings, if the fair value of the land exceeds 25% of the consolidated fair value of the land and building at the inception of the lease, the Company evaluates the land and building separately in determining the appropriate lease treatment. In such circumstances, the land lease is typically accounted for as an operating lease, and the building is accounted for as either an operating lease or a direct financing lease, as appropriate.

  The Real Estate Business' leases, both with Magna and third-party tenants (the "Leases"), are triple-net leases under which the lessee is responsible for the direct payment of all operating costs related to the properties, including property taxes, insurance, utilities and routine repairs and maintenance. Revenues and operating expenses do not include any amounts related to operating costs paid directly by the lessees.

  The Leases may provide for either scheduled fixed rent increases or periodic rent increases based on increases in a local price index. Where periodic rent increases depend on increases in a local price index, such rent increases are accounted for as contingent rentals and recognized in income in applicable future years. Where scheduled fixed rent increases exist in operating leases, the total scheduled fixed lease payments of the lease are recognized in income evenly on a straight-line basis over the term of the lease. The amount by which the straight-line rental revenue differs from the rents collected in accordance with the lease agreements is recognized in deferred rent receivable.

  Magna Entertainment Corp.

  Racing Revenues

  Racing revenues include pari-mutuel wagering revenues, gaming revenues and non-wagering revenues. MEC records pari-mutuel wagering revenues associated with horseracing on a daily basis. Pari-mutuel wagering revenues are recognized gross of purses, stakes and awards and pari-mutuel wagering taxes. The costs relating to these amounts are included in "purses, awards and other" in the consolidated statements of income (loss).

  Gaming revenues represent the net win earned on slot wagers. Net win is the difference between wagers placed and winning payouts to patrons, and is recorded at the time wagers are made. The costs associated with gaming revenues represent statutory required amounts to be distributed to the state as tax and to the horsemen to supplement purses, and are included in "purses, awards and other" in the consolidated statements of income (loss).

  Non-wagering revenues include totalisator equipment sales and service revenues from AmTote earned in the provision of totalisator services to racetracks, food and beverage sales, program sales, admissions, parking, sponsorship, rental fees and other revenues. Revenues derived principally from totalisator

60    MI Developments Inc.      2009

  equipment sales are recognized upon shipment or acceptance of the equipment by the customer depending on the terms of the underlying contracts. Revenues generated from service contracts in the provision of totalisator services are recognized when earned based on the terms of the service contract. Revenues from food and beverage sales and program sales are recorded at the time of sale. Revenues from admissions and parking are recorded on a daily basis, except for seasonal amounts which are recorded rateably over the racing season. Revenues from sponsorship and rental fees are recorded rateably over the terms of the respective agreements or when the related event occurs. Non-current deferred revenue included in MEC's "other long-term liabilities" prior to the deconsolidation of MEC at the Petition Date primarily represented prepaid rent related to the sublet of one of MEC's racetracks, which was being amortized over the remaining term of the lease.

  Other Revenues

  Revenues from the sale of MEC's residential development units are recognized when title passes to the purchaser and collection is reasonably assured.

(l)    MEC Player Slots Rewards

  Slot patrons that register in the player reward program at one of MEC's slot facilities receive a player card that tracks play and rewards points based on levels of slot play. The points can be redeemed for complimentary food and beverage and select merchandise at the respective racetrack. On a daily basis, MEC records a liability, included in "accounts payable and accrued liabilities" on the consolidated balance sheets prior to the deconsolidation of MEC at the Petition Date, based on the points earned times the expected redemption rate, which is determined using redemption experience, with a corresponding expense in "purses, awards and other" in the consolidated statements of income (loss). The redemption value is based on the actual average cost of the complimentary food and beverage and select merchandise. As a result of the deconsolidation of MEC at the Petition Date, there is no player slot liability recorded at December 31, 2009 on the consolidated balance sheets (December 31, 2008 — $0.5 million). MEC's revenues do not include the retail amount of food, beverage and other items provided free of charge to customers.

(m)  Employee Benefit Plans

  The cost of providing benefits through MEC's defined benefit pension plans (note 19) is actuarially determined and recognized in income using the projected benefit method prorated on service and management's best estimate of expected plan investment performance, salary escalation and retirement ages of employees. Differences arising from plan amendments, changes in assumptions and experience gains and losses are recognized in income over the expected average remaining service life of employees ("EARSL").

(n)   Stock-Based Compensation Plans

  MID and MEC have stock-based compensation plans which are described in note 18. For stock options, compensation expense is based on the fair value of the options at the grant date and is recognized over the period from the grant date to the date the award is vested and its exercisability does not depend on continued service by the option holder. Compensation expense is recognized as general and administrative expenses, with a corresponding amount included in equity as contributed surplus for MID and in noncontrolling interest for MEC. The contributed surplus balance is reduced as MID options are exercised and the amount initially recorded for the options in contributed surplus is credited to Class A Subordinate Voting Shares, along with the proceeds received on exercise. In the event that options are forfeited or cancelled prior to having vested, any previously recognized expense is reversed in the period of forfeiture or cancellation.

  Compensation expense and a corresponding liability are recognized for deferred share units ("DSUs") based on the market value of the underlying shares. During the period in which the DSUs are

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  outstanding, the liability is adjusted for changes in the market value of the underlying stock, with such adjustments being recognized as compensation expense in the periods in which they occur.

(o)   Interests in Joint Ventures

  MEC's interests in joint ventures for which it has the ability to exercise significant influence over operating and financial policies are accounted for using the equity method.

(p)   Income Taxes

  The Company uses the liability method of tax allocation for accounting for income taxes. Under the liability method of tax allocation, future tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. A valuation allowance is provided to the extent that it is more likely than not that future tax assets will not be realized. Management's estimates used in establishing the Company's tax provision are subject to uncertainty. Actual results may be materially different from such estimates.

(q)   Self-insurance

  MEC self-insures for employee medical and dental coverage up to $150 thousand per incident. Self-insurance reserves include known claims and estimates of incurred but not reported claims based on MEC's claim experience. MEC also maintains stop-loss insurance coverage for medical claims that exceed $150 thousand per incident.

(r)    Advertising

  Costs incurred for producing advertising associated with horseracing and slot operations are generally expensed when the advertising program commences. Costs incurred with respect to promotions for specific live race days are expensed on the applicable race day.

(s)   Use of Estimates

  The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenue and expenses during the reporting period. Management believes that the estimates utilized in preparing the consolidated financial statements are reasonable and prudent; however, actual results could differ from those estimates.

(t)    Seasonality

  MEC's racing business is seasonal in nature and racing revenues and operating results for any quarter are not indicative of the racing revenues and operating results for the year. MEC's racing operations have historically operated at a loss in the second half of the year, with the third quarter typically generating the largest operating loss. This seasonality has resulted in large quarterly fluctuations in MEC's revenues and operating results included in the Company's consolidated financial statements prior to the Petition Date.

(u)   Accounting Changes

  Adoption of United States Generally Accepted Accounting Principles

  In April 2008, the Canadian Accounting Standards Board confirmed the transition from Canadian GAAP to International Financial Reporting Standards ("IFRS") for all publicly accountable entities no later than fiscal years commencing on or after January 1, 2011. As a result, in the second half of 2008, management undertook a detailed review of the implications of MID having to report under IFRS and also examined the alternative available to MID of filing its primary financial statements in Canada using U.S. GAAP, as permitted by the Canadian Securities Administrators' National Instrument 52-107, "Acceptable

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  Accounting Principles, Auditing Standards and Reporting Currency", given that MID is a Foreign Private Issuer in the United States.

  In carrying out this evaluation, management considered many factors, including, but not limited to, (i) the changes in accounting policies that would be required and the resulting impact on the Company's reported results and key performance indicators, (ii) the reporting standards expected to be used by many of the Company's industry comparables, (iii) the financial reporting needs of the Company's market participants, including shareholders, lenders, rating agencies and market analysts, and (iv) the current reporting standards in use by, and local reporting needs of, MID's material foreign subsidiaries.

  As a result of this analysis, management recommended and the Board of Directors (the "Board") determined that MID should adopt U.S. GAAP as its primary basis of financial reporting commencing January 1, 2009 on a retrospective basis. All comparative financial information contained in the consolidated financial statements has been revised to reflect the Company's results as if they had been historically reported in accordance with U.S. GAAP (see note 26 for a reconciliation to Canadian GAAP).

  For details of the cumulative impact of adopting U.S. GAAP on the Company's consolidated financial position at December 31, 2009 and 2008 and on the Company's consolidated statements of income (loss) for the years ended December 31, 2009, 2008 and 2007 refer to note 26 to these consolidated financial statements.

  Codification and Hierarchy of U.S. GAAP

  In June 2009, the Financial Accounting Standards Board (the "FASB") issued Accounting Standards Update No. 2009-01, "Generally Accepted Accounting Principles" ("ASU 2009-01"), which establishes the FASB Accounting Standards Codification (the "Codification") as the source of authoritative U.S. GAAP recognized by the FASB to be applied by non-governmental entities. ASU 2009-01 is effective for financial statements issued for interim and annual periods ending after September 15, 2009. The adoption of ASU 2009-01 did not have any impact on the Company's consolidated financial statements.

  Business Combinations

  In December 2007, the FASB issued Statement of Financial Accounting Standards No. 141(R), "Applying the Acquisition Method" ("SFAS 141(R)"), which modifies the accounting for business combinations occurring in fiscal years commencing after December 15, 2008. The most significant changes under SFAS 141(R) are as follows:

  •
  Upon initially obtaining control, an acquirer will recognize 100% of the fair values of acquired assets, including goodwill, and assumed liabilities, with only limited exceptions, even if the acquirer has not acquired 100% of its target.

  •
  Contingent consideration arrangements will be fair valued at the acquisition date and included on that basis in the purchase price consideration.

  •
  Transaction costs are not an element of fair value of the target, so they are not considered part of the fair value of an acquirer's interest. Instead, transaction costs will be expensed as incurred.

  •
  Pre-acquisition contingencies, such as environmental or legal issues, meeting a "more likely than not" threshold will have to be accounted for in purchase accounting at fair value.

  •
  In order to accrue for a restructuring plan in purchase accounting, the requirements in FASB Statement of Financial Accounting Standards No. 146, "Accounting for Costs Associated with Exit or Disposal Activities", would have to be met at the acquisition date.

  •
  Acquired research and development value will be capitalized as an indefinite-lived intangible asset, subjected to impairment accounting throughout the associated development stage and then subject to amortization and impairment accounting after development is completed. Costs incurred to continue these research and development efforts after acquisition will be expensed.

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  The adoption by the Company of SFAS 141(R) effective January 1, 2009 did not have any impact on the Company's consolidated financial statements. Under the Codification, SFAS 141(R) is now codified under Topic 805, "Business Combinations".

  Noncontrolling Interests

  In December 2007, the FASB issued Statement of Financial Accounting Standards No. 160, "Noncontrolling Interests" ("SFAS 160"), which is effective for fiscal years commencing after December 15, 2008 and clarifies the classification of noncontrolling interests (previously referred to as "minority interests") in consolidated balance sheets and the accounting for and reporting of transactions between the reporting entity and holders of such noncontrolling interests. The most significant changes under the new rules are as follows:

  •
  Noncontrolling interests are to be reported as an element of consolidated equity.

  •
  Net income and comprehensive income will encompass the total of such amounts of all consolidated subsidiaries and there will be separate disclosure on the face of the consolidated statements of income (loss) and statements of comprehensive income (loss) of the attribution of such amounts between the controlling and noncontrolling interests.

  •
  Increases and decreases in the noncontrolling ownership interest amount will be accounted for as equity transactions rather than those differences being accounted for using step acquisition and sale accounting, respectively. If an issuance of noncontrolling interests causes the controlling interest to lose control and deconsolidate a subsidiary, that transaction will be accounted for using full gain or loss recognition.

  In accordance with the transition rules of SFAS 160, the Company has adopted SFAS 160 effective January 1, 2009 on a prospective basis, except that the presentation and disclosure requirements are to be applied retrospectively for all periods presented. As a result of the adoption, the Company has reported its noncontrolling interest in MEC as a component of equity in the consolidated balance sheets and the net income (loss) attributable to the noncontrolling interest in MEC has been separately identified in the consolidated statements of income (loss). Under the Codification, SFAS 160 is now codified under Topic 810, "Consolidation".

  Derivative Instruments and Hedging Activities

  In March 2008, the FASB issued Statement of Financial Accounting Standards No. 161, "Disclosures about Derivative Instruments and Hedging Activities — an amendment of FASB Statement No. 133" ("SFAS 161"). SFAS 161 requires enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for and (c) how derivative instruments and related hedged items affect an entity's financial position, financial performance and cash flows. SFAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. SFAS 161 does not require comparative disclosures for earlier periods at initial adoption.

  The Company has adopted SFAS 161 effective January 1, 2009 on a prospective basis. Disclosures regarding the Company's use of, and accounting for, derivative financial instruments were previously made in notes 1 and 21 to the annual consolidated financial statements for the year ended December 31, 2008 and do not differ materially at December 31, 2009, except for the disclosures required by SFAS 161 in note 23 to these consolidated financial statements. Other than these incremental disclosures, the adoption of SFAS 161 did not have any impact on the Company's consolidated financial statements. Under the Codification, SFAS 161 is now codified under Topic 815, "Derivatives and Hedging".

  Useful Life of Intangible Assets

  In April 2008, the FASB issued Staff Position FAS 142-3, "Determination of the Useful Life of Intangible Assets" ("FSP FAS 142-3"), which amends the factors that must be considered in developing renewal or extension assumptions used to determine the useful life over which to amortize the cost of a recognized

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  intangible asset under Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"). FSP FAS 142-3 requires an entity to consider its own assumptions about renewal or extension of the term of the arrangement, consistent with its expected use of the asset, in an attempt to improve the consistency between the useful life of a recognized intangible asset under SFAS 142 and the period of expected cash flows used to measure the asset's fair value under Statement of Financial Accounting Standards No. 141, "Business Combinations" ("SFAS 141"). In current practice, the useful life is often shorter under SFAS 142 than under SFAS 141, as SFAS 142 previously specified that renewals should be considered only if they can be achieved without incurring substantial cost or materiality modifying the arrangement. FSP FAS 142-3 also requires several incremental disclosures for renewable intangible assets.

  FSP FAS 142-3 is effective for financial statements for fiscal years beginning after December 15, 2008. The guidance for determining the useful life of a recognized intangible asset must be applied prospectively to intangible assets acquired after the effective date. Accordingly, adoption of FSP FAS 142-3 did not have any impact on the Company's consolidated financial statements. Under the Codification, FSP FAS 142-3 is now codified under Topic 350, "Intangibles — Goodwill and Other".

  Subsequent Events

  In May 2009, the FASB issued Statement of Financial Accounting Standards No. 165, "Subsequent Events" ("SFAS 165"), which establishes general accounting standards of accounting for and disclosure of subsequent events that occur after the balance sheet date but before the financial statements are issued or available to be issued. SFAS 165 is effective for annual and interim periods ending after June 15, 2009 and is to be applied prospectively. The Company has evaluated subsequent events through the issuance of the consolidated financial statements on March 29, 2010. Under the Codification, SFAS 165 is now codified under Topic 855, "Subsequent Events".

  Fair Value of Liabilities

  In August 2009, the FASB issued Accounting Standards Update No. 2009-05, "Measuring Liabilities at Fair Value" ("ASU 2009-05"), which clarifies how to measure the fair value of liabilities in circumstances when a quoted price in active markets for the identical liability is not available. ASU 2009-05 is effective for the first reporting period (including interim periods) beginning after the issuance of this standard. The adoption by the Company of ASU 2009-05 effective October 1, 2009 did not have any impact on the Company's consolidated financial statements.

2.  PARTICIPATION IN MEC'S BANKRUPTCY AND ASSET SALES

(a)   Chapter 11 Filing and Plan of Reorganization

  On the Petition Date, the Debtors filed voluntary petitions for reorganization under the Bankruptcy Code in the Court and were granted recognition of the Chapter 11 proceedings from the Ontario Superior Court of Justice under section 18.6 of the Companies' Creditors Arrangement Act in Canada.

  MEC filed for Chapter 11 protection in order to implement a comprehensive financial restructuring and conduct an orderly sales process for its assets. Under Chapter 11, the Debtors are operating as "debtors-in-possession" under the jurisdiction of the Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Court. In general, the Debtors are authorized under Chapter 11 to continue to operate as an ongoing business, but may not engage in transactions outside the ordinary course of business without the prior approval of the Court. The filing of the Chapter 11 petitions constituted an event of default under certain of the Debtors' debt obligations, including those with the MID Lender, and those debt obligations became automatically and immediately due and payable. However, subject to certain exceptions under the Bankruptcy Code, the Debtors' Chapter 11 filing automatically enjoined, or stayed, the continuation of any judicial or administrative proceedings or other actions against the Debtors or their property to recover on, collect or secure a claim arising prior to the Petition Date. The Company has not guaranteed any of the Debtors' debt obligations or other

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  commitments. Under the priority scheme established by the Bankruptcy Code, unless creditors agree to different treatment, allowed pre-petition claims and allowed post-petition expenses must be satisfied in full before stockholders are entitled to receive any distribution or retain any property in a Chapter 11 proceeding.

  As of March 29, 2010, the Company's equity investment in MEC consisted of 2,923,302 shares of its Class B Stock and 218,116 shares of its Class A Subordinate Voting Stock ("MEC Class A Stock"), representing approximately 96% of the total voting power of its outstanding stock and approximately 54% of the total equity interest in MEC. MEC Class A Stock was delisted from the Toronto Stock Exchange effective at the close of market on April 1, 2009 and from the Nasdaq Stock Market effective at the opening of business on April 6, 2009. As a result of the MEC Chapter 11 filing, the carrying value of MID's equity investment in MEC has been reduced to zero. Under the Plan, on the later to occur of the effective date of the Plan and the date the shares of Lone Star LP or substantially all the assets of Lone Star LP are sold, all MEC stock will be cancelled and the holders of MEC shares will not be entitled to nor receive or retain any property or interest in property under the Plan, and the stock of the reorganized MEC will be issued and distributed to the administrator retained by the Debtors as of the effective date to administer the Plan.

  On July 21, 2009, the MID Lender was named as a defendant in an action commenced by the Creditors' Committee in connection with the Debtors' Chapter 11 proceedings asserting, among other things, fraudulent transfer and recharacterization or equitable subordination of MID claims. On August 21, 2009, the Creditors' Committee filed an amended complaint to add MID and Mr. Frank Stronach, among others, as defendants, and to include additional claims for relief, specifically a breach of fiduciary duty claim against all defendants, a breach of fiduciary duty claim against MID and the MID Lender, and a claim for aiding and abetting a breach of fiduciary duty claim against all defendants. On August 24, 2009, MID and the MID Lender filed a motion to dismiss the claims against them by the Creditors' Committee. The Court denied the motion on September 22, 2009. On October 16, 2009, MID and the MID Lender filed their answer to the complaint, denying the allegations asserted against them.

  On January 11, 2010, the Company announced that MID, the MID Lender, MEC and the Creditors' Committee had agreed in principle to the terms of a global settlement and release in connection with the action. Under the terms of the settlement, as amended, in exchange for the dismissal of the action with prejudice and a full release of MID, the MID Lender, their affiliates, and all current and former officers and directors of MID and MEC and their respective affiliates, the unsecured creditors of MEC will receive $89.0 million in cash plus up to $1.5 million as a reimbursement for certain expenses incurred in connection with the action. Under the terms of the settlement, MID will receive certain assets of MEC, as described below. The settlement and release is intended to be implemented through the Plan.

  On February 18, 2010, MID announced that MEC had filed the Plan and Disclosure Statement in connection with the MEC Chapter 11 proceedings which provides for, among other things, the assets of MEC remaining after certain asset sales to be transferred to MID, including among other assets, Santa Anita Park, Golden Gate Fields, Gulfstream Park (including MEC's interest in the Village at Gulfstream Park, a joint venture between MEC and Forest City Enterprises, Inc.), AmTote and XpressBet. On March 23, 2010, the Plan was amended to include the transfer of MJC to MID. The Plan is subject to confirmation of the Court.

  In satisfaction of MID's claims relating to the 2007 MEC Bridge Loan, the 2008 MEC Loan, and the MEC Project Financing Facilities (each discussed further in note 3), the Plan provides that MID will receive, in addition to net assets of MEC to be transferred to MID, the following:

  (a)
  upon the sale of Thistledown, MID will receive the first $20.0 million of the proceeds from such sale and the unsecured creditors of MEC will receive any proceeds in excess of such amount; and

  (b)
  upon the sale of Lone Star LP pursuant to an agreement previously filed in the Court, the unsecured creditors of MEC will receive the first $20.0 million of the proceeds, if any, from such sale and MID will receive any proceeds in excess of such amount.

  MID will also have the right to receive the net assets or proceeds from the sale of Portland Meadows, any proceeds from the litigation by MEC against PA Meadows, LLC currently pending in the Court and future

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  payments under the Meadows Holdback Note and certain other remaining assets of MEC to be specified in the Plan.

  Under the Plan, rights of MID and MEC against MEC's directors' and officers' insurers will be preserved with regard to the settlement in order to seek appropriate compensation for the releases of all current and former officers and directors of MID and MEC and their respective affiliates. MID will be entitled to receive any such compensation from MEC's directors' and officers' insurers.

  MID, MEC and the Creditors' Committee, among others, have entered into a Support Agreement dated February 18, 2010 (the "Support Agreement") pursuant to which, among other things, MID and the Creditors' Committee agreed to support the Plan and MEC agreed to use its reasonable best efforts to seek approval of the Disclosure Statement in the Court on or prior to March 31, 2010 and obtain confirmation of the Plan by the Court on or prior to April 30, 2010. The Support Agreement may be terminated if, among other things, the Court denies confirmation of the Plan.

  The risks and uncertainties relating to the Plan and its implementation include, among others:

  •
  there is no certainty whether the Plan and the Disclosure Statement will be confirmed by the Court and whether any modifications of the Plan will be required, or that such modification would not require the resolicitation of votes of claimholders;

  •
  there is no certainty with regard to whether the conditions to the effective date of the Plan will be satisfied, and how long the process contemplated by the Plan and its implementation under the Chapter 11 proceedings will take;

  •
  there is no certainty with regard to how long the process for the marketing and sale of the Debtors' assets that are to be sold to third parties pursuant to the Plan will take; and

  •
  there is no certainty whether or at what prices such assets will be sold or whether any bids by any third party for such assets will materialize or be successful.

  If the conditions precedent to the effective date of the Plan have not occurred or been duly waived, then any approval by the Court of the Plan will be vacated, in which event no distributions would be made under the Plan, the Debtors and all holders of claims and equity interests (including MID) would be restored to the status quo ante as of the day immediately preceding the date that the Court approved the Plan and the Debtors' obligations with respect to claims and equity interests would remain unchanged.

  If the Debtors are not able to successfully implement the Plan under Chapter 11, it is possible that they will be required to shut down all or part of their business and liquidate their assets, which is likely to have an adverse impact on the MID Lender's interests in MEC.

  Although the Company has reduced the carrying value of the loans receivable from MEC by $90.8 million (note 3), there can be no assurance that the Company will not further reduce the carrying value of loans receivable from MEC, either in connection with the implementation of the Plan under Chapter 11 or if the Debtors are not able to successfully implement the Plan.

  The acquisition of MJC by MID will be subject to forebearance terms that will require that the MJC racing operations be brought to a break-even status within three years and that accumulated budgeted losses during that period will not exceed $15.0 million without approval from the Special Committee of the Board. In addition, any future gaming operations at MJC will not be developed other than in combination with an experienced and financially secure gaming co-venturer on terms acceptable to the Special Committee. With respect to the other non-real estate related MEC assets that will be transferred to MID as contemplated by the Plan, MID intends to later announce certain forbearance terms or funding limitations or other restrictions to be approved by the Special Committee with respect to any future investments by MID in, or loans to be made by MID in respect of, such assets.

  For a more detailed discussion of the Plan and the Disclosure Statement, please refer to the "Amended Joint Plan of the Affiliated Debtors, The Official Committee of Unsecured Creditors, MI Developments Inc. and MI Developments US Financing Inc., pursuant to Chapter 11 of the United States Bankruptcy Code" dated March 22, 2010 and the "Disclosure Statement for the Amended Joint Plan of Affiliated Debtors, the

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  Official Committee of Unsecured Creditors, MI Developments Inc. and MI Developments US Financing Inc. pursuant to Chapter 11 of the United States Bankruptcy Code". The complete Plan and Disclosure Statement are available on SEDAR at www.sedar.com.

  In connection with the Debtors' Chapter 11 filing, MID, through the MID Lender is providing MEC the DIP Loan. As amended and restated, the DIP Loan matures on April 30, 2010 and the maximum commitment amount thereunder is $71.4 million, of which $3.5 million is available to be borrowed by MEC as at March 29, 2010. Under the Plan, a portion of the amounts held in escrow by the Debtors reflecting the net proceeds from the sale of the assets of Remington Park will be used to pay and satisfy in full all outstanding DIP Loan obligations.

(b)   MEC Asset Sales

  The Debtors' Chapter 11 filing contemplated the Debtors selling all or substantially all their assets through an auction process and using the proceeds to satisfy claims against the Debtors, including indebtedness owed to the MID Lender. On the Petition Date, MID entered into an agreement with certain of the Debtors and certain non-Debtor affiliates of MEC to purchase such Debtors' and non-Debtors' relevant interests associated with certain specified assets (the "MID Stalking Horse Bid"), subject to Court approval. However, on April 20, 2009, in response to objections raised by a number of parties in the Debtors' Chapter 11 process and with the intent of expediting that process, MID and MEC terminated the MID Stalking Horse Bid.

  On May 11, 2009, the Court approved the bid procedures for the auction of the Debtors' interests associated with the following assets: Santa Anita Park (including the relevant Debtor's joint venture interest in The Shops at Santa Anita); Remington Park; Lone Star LP; Thistledown; Portland Meadows; assets related to StreuFex™ (an environmentally friendly horse bedding product); vacant lands located in Ocala, Florida; and vacant lands located in Dixon, California. On October 28, 2009, the Court approved revised bid procedures for the auction of Santa Anita Park and bid procedures for the auction of the following additional assets: Gulfstream Park (including the adjacent lands and the relevant Debtor's joint venture interest in The Village at Gulfstream Park™); Golden Gate Fields; and MJC (including the Preakness®).

  Since the Petition Date, the Debtors have entered into and completed various asset sales, including assets sold pursuant to orders obtained by the Debtors from the Court in the Chapter 11 cases. The auction process has been suspended pending the confirmation of the Plan, which addresses the disposition of the Debtors' remaining assets.

  On July 31, 2009, the Court approved the Debtors' motion for authorization to sell for 6.5 million euros the assets of one of MEC's non-debtor Austrian subsidiaries, which assets include Magna Racino™ and surrounding lands, to an entity affiliated with Fair Enterprise Limited, a company that forms part of an estate planning vehicle for the family of Frank Stronach, certain members of which are trustees of the Stronach Trust, MID's controlling shareholder. The sale transaction was completed on October 1, 2009 and the net proceeds were used to repay existing indebtedness secured by the assets.

  On August 26, 2009, the Court approved the sale, by an Austrian non-debtor subsidiary of MEC to a third party, of the company that owns and operates the Austrian plant that manufactures Streufex™, for certain contingent future payments. The sale was completed on September 1, 2009.

  On August 26, 2009, the Court approved the Debtors entering into a stalking horse bid to sell Remington Park to Global Gaming RP, LLC for $80.25 million, subject to higher and better offers. Following an auction, no additional offers were received, and on September 15, 2009, the Court approved the sale of Remington Park to Global Gaming RP, LLC. The sale of Remington Park was completed on January 1, 2010. On January 4, 2010, the Debtor paid $27.8 million of the net sale proceeds to the MID Lender as partial repayment of the DIP Loan. The balance of the net sales proceeds of $50.6 million remains restricted in MEC and available for distribution to the MID Lender upon Court approval or confirmation of the Plan.

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  Following an auction, on September 2, 2009, the Court approved the sale of the Ocala lands to a third party at a price of $8.1 million and the sale closed on September 17, 2009. On October 28, 2009, the Debtors paid the net sales proceeds of $7.6 million to the MID Lender as a partial repayment of the DIP Loan.

  Following an auction, on September 15, 2009, the Court approved the sale of Thistledown to a third party for $89.5 million, comprised of $42.0 million of cash to be paid on closing and up to $47.5 million of cash in contingent payments related to video lottery licensing in the State of Ohio. However, on September 21, 2009, the Supreme Court of the State of Ohio ruled that certain legislation relating to video lottery licensing at Ohio racetracks would require a State referendum, which is not expected to occur until November 2010. MEC has indicated that the purchaser has reserved its right to terminate the agreement as a result of the referendum requirement and that MEC and the purchaser are engaged in ongoing discussions about this transaction.

  Following an auction, on October 29, 2009, the Court approved the sale of Lone Star LP to a third party for $62.8 million, comprised of $47.7 million of cash and the assumption by the purchaser of the $15.1 million capital lease for the facility. MEC has indicated that it anticipates that the sale of Lone Star LP will be completed during the second quarter of 2010, subject to regulatory approval.

  Following an auction, on November 18, 2009, the Court approved the sale of the Dixon lands to Ocala Meadows Lands LLC, a company controlled by Frank Stronach, for approximately $3.1 million and the sale closed on November 30, 2009. On November 30, 2009, the Debtors paid the net sales proceeds of $3.0 million to the MID Lender as a partial repayment of the DIP Loan.

  Pursuant to the Plan filed with the Court, the assets of MEC remaining after certain asset sales will be transferred to MID, including among other assets, Santa Anita Park, Golden Gate Fields, Gulfstream Park (including MEC's interest in The Village at Gulfstream Park™, a joint venture between MEC and Forest City Enterprises, Inc.), MJC, AmTote and XpressBet. The Plan is subject to the confirmation of the Court.

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3.  TRANSACTIONS WITH RELATED PARTIES

Mr. Frank Stronach, who serves as the Chairman of the Company, Magna and MEC, and three other members of his family are trustees of the Stronach Trust. The Stronach Trust controls the Company through the right to direct the votes attaching to 66% of the Company's Class B Shares. Magna is controlled by M Unicar Inc. ("M Unicar"), a Canadian holding company whose shareholders consist of the Stronach Trust and certain members of Magna's management. M Unicar indirectly owns Magna Class A Subordinate Voting Shares and Class B Shares representing in aggregate approximately 65% of the total voting power attaching to all Magna's shares. The Stronach Trust indirectly owns the shares carrying the substantial majority of the votes of M Unicar. As the Company, MEC and Magna may be considered to be under the common control of the Stronach Trust, they are considered to be related parties for accounting purposes.

(a)   Loans to MEC

  (i)
  The Real Estate Business' loans receivable from MEC, net consists of the following:
As at December 31,	2009(1)	2008
Real Estate Business
2007 MEC Bridge Loan	$139,166	$125,346
Gulfstream Park Project Financing	185,811	170,955
Remington Park Project Financing	24,789	25,041
2008 MEC Loan	58,394	23,675
DIP Loan	46,378	—

Total loans outstanding from MEC	454,538	345,017
Less: unamortized deferred arrangement fees	(1,334)	(4,118)

Net investment in loans outstanding from MEC	453,204	340,899
Less: valuation allowance	(90,800)	—

Loans receivable from MEC, net	362,404	340,899

Eliminations	—	(340,899)

Consolidated loans receivable from MEC, net	$362,404	$—

(1)
MEC's net assets were deconsolidated from the Company's consolidated balance sheet as of the Petition Date of March 5, 2009 (note 1).

    A summary of the changes in the valuation allowance related to the loans receivable from MEC is as follows:

Years ended December 31,	2009	2008	2007
Balance, beginning of year	$—	$—	$—
Impairment provision	90,800	—	—

Balance, end of year	$90,800	$—	$—

    In connection with developing the Plan (note 2), the Company estimated the values and resulting recoveries of loans receivable from MEC, net of any related obligations, provided to the Company pursuant to the terms of the Plan. In preparing the estimated resulting recoveries, the Company: (i) reviewed certain historical financial information of MEC for recent years and interim periods; (ii) communicated with certain members of senior management of MEC to discuss the assets and operations; (iii) considered certain economic and industry information relevant to MEC's operating businesses; (iv) considered various indications of interest received by the Debtors in connection with the sales marketing efforts conducted by financial advisors of MEC during the Chapter 11 proceeding for certain of MEC's assets; (v) reviewed the analyses of other financial advisors retained

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    by MEC; (vi) relied on certain real estate appraisals prepared by its real estate advisors; and (vii) conducted its own analysis as it deemed appropriate. The Company relied on the accuracy and completeness of financial and other information furnished to it by MEC with respect to the Chapter 11 proceedings.

    As a result of this analysis, the Company estimated that it would be unable to realize on all amounts due in accordance with the contractual terms of the MEC loans. Accordingly, for the year ended December 31, 2009, the Real Estate Business recorded a $90.8 million impairment provision related to the loans receivable from MEC, which represents the excess of the carrying amounts of the loans receivable and the estimated recoverable value. Estimated recoverable value was determined based on the future cash flows from expected proceeds to be received from Court approved sales of MEC's assets, discounted at the loans' effective interest rate, and the fair value of the collateral based on third party appraisals or other valuation techniques, such as discounted cash flows, for those MEC assets to be transferred to the Company under the Plan or for which the Court has yet to approve for sale under the Plan, net of expected administrative, priority and allowed claims to be paid by the Company under the Plan.

    The estimates of values and recoveries involve complex considerations and judgement concerning various factors that could affect the value of MEC's assets. Moreover, the value of MEC's assets is subject to measurement uncertainty and contingencies that are difficult to predict and will fluctuate with changes in factors affecting the financial conditions and prospects of such assets. Because valuation recoveries and estimates are made at a specific point in time and are inherently subject to measurement uncertainty, such estimates could differ from actual results.

  (ii)
  2007 MEC Bridge Loan

    On September 13, 2007, MID announced that the MID Lender had agreed to provide MEC with a bridge loan of up to $80.0 million (subsequently increased to $125.0 million as discussed below) through a non-revolving facility (the "2007 MEC Bridge Loan").

    The 2007 MEC Bridge Loan is secured by certain assets of MEC, including first ranking security over the Thistledown land, second ranking security over Golden Gate Fields and third ranking security over Santa Anita Park. In addition, the 2007 MEC Bridge Loan is guaranteed by certain MEC subsidiaries and MEC has pledged the shares and all other interests MEC has in each of the guarantor subsidiaries (or provided negative pledges where a pledge was not possible due to regulatory constraints or due to a pledge to an existing third-party lender).

    The 2007 MEC Bridge Loan initially had a maturity date of May 31, 2008 and bore interest at a rate per annum equal to LIBOR plus 10.0% prior to December 31, 2007, at which time the interest rate on outstanding and subsequent advances was increased to LIBOR plus 11.0%. On February 29, 2008, the interest rate on outstanding and subsequent advances under the 2007 MEC Bridge Loan was increased by a further 1.0% (set at 12.2% at December 31, 2009 and at 12.5% at December 31, 2008).

    During the year ended December 31, 2008, the maximum commitment under the 2007 MEC Bridge Loan was increased from $80.0 million to $125.0 million, MEC was given the ability to re-borrow $26.0 million that had been repaid during the year ended December 31, 2008 from proceeds of asset sales and MEC was permitted to use up to $3.0 million to fund costs associated with the November 2008 gaming referendum in Maryland. In addition, the maturity date of the 2007 MEC Bridge Loan was extended from May 31, 2008 to March 31, 2009. However, as a result of a reorganization proposal announced in November 2008 not proceeding, such maturity date was accelerated to March 20, 2009. As a result of MEC's Chapter 11 filing on March 5, 2009 (note 1), the 2007 MEC Bridge Loan was not repaid when due. On the Petition Date, the balance outstanding under the 2007 MEC Bridge Loan was $125.6 million. Interest on the 2007 MEC Bridge Loan accrues during the Debtors' Chapter 11 process rather than being paid currently in cash.

    The MID Lender received an arrangement fee of $2.4 million (3% of the commitment) at closing in 2007 and received an additional arrangement fee of $0.8 million on February 29, 2008 (1% of the then current commitment). In connection with the amendments and maturity extensions during the year

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    ended December 31, 2008, the MID Lender received aggregate fees of $7.0 million. The MID Lender also received a commitment fee equal to 1% per annum of the undrawn facility. All fees, expenses and closing costs incurred by the MID Lender in connection with the 2007 MEC Bridge Loan and the changes thereto were paid by MEC.

    At December 31, 2009, $139.2 million (December 31, 2008 — $123.5 million, net of $1.8 million of unamortized deferred arrangement fees) due under the fully drawn 2007 MEC Bridge Loan was included in the Real Estate Business' current portion of "loans receivable from MEC, net" on the Company's consolidated balance sheet. MEC's current portion of "loans payable to MID, net" on the Company's consolidated balance sheet at December 31, 2008 includes an aggregate amount of borrowings and interest payable of $123.3 million, net of $2.0 million of unamortized deferred financing costs.

    Under the Plan, the MID Lender will receive, in addition to certain assets of MEC to be transferred to MID, a portion of the proceeds from the sale of Thistledown and Lone Star LP in satisfaction of the MID Lender's liens and claims relating to the 2007 MEC Bridge Loan, and upon the effective date under the Plan, all liens and security under the 2007 MEC Bridge Loan will be released.

  (iii)
  MEC Project Financings

    The MID Lender has made available separate project financing facilities to GPRA and Remington Park, Inc., the wholly-owned subsidiaries of MEC that own and/or operate Gulfstream Park and Remington Park, respectively, in the amounts of $162.3 million and $34.2 million, respectively, plus costs and capitalized interest in each case as discussed below (together, the "MEC Project Financing Facilities"). The MEC Project Financing Facilities were established with a term of 10 years (except as described below for the two slot machine tranches of the Gulfstream Park project financing facility) from the relevant completion dates for the construction projects at Gulfstream Park and Remington Park, which occurred in February 2006 and November 2005, respectively.

    The Remington Park project financing and the Gulfstream Park project financing contain cross-guarantee, cross-default and cross-collateralization provisions. Prior to the completion of the sale of Remington Park on January 1, 2010 (note 2), the Remington Park project financing was secured by all assets of the borrower (including first ranking security over the Remington Park leasehold interest), excluding licences and permits, and is guaranteed by the MEC subsidiaries that own Gulfstream Park and the Palm Meadows Training Center. The security package also includes second ranking security over the lands owned by Gulfstream Park and second ranking security over the Palm Meadows Training Center and the shares of the owner of the Palm Meadows Training Center (in each case, behind security granted for the Gulfstream Park project financing). In addition, the borrower agreed not to pledge any licences or permits held by it and MEC has agreed not to pledge the shares of the borrower or the owner of Gulfstream Park. The Gulfstream Park project financing is guaranteed by MEC's subsidiaries that own and operate the Palm Meadows Training Center and is secured principally by security over the lands forming part of the operations at Gulfstream Park and the Palm Meadows Training Center and over all other assets of Gulfstream Park and the Palm Meadows Training Center, excluding licences and permits (which cannot be subject to security under applicable legislation). Prior to the completion of the sale of Remington Park on January 1, 2010 (note 2), the Gulfstream Park project financing was also guaranteed by MEC's subsidiary that owned and operated Remington Park and was also secured by security over the leasehold interest forming part of the operations at Remington Park and over all other assets of Remington Park, excluding licenses and permits (which could not be subject to security under applicable legislation).

    In July 2006 and December 2006, the Gulfstream Park project financing facility was amended to increase the amount available from $115.0 million (plus costs and capitalized interest) by adding new tranches of up to $25.8 million (plus costs and capitalized interest) and $21.5 million (plus costs and capitalized interest), respectively. Both tranches were established to fund MEC's design and construction of slot machine facilities located in the existing Gulfstream Park clubhouse building, as well as related capital expenditures and start-up costs, including the acquisition and installation of slot machines. The new tranches of the Gulfstream Park project financing facility both were

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    established with a maturity date of December 31, 2011. Interest under the December 2006 tranche was capitalized until May 1, 2007, at which time monthly blended payments of principal and interest became payable to the MID Lender based on a 25-year amortization period commencing on such date. The July 2006 and December 2006 amendments did not affect the fact that the Gulfstream Park project financing facility continues to be cross-guaranteed, cross-defaulted and cross-collateralized with the Remington Park project financing facility.

    Amounts outstanding under each of the MEC Project Financing Facilities bear interest at a fixed rate of 10.5% per annum, compounded semi-annually and require repayment in monthly blended payments of principal and interest based on a 25-year amortization period under each of the MEC Project Financing Facilities. Since the completion date for Remington Park, there has also been in place a mandatory annual cash flow sweep of not less than 75% of Remington Park's total excess cash flow, after permitted capital expenditures and debt service, which is used to pay capitalized interest on the Remington Park project financing facility plus a portion of the principal under the facility equal to the capitalized interest on the Gulfstream Park project financing facility. For the year ended December 31, 2009, $2.0 million (2008 — $3.4 million; 2007 — $4.0 million) of such payments were made. During the year ended December 31, 2008, Remington Park agreed to purchase 80 Class III slot machines from GPRA with funding from the Remington Park project financing facility. Accordingly, $1.0 million was advanced under the existing Remington Park project financing facility during the year ended December 31, 2008.

    In September 2007, the terms of the Gulfstream Park project financing facility were amended such that: (i) MEC was added as a guarantor under that facility; (ii) the borrower and all of the guarantors agreed to use commercially reasonable efforts to implement the MEC Debt Elimination Plan (note 4), including the sale of specific assets by the time periods listed in the MEC Debt Elimination Plan; and (iii) the borrower became obligated to repay at least $100.0 million under the Gulfstream Park project financing facility on or prior to May 31, 2008.

    During the year ended December 31, 2008, the deadline for repayment of at least $100.0 million under the Gulfstream Park project financing facility was extended from May 31, 2008 to March 31, 2009. However, as a result of a reorganization proposal announced in November 2008 not proceeding, such maturity date was accelerated to March 20, 2009. In connection with the amendments and maturity extensions during the year ended December 31, 2008, the MID Lender received aggregate fees of $3.0 million. As a result of the Debtors' Chapter 11 filing on March 5, 2009 (note 1), the repayment of at least $100.0 million under the Gulfstream Park project financing facility was not made when due.

    On the Petition Date, the balances outstanding under the Gulfstream Park project financing facility and the Remington Park project financing facility were $170.8 million and $22.8 million, respectively. During the Debtors' Chapter 11 process, monthly principal and interest payments, as well as the quarterly excess cash flow sweeps, under the MEC Project Financing Facilities are stayed and interest accrues rather than being paid currently in cash.

    At December 31, 2009, there were balances of $185.8 million and $24.8 million due under the Gulfstream Park project financing facility and the Remington Park project financing facility, respectively. At December 31, 2008, there were balances of $169.5 million (net of $1.5 million of unamortized deferred arrangement fees) and $25.0 million due under the Gulfstream Park project financing facility and the Remington Park project financing facility, respectively. The current portion of the MEC Project Financing Facilities included in the Real Estate Business' "loans receivable from MEC, net" at December 31, 2008 was $100.7 million (net of $1.5 million of unamortized deferred arrangement fees), including the required $100.0 million repayment discussed above. The current portion of the MEC Project Financing Facilities, as reflected in MEC's "loans payable to MID, net" on the Company's consolidated balance sheet at December 31, 2008, is $100.7 million (including $0.4 million in MEC's "discontinued operations" (note 4)), net of unamortized deferred financing costs of $1.5 million. The non-current portion of the MEC Project Financing Facilities, as reflected in MEC's "loans payable to MID, net" on the Company's consolidated balance sheet at December 31,

MI Developments Inc.      2009    73

    2008, is $90.0 million, net of unamortized deferred financing costs of $3.8 million (including $23.6 million, net of $1.0 million of unamortized deferred financing costs, in MEC's "discontinued operations" (note 4)).

    Under the Plan, the MID Lender will receive, in addition to certain assets of MEC to be transferred to MID, a portion of the proceeds from the sale of Thistledown and Lone Star LP in satisfaction of the MID Lender's liens and claims relating to the MEC Project Financing Facilities, and upon the effective date under the Plan, all liens and security under the MEC Project Financing Facilities will be released.

    In connection with the Gulfstream Park project financing facility, MEC has placed into escrow (the "Gulfstream Escrow") with the MID Lender proceeds from an asset sale which occurred in fiscal 2005 and certain additional amounts necessary to ensure that any remaining Gulfstream Park construction costs (including the settlement of liens on the property) can be funded, which escrowed amount has been and will be applied against any such construction costs. At December 31, 2009, the amount held under the Gulfstream Escrow was $0.5 million (December 31, 2008 — $0.9 million). All funds in the Gulfstream Escrow are reflected as the Real Estate Business' "restricted cash" and "due to MEC" on the Company's consolidated balance sheets.

  (iv)
  2008 MEC Loan

    On November 26, 2008, concurrent with the announcement of a reorganization proposal, MID announced that the MID Lender had agreed to provide MEC with the 2008 MEC Loan of up to a maximum commitment, subject to certain conditions being met, of $125.0 million (plus costs and fees). The 2008 MEC Loan bears interest at the rate of LIBOR plus 12.0%, is guaranteed by certain subsidiaries of MEC and is secured by substantially all the assets of MEC (subject to prior encumbrances). The 2008 MEC Loan was made available through two tranches of a non-revolving facility.

    •
    Tranche 1

      Tranche 1 in the amount of up to $50.0 million (plus costs and fees) was made available to MEC solely to fund (i) operations, (ii) payments of principal or interest and other costs under the 2008 MEC Loan and under other loans provided by the MID Lender to MEC, (iii) mandatory payments of interest in connection with other of MEC's existing debt, (iv) maintenance capital expenditures and (v) capital expenditures required pursuant to the terms of certain of MEC's joint venture arrangements with third parties.

      In connection with Tranche 1 of the 2008 MEC Loan, the MID Lender charged an arrangement fee of $1.0 million (2% of the commitment), such amount being capitalized to the outstanding balance of Tranche 1 of the 2008 MEC Loan. The MID Lender was also entitled to a commitment fee equal to 1% per annum of the undrawn facility. All fees, expenses and closing costs incurred by the MID Lender in connection with the 2008 MEC Loan are capitalized to the outstanding balance of Tranche 1 of the 2008 MEC Loan.

      Tranche 1 had an initial maturity date of March 31, 2009 but as a result of the reorganization proposal announced in November 2008 not proceeding, such maturity date was accelerated to March 20, 2009. As a result of the Debtors' Chapter 11 filing on March 5, 2009 (note 1), Tranche 1 of the 2008 MEC Loan was not repaid when due.

    •
    Tranche 2

      Tranche 2 in the amount of up to $75.0 million (plus costs and fees) was to be used by MEC solely to fund (i) up to $45.0 million (plus costs and fees) in connection with the application by MEC's subsidiary Laurel Park for a Maryland slots licence and related matters and (ii) up to $30.0 million (plus costs and fees) in connection with the construction of the temporary slots facility at Laurel Park, following receipt of the Maryland slots licence. In addition to being secured by substantially all the assets of MEC, Tranche 2 of the 2008 MEC Loan was also to be guaranteed by the MJC group of companies and secured by all of such companies' assets.

74    MI Developments Inc.      2009

      In February 2009, MEC's subsidiary, Laurel Park, submitted an application for a Maryland video lottery terminal licence (the "MEC VLT Application") and drew $28.5 million under Tranche 2 of the 2008 MEC Loan in order to place the initial licence fee in escrow pending resolution of certain issues associated with the application. Subsequently, MEC was informed by the Maryland VLT Facility Location Commission that the MEC VLT Application was not accepted for consideration as it had been submitted without payment of the initial licence fee of $28.5 million. Accordingly, MEC repaid $28.5 million to the MID Lender under Tranche 2 of the 2008 MEC Loan.

      In connection with the February 2009 advance under Tranche 2 of the 2008 MEC Loan, the MID Lender charged an arrangement fee of $0.6 million, such amount being capitalized to the outstanding balance of Tranche 2 of the 2008 MEC Loan. The MID Lender was also entitled to a commitment fee equal to 1% per annum of the undrawn amount made available under Tranche 2 of the 2008 MEC Loan. All fees, expenses and closing costs incurred by the MID Lender in connection with Tranche 2 are capitalized to the outstanding balance of Tranche 2 under the 2008 MEC Loan.

      The initial maturity date of Tranche 2 was December 31, 2011, which as a result of the MEC VLT Application not being accepted for consideration, was accelerated in accordance with the terms of the loan to May 13, 2009. As a result of the Debtors' Chapter 11 filing on March 5, 2009 (note 1), there is an automatic stay of any action to collect, assert, or recover on the 2008 MEC Loan.

    On the Petition Date, the balance outstanding under the 2008 MEC Loan was $52.5 million. Interest and fees on the 2008 MEC Loan accrue during the Debtors' Chapter 11 process rather than being paid currently in cash. At December 31, 2009, $58.4 million (December 31, 2008 — $22.9 million, net of $0.8 million of unamortized deferred arrangement fees) due under the 2008 MEC Loan was included in the Real Estate Business' current portion of "loans receivable from MEC, net" on the Company's consolidated balance sheet. MEC's current portion of "loans payable to MID, net" on the Company's consolidated balance sheet at December 31, 2008 includes borrowings of $22.8 million, net of $0.9 million of unamortized deferred financing costs.

    Under the Plan, the MID Lender will receive, in addition to certain assets of MEC to be transferred to MID, a portion of the proceeds from the sale of Thistledown and Lone Star LP in satisfaction of the MID Lender's liens and claims relating to the 2008 MEC Loan, and upon the effective date under the Plan, all liens and security under the 2008 MEC Loan will be released.

  (v)
  DIP Loan

    In connection with the Debtors' Chapter 11 filing (note 1), the MID Lender originally agreed to provide a six-month secured non-revolving DIP Loan to MEC in the amount of up to $62.5 million. The DIP Loan initial tranche of up to $13.4 million was made available to MEC on March 6, 2009 pursuant to approval of the Court and an interim order was subsequently entered by the Court on March 13, 2009.

    On April 3, 2009, MEC requested an adjournment until April 20, 2009 for the Court to consider the motion for a final order relating to the DIP Loan. The Court granted the request and authorized an additional $2.5 million being made available to MEC under the DIP Loan pending the April 20, 2009 hearing.

    On April 20, 2009, the DIP Loan was amended to, among other things, (i) extend the maturity from September 6, 2009 to November 6, 2009 in order to allow for a longer marketing period in connection with MEC's asset sales and (ii) reduce the principal amount available from $62.5 million to $38.4 million, with the reduction attributable to the fact that interest on the pre-petition loan facilities between MEC and the MID Lender will accrue during the Chapter 11 process rather than being paid currently in cash. The final terms of the DIP Loan were presented to the Court on April 20, 2009 and the Court entered a final order authorizing the DIP Loan on the amended terms on April 22, 2009.

    Under the terms of the DIP Loan, MEC is required to pay an arrangement fee of 3% under the DIP Loan (on each tranche as it is made available) and advances bear interest at a rate per annum equal

MI Developments Inc.      2009    75

    to LIBOR plus 12.0% (set at 12.2% at December 31, 2009). MEC is also required to pay a commitment fee equal to 1% per annum on all undrawn amounts.

    The DIP Loan is secured by liens on substantially all assets of MEC and its subsidiaries (subject to prior ranking liens of third parties), as well as a pledge of capital stock of certain guarantors. Under the DIP Loan, MEC may request funds to be advanced on a monthly basis and such funds must be used in accordance with an approved budget. The terms of the DIP Loan contemplate that MEC will sell all or substantially all its assets through an auction process and use the proceeds from the asset sales to repay its creditors, including the MID Lender.

    At December 31, 2009, $45.0 million (net of $1.3 million of unamortized deferred arrangement fees) due under the DIP Loan was included in the current portion of "loans receivable from MEC, net" on the Company's consolidated balance sheet.

    On October 28, 2009, the Court entered a final order authorizing amendments to the DIP Loan, which, among other things, increased the principal amount available thereunder by $26.0 million to up to $64.4 million and extended the maturity date to April 30, 2010. Under the amended DIP Loan, MEC must use its best efforts to market and sell all its assets, including seeking stalking horse bidders, conducting auctions and obtaining sales orders from the Court. If certain assets sale milestones are not satisfied, there will be an event of default and/or additional arrangement fees will be payable by MEC. The other fees and the interest rate payable by MEC to the MID Lender under the amended DIP Loan were unchanged. All advances under the amended DIP Loan must be made in accordance with an approved budget.

    Subsequent to the consolidated balance sheet date, an additional $11.0 million was drawn and $27.8 million was repaid under the DIP Loan. On March 3, 2010, the DIP Loan was further amended and restated, such that an additional $7.0 million was approved by the Court and made available to MEC under the DIP Loan. Accordingly, the maximum commitment thereunder is $71.4 million, of which $3.5 million is available to be borrowed by MEC as at March 29, 2010.

  To the Petition Date, approximately $9.4 million of external third-party costs were incurred in association with these loan facilities between MEC and the MID Lender. Prior to the Petition Date, these costs were recognized as deferred financing costs at the MEC segment level and have been amortized into interest expense (of which a portion has been capitalized in the case of the MEC Project Financing Facilities) over the respective term of each of the loan facilities. Prior to the Petition Date, such costs were charged to "general and administrative" expenses at a consolidated level in the periods in which they were incurred.

  All interest and fees charged by the Real Estate Business prior to the Petition Date relating to the loan facilities, including any capitalization and subsequent amortization thereof by MEC, and any adjustments to MEC's related deferred financing costs, have been eliminated from the Company's consolidated results of operations and financial position.

(b)   Charges and Sales to Magna

  Substantially all rental revenue and income from direct financing leases relate to leases with Magna and its subsidiaries. Included in the Real Estate Business' accounts receivable are amounts due from Magna and its subsidiaries in the amount of $0.5 million (December 31, 2008 — $0.4 million).

  On March 5, 2009, MEC announced that one of its subsidiaries in Austria had entered into an agreement to sell to a subsidiary of Magna approximately 100 acres of real estate located in Oberwaltersdorf, Austria (note 4(b)(iv)) for a purchase price of approximately 4.6 million euros ($6.0 million). The transaction was completed on April 28, 2009.

  In April 2008, MEC completed the sale to a subsidiary of Magna of 225 acres of excess real estate located in Ebreichsdorf, Austria for proceeds of 20.0 million euros ($31.5 million), net of transaction costs (note 4(b)(ii)). MEC recognized a gain in the year ended December 31, 2008 of 11.6 million euros ($18.2 million), net of tax, which was recorded as a contribution of equity in contributed surplus.

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(c)   Magna Lease Terminations

  During the year ended December 31, 2007, the Real Estate Business and Magna entered into discussions to terminate the lease on property in the United Kingdom, retroactive to May 31, 2007, as the Real Estate Business is seeking to redevelop the property for residential purposes. In April 2008, the Real Estate Business paid Magna $2.0 million to terminate the lease, and the termination payment is included in the Real Estate Business' land and improvements in note 5(a) at December 31, 2009 and 2008 on the Company's consolidated balance sheets. The Real Estate Business has not recognized any revenue under the lease of this property since May 31, 2007.

  During the year ended December 31, 2008, the Real Estate Business and Magna also agreed to terminate the lease on a property in Canada. In conjunction with the lease termination, Magna agreed to pay the Company a fee of $3.9 million, which amount was collected in April 2008 and has been recognized by the Real Estate Business in "other gains (losses), net" in the Company's consolidated statement of income (loss) for the year ended December 31, 2008.

(d)   Sale of MEC Real Estate to Joint Venture

  On April 2, 2008, one of MEC's European wholly-owned subsidiaries, Fontana Beteiligungs GmbH ("Fontana"), entered into an agreement to sell real estate with a carrying value of 0.2 million euros ($0.3 million) located in Oberwaltersdorf, Austria to Fontana Immobilien GmbH, an entity in which Fontana had a 50% joint venture equity interest, for 0.8 million euros ($1.2 million). The purchase price was originally payable in instalments according to the sale of apartment units by the joint venture and, in any event, was due no later than April 2, 2009. On August 1, 2008, Fontana sold its 50% joint venture equity interest in Fontana Immobilien GmbH to a related party. The sale price included nominal cash consideration equal to Fontana's initial capital contribution and a future profit participation in Fontana Immobilien GmbH. Fontana and Fontana Immobilien GmbH also agreed to amend the real estate sale agreement such that payment of the purchase price to Fontana was accelerated to, and paid on, August 7, 2008, resulting in a gain in the year ended December 31, 2008 of 0.6 million euros ($0.9 million), which is included in MEC's "other gains (losses), net" in the Company's consolidated statement of income (loss).

(e)   FEL Equity Investment

  The closing of the FEL Equity Investment occurred on October 29, 2007. FEL purchased 444,444 shares of MEC Class A Stock at a price per share of $45.00 (such amounts adjusted to reflect the reverse stock split completed by MEC in 2008 (note 25(h)), with proceeds to MEC of $19.6 million net of $0.4 million of transaction costs. The price per share was set at the greater of (i) 90% of the volume weighted average price per share of MEC Class A Stock on NASDAQ for the five trading days commencing on September 13, 2007 (the date of announcement of the FEL Equity Investment); and (ii) $38.20 (adjusted to reflect the reverse stock split), being 100% of the volume weighted average price per share of MEC Class A Stock on Nasdaq for the five trading days immediately preceding September 13, 2007. The shares of MEC Class A Stock issued pursuant to the subscription agreement were issued and sold in a private transaction exempt from registration under Section 4(2) of the United States Securities Act of 1933, as amended. As a result of the FEL Equity Investment, MID's voting interest and equity stake in MEC were reduced from 96.3% and 58.3%, respectively, to 95.6% and 53.9%, respectively, and the Company recorded a $3.5 million dilution loss in the year ended December 31, 2007, which is included in "other gains (losses), net" in the Company's consolidated statement of income (loss). FEL subsequently disposed of all of its MEC Class A Stock.

(f)    Expansion Costs Reimbursed to Magna

  During the year ended December 31, 2009, the Real Estate Business paid $0.1 million (2008 — $1.8 million; 2007 — $8.2 million) to Magna as reimbursement for expenditures incurred by Magna in relation to expansions of the Real Estate Business' revenue-producing properties.

MI Developments Inc.      2009    77

(g)   MEC Real Estate Acquired by MID

  During the year ended December 31, 2007, MID acquired all of MEC's interests and rights in four real estate properties to be held for future development: a 34 acre parcel in Aurora, Ontario; a 64 acre parcel of excess land adjacent to MEC's racetrack at Laurel Park in Howard County, Maryland; a 157 acre parcel (together with certain development rights) in Palm Beach County, Florida adjacent to MEC's Palm Meadows Training Center; and a 205 acre parcel of land located in Bonsall, California. MID paid cash consideration of approximately Cdn. $12.0 million ($10.1 million), $20.0 million, $35.0 million and $24.0 million, respectively, for these interests and rights. In addition, MID granted MEC a profit participation right in respect of each property, other than the Bonsall property, which entitles MEC to receive additional cash proceeds equal to 15% of the net proceeds from any sale or development of the applicable property after MID achieves a 15% internal rate of return. MEC's rights of additional payments will be assigned to MID pursuant to the Plan.

  The property in Bonsall, California currently houses the San Luis Rey Downs Thoroughbred Training Facility operated by MEC. This property is being held by MID for future development and MID has agreed to lease the property to MEC on a triple-net basis for nominal rent while MID pursues the necessary development entitlements and other approvals. The lease was scheduled to terminate on June 6, 2010, however on November 11, 2009, MEC elected to exercise its option to terminate the agreement by providing MID four months written notice, as stipulated in the agreement. Accordingly, the lease with MEC is scheduled to terminate on April 11, 2010. In the year ended December 31, 2008, $0.1 million of cash consideration previously held back was released to MEC in relation to this property.

  At the Real Estate Business and MEC segment levels, these transactions have been recognized at the exchange amount, resulting in MEC recognizing a gain in the year ended December 31, 2008 of $0.1 million (2007 — $48.8 million), included in MEC's "shareholders' equity" in the Company's consolidated balance sheet. The effects of these transactions are eliminated from the Company's consolidated financial position, except that $1.7 million of costs incurred by the Real Estate Business and MEC in conjunction with these transactions have been included in the consolidated "general and administrative" expenses for the year ended December 31, 2007.

(h)   Hurricane Katrina Relief Effort

  In October 2005, the Real Estate Business purchased 791 acres of land in Simmesport, Louisiana for $2.4 million. In the fourth quarter of 2005, the Real Estate Business committed to donating approximately 50 acres of this land to a not-for-profit organization established to assist Hurricane Katrina redevelopment efforts with charitable funding from Magna and other Canadian sources. In 2007, the Real Estate Business donated substantially all of the land to the same not-for-profit organization. As a result, for the year ended December 31, 2007, $2.0 million of costs, based on the carrying value of the land donated and related transaction costs, have been included in the Real Estate Business' "general and administrative" expenses. The founding members and officers of the not-for-profit organization are officers and employees of MID and Magna.

(i)    MEC's Option to Acquire The Maryland Jockey Club

  On September 24, 2007, MEC exercised its option to acquire the remaining voting and equity interests in MJC, pursuant to an agreement with certain companies controlled by Joseph De Francis, who was a member of MEC's Board of Directors when the option was exercised, and Karin De Francis. Under the terms of the option agreement, MEC paid $18.3 million plus interest on October 5, 2007.

(j)    Charges from Magna

  Magna charges the Real Estate Business for certain administrative and professional services and use of shared facilities. For the year ended December 31, 2009, these charges totalled $1.1 million (2008 — $0.6 million; 2007 — $0.6 million) and are included in the Real Estate Business' "general and administrative" expenses. For the year ended December 31, 2009, the Real Estate Business also incurred $0.1 million (2008 — $0.1 million; 2007 — $0.1 million) of costs for services provided by Magna in relation

78    MI Developments Inc.      2009

  to certain properties held for development, which costs have been capitalized to "real estate properties, net".

  During the period from January 1, 2009 to the Petition Date, MEC incurred $1.0 million (2008 — $3.2 million; 2007 — $3.7 million) of charges from Magna and its subsidiaries for rent of facilities and central shared and other services.

  The Real Estate Business' "accounts payable and accrued liabilities" at December 31, 2009 include amounts due to Magna and its subsidiaries totalling $0.1 million (December 31, 2008 — $0.4 million). As a result of the deconsolidation of MEC at the Petition Date (note 1), at December 31, 2009, there are no amounts due to Magna and its subsidiaries from MEC included in the Company's consolidated financial statements. As at December 31, 2008, $1.4 million due to Magna and its subsidiaries from MEC were included in MEC's "accounts payable and accrued liabilities".

(k)   Legal, Consulting and Other Services

  In December 2009, the Compensation Committee recommended to the Board and the Board subsequently approved a $2.0 million payment to an affiliate of Mr. Frank Stronach, Chairman of the Company, for services rendered on behalf of the Company.

  During the year ended December 31, 2009, the Company incurred $0.3 million (2008 — $0.1 million; 2007 — $14 thousand) of legal services at standard billing rates from a legal firm whose Senior Partner had been a Director of the Company from March 17, 2005 to May 7, 2009.

  Commencing in November 2008, a company affiliated with a Director of the Company (since August 29, 2003) entered into a consulting arrangement with the Company providing for an annual retainer of $96 thousand plus out-of-pocket business expenses. The director ceased to be a Director of the Company on May 7, 2009. During the year ended December 31, 2009, $40 thousand (2008 — $19 thousand) was paid by the Company under such arrangement.

  These legal, consulting and other costs are included in the Real Estate Business' "general and administrative" expenses.

4.  DISCONTINUED OPERATIONS AND ASSETS HELD FOR SALE OF MEC

(a)   Discontinued Operations

  On September 12, 2007, MEC's Board of Directors approved a debt elimination plan (the "MEC Debt Elimination Plan") to generate funds from, among other things, the sale of Great Lakes Downs in Michigan, Thistledown in Ohio, Remington Park in Oklahoma City and MEC's interest in Portland Meadows in Oregon. In September 2007, MEC engaged a U.S. investment bank to assist in soliciting potential purchasers and managing the sale process for certain of these assets. In October 2007, the U.S. investment bank began marketing Thistledown and Remington Park for sale and initiated an active program to locate potential buyers. However, MEC subsequently took over the sales process from the U.S. investment bank and was in discussions with potential buyers of these assets prior to the Petition Date. For additional details on the sales process for Thistledown under the Plan, and the sale of Remington Park, refer to note 2.

  In November 2007, MEC initiated a program to locate a buyer for Portland Meadows and was marketing for sale its interest in this property prior to the Petition Date.

  In March 2008, MEC committed to a plan to sell Magna Racino™. MEC had initiated a program to locate potential buyers and, prior to the Petition Date, was marketing the assets for sale through a real estate agent. For additional details on the sales process for Magna Racino™, refer to note 2.

  On July 16, 2008, MEC completed the sale of Great Lakes Downs in Michigan for cash consideration of $5.0 million.

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  MEC's results of operations, assets and liabilities related to discontinued operations are shown in the following tables:

		(restated — note 1(u))
Years ended December 31,	2009(1)	2008	2007
Revenues	$21,226	$134,085	$130,161
Costs and expenses	19,937	131,464	136,624

	1,289	2,621	(6,463)
Depreciation and amortization	—	605	6,395
Interest expense, net	505	3,463	4,159
Write-down of long-lived assets (note 20)	—	48,295	—

Income (loss) before undernoted	784	(49,742)	(17,017)
Gain on disposition	—	536	—

Income (loss) before income taxes	784	(49,206)	(17,017)
Income tax recovery	—	(9,211)	(376)

MEC's income (loss) from discontinued operations	784	(39,995)	(16,641)
Eliminations (note 3)	443	2,914	3,229

Consolidated income (loss) from MEC's discontinued operations	1,227	(37,081)	(13,412)
Add (deduct) loss (income) attributable to noncontrolling interest	(363)	18,475	7,158

Consolidated income (loss) from MEC's discontinued operations attributable to MID	$864	$(18,606)	$(6,254)

(1)
The results for the year ended December 31, 2009 include the results of MEC up the Petition Date of March 5, 2009 (note 1).

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As at December 31,	2009(1)	(restated — note 1(u)) 2008
ASSETS
Current assets:
Cash and cash equivalents	$—	$10,110
Restricted cash	—	7,043
Accounts receivable	—	5,306
Prepaid expenses and other	—	2,048
Real estate properties, net	—	39,052
Fixed assets, net	—	12,989
Other assets	—	105
Future tax assets	—	17,880

Assets held for sale from MEC's discontinued operations	—	94,533
Eliminations (note 3)	—	(72)

Consolidated assets held for sale from MEC's discontinued operations	$—	$94,461

LIABILITIES
Current liabilities:
Accounts payable and accrued liabilities	$—	$23,318
Income taxes payable	—	597
Long-term debt due within one year (note 11(a))	—	8,367
Loan payable to MID due within one year (note 3(a))	—	403
Deferred revenue	—	746
Loan payable to MID, net (note 3(a))	—	23,614
Other long-term liabilities	—	1,035
Future tax liabilities	—	17,880

MEC's liabilities related to discontinued operations	—	75,960
Eliminations (note 3)	—	(24,017)

Consolidated liabilities related to discontinued operations	$—	$51,943

(1)
MEC's net assets were deconsolidated from the Company's consolidated balance sheet as of the Petition Date of March 5, 2009 (note 1).

(b)   Assets Held for Sale

  (i)
  In November and December 2007, MEC entered into sale agreements for three parcels of excess real estate comprising approximately 825 acres in Porter, New York, subject to the completion of due diligence by the purchasers and customary closing conditions. The sale of one parcel was completed in December 2007 for cash consideration of $0.3 million, net of transaction costs, and the two remaining parcels were sold in January 2008 for total cash consideration of $1.5 million, net of transaction costs. The net proceeds received on closing were used to repay a portion of the 2007 MEC Bridge Loan (note 3).

  (ii)
  On December 21, 2007, MEC entered into an agreement to sell 225 acres of excess real estate located in Ebreichsdorf, Austria to a subsidiary of Magna, a related party, for a purchase price of 20.0 million euros ($31.5 million), net of transaction costs. The closing of the transaction occurred in April 2008. MEC used 7.5 million euros of the net proceeds to repay a portion of a 15.0 million euro term loan facility with a European financial institution (note 11) and the remaining portion of the net proceeds to repay $19.8 million of the 2007 MEC Bridge Loan (note 3).

  (iii)
  On August 9, 2007, MEC announced its intention to sell real estate properties located in Dixon, California and Ocala, Florida. Prior to the Petition Date, MEC was marketing these properties for sale

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    and had listed them with real estate brokers. For additional details on the sales process for the Dixon and Ocala properties, refer to note 2.

  (iv)
  In March 2008, MEC committed to a plan to sell excess real estate in Oberwaltersdorf, Austria. On March 5, 2009, MEC announced that one of its subsidiaries in Austria had entered into an agreement to sell to a subsidiary of Magna approximately 100 acres of real estate, including the excess real estate in Oberwaltersdorf, Austria, for a purchase price of approximately 4.6 million euros ($6.0 million). The transaction was completed on April 28, 2009.

  (v)
  MEC's assets classified as held for sale and corresponding liabilities are shown in the table below.
As at December 31,	2009(1)	(restated — note 1(u)) 2008
ASSETS
Current assets:
Real estate properties, net
Dixon, California (note 20)	$—	$9,077
Ocala, Florida	—	8,407
Oberwaltersdorf, Austria	—	4,248

	$—	$21,732

LIABILITIES
Current liabilities:
Future tax liabilities	$—	$876

(1)
MEC's net assets were deconsolidated from the Company's consolidated balance sheet as of the Petition Date of March 5, 2009 (note 1).

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5.  REAL ESTATE PROPERTIES

(a)
Real estate properties consist of:
As at December 31,	2009	(restated — note 1(u)) 2008
Real Estate Business
Revenue-producing properties
Land	$219,962	$207,454
Buildings, parking lots and roadways — cost	1,418,989	1,334,858
Buildings, parking lots and roadways — accumulated depreciation	(418,922)	(355,360)

	1,220,029	1,186,952

Development properties
Land and improvements	169,816	209,218
Properties under development	—	1,163

	169,816	210,381

Properties held for sale	—	486

	1,389,845	1,397,819

MEC(1)
Revenue-producing racetrack and gaming properties
Land and improvements	—	171,467
Buildings — cost	—	517,012
Assets under capital lease — cost	—	45,648
Buildings — accumulated depreciation	—	(124,748)
Assets under capital lease — accumulated depreciation	—	(13,196)
Construction in progress	—	7,271

	—	603,454

Under-utilized racetrack real estate	—	76,130

Revenue-producing non-racetrack properties
Land and improvements	—	153
Buildings — cost	—	1,972
Buildings — accumulated depreciation	—	(8)

	—	2,117

	—	681,701

Eliminations (note 3)	—	(55,337)

Consolidated	$1,389,845	$2,024,183

(1)
MEC's net assets were deconsolidated from the Company's consolidated balance sheet as of the Petition Date of March 5, 2009 (note 1).

(b)
During the year ended December 31, 2007, the Real Estate Business acquired certain lands included in "development properties" from MEC. Prior to the Petition Date (note 1), the Real Estate Business had recorded the cost of these lands at the exchange amount of the consideration paid (including transaction costs) and the excess of such exchange amount over MEC's carrying values of such properties was eliminated in determining the consolidated carrying values of such properties. Subsequent to the Petition Date, such excess amount of $50.5 million has been netted against the Real Estate Business' carrying values of such properties. The remaining portion of the amount eliminated at December 31, 2008 related

MI Developments Inc.      2009    83

  to interest incurred by MEC on project financing facilities with the MID Lender (note 3) that had been capitalized to MEC's real estate properties.

(c)
As a result of further weakening in the commercial office real estate market in Michigan, in the fourth quarter of 2009, the Real Estate Business recorded a $4.5 million write-down of a revenue-producing commercial office building. The write-down represents the excess of the carrying value of the asset over the estimated fair value. Fair value was determined based on the present value of the estimated future cash flows from the leased property. The write-down reduced the cost of the building and was included in "write-down of long-lived and intangible assets" on the consolidated statements of income (loss).

During the year ended December 31, 2008, one of the Real Estate Business' properties consisting of land and a vacant building was written down by $0.5 million, from $1.0 million to $0.5 million, to reflect its expected net realizable value as a result of the Real Estate Business reclassifying the property from "revenue-producing properties" to "properties held for sale". On August 14, 2009, the Company completed the sale of this property for cash consideration of $0.8 million and realized a gain on disposal of $0.2 million for the year ended December 31, 2009.

(d)
Future minimum rental payments to be received under operating leases in effect at December 31, 2009, substantially all of which are with Magna or its subsidiaries, are shown in the following table. These amounts are determined using foreign exchange rates as at December 31, 2009, only include the contracted fixed rent increases and do not include rents from any renewals on lease expiry.
2010	$176,023
2011	173,012
2012	172,260
2013	164,645
2014	142,535
Thereafter	467,291

$1,295,766

84    MI Developments Inc.      2009

6.  FIXED ASSETS

Fixed assets consist of:

As at December 31,	2009	(restated — note 1(u)) 2008
Real Estate Business
Furniture and fixtures — cost	$1,968	$1,748
Furniture and fixtures — accumulated depreciation	(1,735)	(1,504)

	233	244

MEC(1)
Revenue-producing racetrack and gaming fixed assets:
Cost
Machinery and equipment	—	104,673
Furniture and fixtures	—	67,198
Assets under capital lease — cost	—	1,972

	—	173,843
Accumulated depreciation
Machinery and equipment	—	(58,737)
Furniture and fixtures	—	(42,292)
Assets under capital lease	—	(1,870)

	—	70,944

Other fixed assets:
Furniture, fixtures and equipment — cost	—	512
Furniture, fixtures and equipment — accumulated depreciation	—	(494)

	—	18

	—	70,962

Consolidated	$233	$71,206

(1)
MEC's net assets were deconsolidated from the Company's consolidated balance sheet as of the Petition Date of March 5, 2009 (note 1).

MI Developments Inc.      2009    85

7.  OTHER ASSETS

(a)
Other assets consist of:
As at December 31,	2009	(restated — note 1(u)) 2008
Real Estate Business
Long-term receivables	$554	$558
Deferred leasing costs	1,511	540
Other	—	12

	2,065	1,110

MEC(1)
Equity investments	—	28,717
Deposits	—	2,500
Deferred development costs	—	1,970
Goodwill	—	487
Other	—	416

	—	34,090

Consolidated	$2,065	$35,200

(b)
The following table summarizes MEC's ownership interest percentages in joint ventures:
Years ended December 31,	2009(1)	2008	2007
The Village at Gulfstream Park, LLC	—	50%	50%
Santa Anita Associates, LLC	—	50%	50%
TrackNet Media Group, LLC	—	50%	50%
HRTV, LLC	—	50%	50%
Racing World Limited	—	42%	41% – 42%

  The following tables present the results of operations and assets and liabilities of joint ventures included in the consolidated financial statements using the equity method:

		(restated — note 1(u))
Years ended December 31,	2009(1)	2008	2007
Revenues	$2,630	$7,894	$4,377
Costs and expenses	2,487	13,962	10,722

	143	(6,068)	(6,345)
Depreciation and amortization	15	59	27
Interest expense (income), net	(2)	(28)	31

Income (loss) before income taxes	130	(6,099)	(6,403)
Income tax expense	—	8	13

	$130	$(6,107)	$(6,416)

MEC's share of net income (loss)	$65	$(3,042)	$(3,071)

(1)
The results for the year ended December 31, 2009 include the results of MEC up the Petition Date and MEC's net assets were deconsolidated from the Company's consolidated balance sheet as of the Petition Date of March 5, 2009 (note 1).

86    MI Developments Inc.      2009

As at December 31,	2009(1)	(restated — note 1(u)) 2008
ASSETS
Current assets:
Cash	$—	$2,024
Other current assets	—	1,621

	—	3,645

Restricted cash	—	19,302
Real estate properties, net	—	105,689
Other non-current assets	—	1,412

	—	126,403

	$—	$130,048

LIABILITIES
Current liabilities:
Long-term debt due within one year	$—	$44,250
Other current liabilities	—	19,241

	$—	$63,491

(c)
Racing licenses consisted of:
As at December 31,	2009(1)	2008
MEC
Balance, beginning of year
MJC	$—	$47,795
Lone Star Park	—	34,357
Golden Gate Fields	—	27,716

	—	109,868

Write-down of racing licenses during the year (note 20)
MJC	—	(47,795)
Lone Star Park	—	(34,357)
Golden Gate Fields	—	(27,716)

	—	(109,868)

Balance, end of year	$—	$—

(1)
MEC's net assets were deconsolidated from the Company's consolidated balance sheet as of the Petition Date of March 5, 2009 (note 1).

MI Developments Inc.      2009    87

8.  INCOME TAXES

(a)
The provision for (recovery of) income taxes from continuing operations differs from the expense that would be obtained by applying Canadian statutory rates as a result of the following:
		(restated — note 1(u))
Years ended December 31,
	2009	2008	2007
Real Estate Business
Expected income taxes at Canadian statutory rate of 33% (2008 — 34%; 2007 — 36%)	$4,420	$48,087	$42,466
Foreign rate differentials	(30,942)	(29,128)	(25,103)
Changes in enacted tax rates and legislation	(1,536)	—	(5,378)
Benefit of losses not previously recognized	—	(6,634)	—
Reversal of prior years' provisions for uncertain tax positions	(173)	(6,395)	—
Non-deductible foreign currency translation loss on translation of the net investment in a foreign operation	2,573	—	—
Non-deductible expenses	1,818	4,734	1,906
Valuation allowance on provision relating to loans receivable from MEC	25,245	—	—
Other	273	702	1,814

	1,678	11,366	15,705

MEC(1)
Expected income taxes at Canadian statutory rate of 33% (2008 — 34%; 2007 — 36%)	(20,254)	(87,802)	(35,873)
Foreign rate differentials	45	(1,166)	861
Tax losses not benefited	4,994	60,502	30,060
Impairment of intercompany receivables	—	(16,253)	—
Tax expense on foreign intercompany dividends	—	10,747	2,167
Non-deductible expenses	37	1,688	662
Deconsolidation adjustment to the carrying value of MID's investment in, and amounts due from, MEC	15,237	—	—
Other	—	2,003	(74)

	59	(30,281)	(2,197)

Consolidated	$1,737	$(18,915)	$13,508

(b)
The details of income (loss) from continuing operations before income taxes, by jurisdiction, are as follows:
		(restated — note 1(u))
Years ended December 31,
	2009	2008	2007
Real Estate Business
Canadian	$(8,775)	$14,167	$14,928
Foreign	22,170	129,371	102,640

	13,395	143,538	117,568

MEC(1)
Canadian	—	(967)	(3,433)
Foreign	(61,375)	(261,542)	(99,358)

	(61,375)	(262,509)	(102,791)

Eliminations (note 3)	(107)	(963)	(5,162)

Consolidated	$(48,087)	$(119,934)	$9,615

(1)
The results for the year ended December 31, 2009 include the results of MEC up to the Petition Date of March 5, 2009 (note 1).

88    MI Developments Inc.      2009

(c)
The details of the income tax expense (recovery) from continuing operations are as follows:
		(restated — note 1(u))
Years ended December 31,
	2009	2008	2007
Real Estate Business
Current provision:
Canadian federal taxes	$1,352	$4,701	$2,601
Canadian provincial taxes	996	3,375	1,646
Foreign taxes	10,975	1,915	12,647

	13,323	9,991	16,894

Future provision (recovery):
Canadian federal taxes	(2,901)	161	(2,710)
Canadian provincial taxes	(2,138)	116	413
Foreign taxes	(6,606)	1,098	1,108

	(11,645)	1,375	(1,189)

	1,678	11,366	15,705

MEC(1)
Current provision (recovery):
Canadian federal taxes	—	6	(388)
Canadian provincial taxes	—	(145)	—
Foreign taxes	59	3,056	3,871

	59	2,917	3,483

Future provision (recovery):
Canadian federal taxes	—	(194)	—
Canadian provincial taxes	—	(140)	—
Foreign taxes	—	(32,864)	(5,680)

	—	(33,198)	(5,680)

	59	(30,281)	(2,197)

Consolidated	$1,737	$(18,915)	$13,508

(1)
The results for the year ended December 31, 2009 include the results of MEC up to the Petition Date of March 5, 2009 (note 1).

MI Developments Inc.      2009    89

(d)
A future income tax provision (recovery) from continuing operations has been recognized on temporary differences, which consist of the following:
		(restated — note 1(u))
Years ended December 31,
	2009	2008	2007
Real Estate Business
Reductions in tax value of assets below book value	$(7,498)	$609	$541
Changes in enacted tax rates and legislation	(1,536)	—	(5,378)
Tax losses utilized	1,597	5,988	3,291
Benefit of losses not previously recognized	—	(6,634)	—
Accounting losses benefited	—	477	(1,090)
Impairment provision relating to loans receivable from MEC	(5,577)	—	—
Other	1,369	935	1,447

	(11,645)	1,375	(1,189)

MEC(1)
Tax losses benefited	(2,221)	(50,182)	(16,945)
Changes in valuation allowance	5,664	71,777	8,405
Write-down of long-lived and intangible assets	—	(45,381)	—
Deductibility (non-deductibility) of interest expense	(3,826)	(12,595)	4,249
Other	383	3,183	(1,389)

	—	(33,198)	(5,680)

Consolidated	$(11,645)	$(31,823)	$(6,869)

(e)
Future tax assets of continuing operations consist of the following temporary differences:
As at December 31,		(restated — note 1(u))
	2009	2008
Real Estate Business
Tax benefit of loss carry forwards	$29,835	$1,599
Tax value of assets in excess of book value	9,850	4,033

	39,685	5,632

MEC(1)
Real estate properties' tax value in excess of book value	—	10,959
Other assets' tax value in excess of book value	—	27,775
Tax benefit of loss carry forwards:
Pre-acquisition	—	1,575
Post-acquisition	—	176,451
Other	—	10,929

	—	227,689
Valuation allowance:
Pre-acquisition	—	(1,575)
Post-acquisition	(29,835)	(168,965)

	(29,835)	57,149

Consolidated	$9,850	$62,781

(1)
The results for the year ended December 31, 2009 include the results of MEC up to the Petition Date of March 5, 2009 (note 1).

  A valuation allowance was provided on future tax assets relating to the tax basis of real properties and other assets in excess of book basis and future tax assets for net operating loss, tax credit and other carry forwards.

90    MI Developments Inc.      2009

(f)
Future tax liabilities of continuing operations consist of the following temporary differences:
As at December 31,		(restated — note 1(u))
	2009	2008
Real Estate Business
Book value of assets in excess of tax value	$32,235	$37,828
Other	5,589	3,105

	37,824	40,933

MEC(1)
Book value in excess of tax value:
Real estate properties	—	53,901
Other assets	—	9,332

	—	63,233

Eliminations (note 3)	—	1,331

Consolidated	$37,824	$105,497

(1)
MEC's net assets were deconsolidated from the Company's consolidated balance sheet as of the Petition Date of March 5, 2009 (note 1)

(g)
Net cash payments of income taxes amounted to $11.8 million for the year ended December 31, 2009 (2008 — $14.2 million; 2007 — $10.0 million).

(h)
The Company conducts operations in a number of countries with varying statutory rates of taxation. Judgement is required in the estimation of income taxes, and future income tax assets and liabilities, in each of the Company's operating jurisdictions. This process involves estimating actual current tax exposure, assessing temporary differences that result from the different treatments of items for tax and accounting purposes, assessing whether it is more likely than not that future income tax assets will be realized and, based on all the available evidence, determining if a valuation allowance is required on all or a portion of such future income tax assets. The Company reports a liability for unrecognized tax benefits resulting from uncertain tax positions taken or expected to be taken in a tax return. The Company recognizes interest and penalties, if any, related to unrecognized tax benefits in income tax expense.

(i)
Real Estate Business

    As of December 31, 2009, the Real Estate Business had $8.3 million (December 31, 2008 — $6.5 million) of unrecognized income tax benefits (including $0.7 million (December 31, 2008 — $0.6 million) of related accrued interest and penalties), all of which could ultimately reduce the Real Estate Business' effective tax rate. The Real Estate Business is currently under audit in Canada, Germany and the United Kingdom. Given the stage of completion of the audits, the Real Estate Business is unable to estimate the range of any possible changes to the unrecognized income tax benefit these audits may cause over the next year.

MI Developments Inc.      2009    91

    A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

Years ended December 31,	2009	2008	2007
Unrecognized tax benefits balance, beginning of year	$6,538	$20,661	$16,205
Gross increases for tax positions of prior years	642	519	3,364
Gross decreases for tax positions of prior years	(173)	(13,029)	(3,930)
Gross increases for tax positions of current year	1,112	3,131	3,210
Settlements	—	(2,793)	(278)
Lapse due to statute of limitations	(602)	(535)	—
Foreign currency impact	799	(1,416)	2,090

Unrecognized tax benefits balance, end of year	$8,316	$6,538	$20,661

    $0.6 million of the Real Estate Business' unrecognized tax benefits related to uncertain tax positions that became statute barred during the year ending December 31, 2009.

    For the year ended December 31, 2009, the Real Estate Business recognized no interest and penalties (2008 — $0.2 million; 2007 — $0.6 million) as part of the provision for income taxes in the consolidated statement of income (loss).

  (ii)
  MEC

    As a result of the deconsolidation of MEC on the Petition Date (note 1), as at December 31, 2009, the Company has no unrecognized income tax benefits related to MEC. As of December 31, 2008, MEC had $3.6 million of unrecognized income tax benefits (including $0.2 million of related accrued interest and penalties), $2.3 million of which could ultimately have reduced MEC's effective tax rate. MEC was assessed penalties and interest with respect to its Canadian branch returns for 2001 through 2005 and Canadian non-resident withholding taxes on income from a Canadian payor. MEC has appealed for relief from the interest and penalties and withholding taxes, however, as a result of MEC's Chapter 11 filing, the resolution of the appeal for relief relating to the years 2001 through 2005 is not anticipated to be resolved until the completion of MEC's Chapter 11 process.

    A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	Continuing Operations	Discontinued Operations	Total
Unrecognized tax benefits balance, January 1, 2008	$1,000	$3,329	$4,329
Gross decreases for tax positions of prior years	—	(3,000)	(3,000)
Gross increases for tax positions of current year	2,300	—	2,300
Foreign currency impact	260	(329)	(69)

Unrecognized tax benefits balance, December 31, 2008	3,560	—	3,560
Deconsolidation adjustment to unrecognized tax benefits of MEC	(3,560)	—	(3,560)

Unrecognized tax benefits balance, December 31, 2009	$—	$—	$—

    For the period from January 1, 2009 to the Petition Date, MEC recognized no recovery (2008 — $0.1 million; 2007 — nil) of interest and penalties within the provision for income taxes in the consolidated statements of income (loss).

    MEC is subject to income taxes in many state and local taxing jurisdictions in Canada, the United States and Austria, many of which are still open to tax examinations. Such examinations are not considered to represent a significant financial exposure to MEC.

92    MI Developments Inc.      2009

  As of December 31, 2009, the following tax years remained subject to examination by the major tax jurisdictions:

Major Jurisdictions	Real Estate Business
Canada	2005 through 2009
United States	2006 through 2009
Mexico	2005 through 2009
Austria	2006 through 2009
(i)
At December 31, 2009, the Company had income tax loss carry forwards totalling approximately $4.3 million that expire as follows:
Year of expiry	Real Estate Business
2010 to 2011	$—
2012 to 2020	—
2021 to 2030	—
No expiry	4,257

$4,257

9.  BANK INDEBTEDNESS

Real Estate Business

The Real Estate Business has an unsecured senior revolving credit facility in the amount of $50.0 million that is available by way of U.S. or Canadian dollar loans or letters of credit (the "MID Credit Facility"). During the year ended December 31, 2009, the maturity date of the MID Credit Facility was extended from January 21, 2009 to January 21, 2010. Subsequent to year end, the maturity date was further extended to December 21, 2010, unless further extended with the consent of both parties. Interest on drawn amounts is calculated based on an applicable margin determined by the Real Estate Business' ratio of funded debt to earnings before interest, income tax expense, depreciation and amortization. The Real Estate Business is subject to the lowest applicable margin available, with drawn amounts incurring interest at LIBOR or bankers' acceptance rates, in each case plus 3.50%, or the U.S. base or Canadian prime rate, in each case plus 2.5%. At December 31, 2009 and 2008, the Company had no borrowings under the MID Credit Facility, but had issued letters of credit totalling $0.2 million (December 31, 2008 — $0.2 million).

MEC(1)

MEC's bank indebtedness consists of the following short-term bank loans:

As at December 31,	2009	2008
MEC Credit Facility (a)	$—	$36,491
SAC Credit Facility (b)	—	2,969

	$—	$39,460

(1)
MEC's net assets were deconsolidated from the Company's consolidated balance sheet as of the Petition Date of March 5, 2009 (note 1)

(a)
During the year ended December 31, 2008, the maturity date of the MEC Credit Facility was extended from March 31, 2008 to March 16, 2009. However, as a result of a reorganization proposal announced in November 2008 not proceeding, such maturity date was accelerated to the Petition Date. Borrowings under the MEC Credit Facility were available by way of U.S. dollar loans and letters of credit, each bearing interest at the U.S. base rate plus 5.0% or LIBOR plus 6.0%. Loans under the MEC Credit Facility are

MI Developments Inc.      2009    93

  collateralized by a first charge on the assets of Golden Gate Fields and a second charge on the assets of Santa Anita Park, and are guaranteed by certain of MEC's subsidiaries. At December 31, 2008, MEC had borrowed $36.5 million under the MEC Credit Facility and had issued letters of credit totalling $3.4 million, such that $0.1 million was unused and available. The weighted average interest rate on the borrowings outstanding under the MEC Credit Facility at December 31, 2008 was 7.2%. At December 31, 2008, MEC was not in compliance with a financial covenant contained in the MEC Credit Facility agreement. As a result of MEC's Chapter 11 filing on March 5, 2009 (note 1), no waiver was obtained for this violation nor was the MEC Credit Facility repaid when due.

(b)
MEC's wholly-owned subsidiary, The Santa Anita Companies, Inc. ("SAC"), which owns and operates Santa Anita Park, has a $7.5 million revolving loan under its existing credit facility with a U.S. financial institution, which is scheduled to mature on October 31, 2012 (the "SAC Credit Facility"). The SAC Credit Facility must be fully repaid for a period of 60 consecutive days during each year. The SAC Credit Facility is guaranteed by MEC's wholly-owned subsidiary, LATC, and is collateralized by a first deed of trust on Santa Anita Park and the surrounding real property, an assignment of the lease between LATC and SAC, and a pledge of all of the outstanding capital stock of LATC and SAC. Borrowings under the SAC Credit Facility bear interest at the U.S. prime rate. The weighted average interest rate on the borrowings outstanding under the SAC Credit Facility at December 31, 2008 was 3.3%. At December 31, 2008, MEC was not in compliance with a financial covenant contained in the SAC Credit Facility agreement. As a result of MEC's Chapter 11 filing on March 5, 2009 (note 1), no waiver was obtained for this violation.

10.  ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

Accounts payable and accrued liabilities consist of:

As at December 31,		(restated — note 1(u))
	2009	2008
Real Estate Business
Accounts payable	$1,263	$3,094
Accrued salaries and wages	2,565	902
Accrued interest payable	371	356
Other accrued liabilities	16,977	8,059

	21,176	12,411

MEC(1)
Accounts payable	—	53,180
Accrued salaries and wages	—	8,576
Customer deposits	—	2,617
Joint venture funding obligation	—	9,092
Other accrued liabilities	—	35,595

	—	109,060

Consolidated	$21,176	$121,471

(1)
MEC's net assets were deconsolidated from the Company's consolidated balance sheet as of the Petition Date of March 5, 2009 (note 1).

94    MI Developments Inc.      2009

11.  DEBT AND COMMITMENTS

(a)
Long-term debt from continuing operations consists of:
		(restated — note 1 (u))
As at December 31,
	2009	2008
Real Estate Business
Mortgage, which bore interest at 8.0% per annum and was fully repaid upon its maturity in January 2009.	$—	$3,154
Mortgage bearing interest at 8.1% per annum with a maturity date of January 2011. The mortgage is repayable in equal blended monthly payments of Cdn. $35 thousand and is collateralized by the underlying property.	2,363	2,218

	2,363	5,372

MEC(1)
Term loan facility, bearing interest at LIBOR plus 2.0% per annum (set at 5.5% at December 31, 2008) with a maturity date of October 31, 2012. At December 31, 2008, the term loan was fully drawn and prior to the Petition Date was repayable in monthly principal payments of $375 thousand until maturity. The term loan is guaranteed by LATC and is collateralized by a first deed of trust on Santa Anita Park and the surrounding real property, an assignment of the lease between LATC and SAC, and a pledge of all of the outstanding capital stock of LATC and SAC. The term loan contains cross-default provisions with the MEC Credit Facility (note 9). At December 31, 2008, MEC was not in compliance with a financial covenant contained in this term loan facility agreement. As a result of MEC's Chapter 11 filing on March 5, 2009 (note 1), no waiver was obtained for this violation. Consequently, the amount outstanding under this term loan facility at December 31, 2008 is included in "long-term debt due within one year, net" on the Company's consolidated balance sheet.	—	61,875
Capital lease (imputed interest rate of 8.5%) maturing April 1, 2027, collateralized by buildings and improvements at Lone Star Park at Grand Prairie. The capital lease obligation is repayable in monthly principal and interest payments of $121 thousand until December 31, 2011. Thereafter, principal and interest payments increase by 10% at the end of each five-year period until maturity.	—	15,230

Term loan facility with a maturity date of December 1, 2013, bearing interest at LIBOR plus 2.6% per annum (set at 4.5% at December 31, 2008). Prior to the Petition Date, the term loan was repayable in escalating quarterly principal and interest payments until December 1, 2013, at which time the remaining balance of $2.4 million is due. The loan is collateralized by deeds of trust on land, buildings and improvements and security interests in all other assets of certain affiliates of MJC. At December 31, 2008, MEC was not in compliance with a financial covenant contained in this term loan facility agreement. As a result of MEC's Chapter 11 filing on March 5, 2009 (note 1), no waiver was obtained for this violation. Consequently, the amount outstanding under this term loan facility at December 31, 2008 is included in "long-term debt due within one year, net" on the Company's consolidated balance sheet.	—	5,771

MI Developments Inc.      2009    95

Revolving term loan facility of up to $4.5 million, bearing interest at LIBOR plus 2.6% per annum (set at 4.5% at December 31, 2008). The revolving term loan matures on December 1, 2013, permits the prepayment of the outstanding principal without penalty and is collateralized by deeds of trust on land, buildings and improvements and security interests in all other assets of certain affiliates of MJC. At December 31, 2008, MEC was not in compliance with a financial covenant contained in this term loan facility agreement. As a result of MEC's Chapter 11 filing on March 5, 2009 (note 1), no waiver was obtained for this violation. Consequently, the amount outstanding under this term loan facility at December 31, 2008 is included in "long-term debt due within one year, net" on the Company's consolidated balance sheet.	—	4,066

Term loan facility, bearing interest at 7.7% per annum, with a maturity date of June 7, 2017. On June 7, 2012, the interest rate will be reset to the market rate for a U.S. Treasury security of an equivalent term plus 2.6%. Prior to the Petition Date, the term loan was repayable in escalating quarterly principal and interest payments until maturity and is callable on December 31, 2011. The term loan is collateralized by a deed of trust on land, buildings and improvements and security interests in all other assets of certain affiliates of MJC. At December 31, 2008, MEC was not in compliance with a financial covenant contained in this term loan facility agreement. As a result of MEC's Chapter 11 filing on March 5, 2009 (note 1), no waiver was obtained for this violation. Consequently, the amount outstanding under this term loan facility at December 31, 2008 is included in "long-term debt due within one year, net" on the Company's consolidated balance sheet.	—	2,770
Term loan facility of $4.2 million, which bore interest at LIBOR plus 3.0% per annum (set at 4.7% at December 31, 2008) and was fully repaid in April 2009.	—	2,335
Equipment loan facility of up to $10.0 million to finance up to 80% of eligible capital costs related to AmTote's tote service contracts, which bore interest at LIBOR plus 3.0% per annum (set at 5.5% at December 31, 2008) and was fully repaid in April 2009.	—	2,283
Equipment loans of various subsidiaries with interest rates ranging from 4.9% to 7.0%.	—	120

	—	94,450

Consolidated total debt	2,363	99,822
Less: amount due within one year	(220)	(82,649)

Consolidated long-term debt	$2,143	$17,173

(1)
MEC's net assets were deconsolidated from the Company's consolidated balance sheet as of the Petition Date of March 5, 2009 (note 1).

96    MI Developments Inc.      2009

  Long-term debt from discontinued operations consists of:

As at December 31,	2009	2008
MEC(1)
Term loan facility of 15.0 million euros, which bore interest at the three-month European Interbank Offered Rate ("EURIBOR") plus 2.5% per annum (set at 7.3% at December 31, 2008) and was fully repaid in October 2009.	$—	$8,367

	—	8,367
Less: amount due within one year	—	(8,367)

	$—	$—

  The overall weighted average interest rate on these long-term debt agreements at December 31, 2009 was 8.1% (December 31, 2008 — 5.6%).

(b)
Future principal repayments on long-term debt included in note 11(a) at December 31, 2009 are as follows:
Total
2010	$220
2011	2,143

$2,363

(c)
The Company's net interest expense, including interest expense on bank indebtedness (note 9), the senior unsecured debentures and note obligations (note 12) and MEC's loan facilities with the MID Lender (note 3), is comprised as follows:
		(restated — note 1(u))
Years ended December 31,
	2009	2008	2007
Real Estate Business
Gross interest cost	$14,623	$16,004	$15,890
Less: interest capitalized	(676)	(833)	(458)

Interest expense	13,947	15,171	15,432
Interest income	(412)	(4,976)	(7,367)

Interest expense, net	13,535	10,195	8,065

MEC(1)
Gross interest cost	14,969	73,216	51,375
Less: interest capitalized	—	—	(371)

Interest expense	14,969	73,216	51,004
Interest income	(9)	(616)	(1,748)

Interest expense, net	14,960	72,600	49,256

Eliminations (note 3)	(9,510)	(39,963)	(20,990)

Consolidated	$18,985	$42,832	$36,331

(1)
The results for the year ended December 31, 2009 include the results of MEC up to the Petition Date and MEC's net assets were deconsolidated from the Company's consolidated balance sheet as of the Petition Date of March 5, 2009 (note 1).

Interest capitalized relates to real estate properties under development.

MI Developments Inc.      2009    97

  Gross interest cost consists of the following:

		(restated — note 1(u))
Years ended December 31,
	2009	2008	2007
Real Estate Business
Interest on indebtedness initially incurred for a term of more than one year	$14,602	$15,970	$15,867
Other interest	21	34	23

	14,623	16,004	15,890

MEC(1)
Interest on indebtedness initially incurred for a term of more than one year	8,014	46,168	46,932
Other interest	6,955	27,048	4,443

	14,969	73,216	51,375

Eliminations (note 3)	(9,510)	(39,963)	(21,087)

Consolidated	$20,082	$49,257	$46,178

(1)
The results for the year ended December 31, 2009 include the results of MEC up to the Petition Date of March 5, 2009 (note 1).

  Consolidated interest paid in cash for the year ended December 31, 2009 was $16.2 million (2008 — $44.4 million; 2007 — $49.2 million).

12.  DEBENTURES AND NOTE OBLIGATIONS

(a)   Real Estate Business — Senior Unsecured Debentures

  On December 22, 2004, MID issued Cdn. $265.0 million of 6.05% senior unsecured debentures (the "Debentures") due December 22, 2016, at a price of Cdn. $995.70 per Cdn. $1,000.00 of principal amount. The Debentures rank equally with all of MID's existing and future senior unsecured indebtedness.

  The Debentures are redeemable, in whole or in part, at MID's option at any time and from time to time, at a price equal to accrued and unpaid interest plus the greater of (a) 100% of the principal amount of the Debentures to be redeemed; and (b) the Canada Yield Price. The Canada Yield Price means, in respect of a Debenture, a price equal to the price which, if the Debenture were to be issued at such price on the redemption date, would provide a yield thereon from the redemption date to its maturity date equal to 42.5 basis points above the yield that a non-callable Government of Canada bond, trading at par, would carry if issued on the redemption date with a maturity date of December 22, 2016. At December 31, 2009, all the Debentures remained outstanding.

  Interest on the Debentures is payable in Canadian dollars on a semi-annual basis. The unamortized portion of the $3.1 million of expenses incurred in connection with the issuance of the Debentures is presented as a reduction of the carrying amount on the Company's consolidated balance sheets. These costs, together with the discount in the issue price of the Debentures of Cdn. $1.1 million, are being accreted into the carrying value of the Debentures over the term to maturity with a corresponding charge to interest expense.

98    MI Developments Inc.      2009

(b)   MEC — Convertible Subordinated Notes

  MEC's convertible subordinated notes are presented in the consolidated balance sheets as follows:

		(restated — note 1(u))
As at December 31,	2009(1)	2008
Note obligation due within one year, net	$—	$74,601
Note obligations, net	—	149,015

  In December 2002, MEC issued $75.0 million of 7.25% convertible subordinated notes due December 15, 2009 at par. The unsecured notes have been convertible at any time at the option of the holder into shares of MEC Class A Stock at a conversion price of $170.00 per share (adjusted from $8.50 per share as a result of MEC's reverse stock split — see note 25(h)), subject to adjustment under certain circumstances. From December 21, 2005 (subject to certain restrictions relating to the closing price of MEC Class A Stock until December 15, 2007) to the Petition Date, the notes were redeemable, in whole or in part, at MEC's option. At December 31, 2008, all of the notes remained outstanding.

  In June 2003, MEC issued $150.0 million of 8.55% convertible subordinated notes due June 15, 2010 at par. The unsecured notes have been convertible at any time at the option of the holder into shares of MEC Class A Stock at a conversion price of $141.00 per share (adjusted from $7.05 per share as a result of MEC's reverse stock split — see note 25(h)), subject to adjustment under certain circumstances. From June 2, 2006 to the Petition Date, the notes were redeemable, in whole or in part, at MEC's option, at the principal amount plus accrued and unpaid interest, provided that, in connection with any redemption occurring before June 2, 2008, the closing price of MEC Class A Stock must have exceeded 125% of the conversion price for at least 20 trading days in the 30 consecutive trading day period ending on the trading day prior to mailing of the notice of redemption. At December 31, 2008, all of the notes remained outstanding.

  Prior to the Petition Date, interest on these subordinated notes were payable on a semi-annual basis. At December 31, 2008, the aggregate $1.4 million unamortized portion of the aggregate $7.8 million of expenses incurred in connection with the issuance of MEC's convertible subordinated notes is presented as a reduction of the carrying amount on the Company's consolidated balance sheets. Prior to the deconsolidation of MEC at the Petition Date (note 1), these costs were being accreted into the carrying value of the convertible subordinated notes over the term to maturity with a corresponding charge to interest expense.

13.  OTHER LONG-TERM LIABILITIES

Other long-term liabilities consist of:

		(restated — note 1(u))
As at December 31,	2009	2008
MEC(1)
Financing obligation	$—	$9,039
Fair value of interest rate swaps (note 23(c))	—	3,162
Deferred revenue	—	2,772
Postretirement and pension liabilities (note 19)	—	3,302
Other	—	698

	$—	$18,973

(1)
MEC's net assets were deconsolidated from the Company's consolidated balance sheet as of the Petition Date of March 5, 2009 (note 1).

MI Developments Inc.      2009    99

14.  SHARE CAPITAL

The Company's two classes of outstanding share capital are Class A Subordinate Voting Shares and Class B Shares. On matters presented for shareholder vote, holders of Class A Subordinate Voting Shares are entitled to one vote per share while holders of Class B Shares are entitled to 500 votes per share. The Company's articles provide that holders of Class B Shares are entitled to convert such shares into Class A Subordinate Voting Shares on a one-to-one basis.

The Company's authorized share capital consists of an unlimited number of Class A Subordinate Voting Shares, 706,170 Class B Shares and an unlimited number of Preference Shares issuable in series, all with no par value.

Changes in Class A Subordinate Voting Shares and Class B Shares for the years ended December 31, 2009, 2008 and 2007 are shown in the following table:

	Class A Subordinate Voting Shares		Class B Shares		Total
	Number	Stated Value	Number	Stated Value	Number	Stated Value
Shares issued and outstanding, December 31, 2006	47,782,908	$1,558,990	547,413	$17,866	48,330,321	$1,576,856
Issued on exercise of stock options	38,456	1,303	—	—	38,456	1,303
Shares purchased for cancellation	(1,660,800)	(54,205)	—	—	(1,660,800)	(54,205)

Shares issued and outstanding, December 31, 2009, 2008 and 2007	46,160,564	$1,506,088	547,413	$17,866	46,707,977	$1,523,954

Pursuant to the terms of a normal course issuer bid program for which the Company received approval from the TSX on September 29, 2006, the Company was authorized, from October 4, 2006 to October 3, 2007, to purchase for cancellation, through the facilities of the TSX and the New York Stock Exchange ("NYSE"), up to 3,257,895 Class A Subordinate Voting Shares, being 10% of the Public Float, as such term is defined by the TSX.

Pursuant to the terms of a normal course issuer bid program for which the Company received approval from the TSX on October 2, 2007, the Company was authorized, from October 8, 2007 to October 7, 2008, to purchase for cancellation, through the facilities of the TSX and the NYSE, up to 2,531,354 Class A Subordinate Voting Shares, being 10% of the Public Float.

During the year ended December 31, 2007, the Company purchased an aggregate of 1,660,800 Class A Subordinate Voting Shares for cancellation under these programs for cash consideration of $52.1 million (Cdn. $31.13 per share on a weighted average basis). The Company's historical Canadian carrying value of the shares purchased for cancellation in excess of the purchase price was $24.5 million, which has been credited to "contributed surplus" (note 15). The aggregate amount of the purchase price and the amount credited to "contributed surplus", in excess of the Company's U.S. historical reported carrying value of these shares purchased for cancellation, was $22.4 million, and has been charged to "accumulated other comprehensive income" (note 16).

The price that MID paid for shares purchased pursuant to the bids was the market price at the time of acquisition. No shares were purchased for cancellation in 2009 or 2008.

100    MI Developments Inc.      2009

15.  CONTRIBUTED SURPLUS

Changes in the Company's contributed surplus are shown in the following table:

		(restated — note 1(u))
Years ended December 31,	2009	2008	2007
Contributed surplus, beginning of year	$57,062	$46,608	$21,758
Carrying value of shares purchased for cancellation in excess of purchase price (note 14)	—	—	24,487
Stock-based compensation	1,513	662	608
Gain on related party asset sale	—	9,792	—
Transfer to share capital on exercise of stock options	—	—	(245)

Contributed surplus, end of year	$58,575	$57,062	$46,608

16.  ACCUMULATED OTHER COMPREHENSIVE INCOME

Changes in the Company's accumulated other comprehensive income are shown in the following table:

		(restated — note 1(u))
Years ended December 31,	2009	2008	2007
Accumulated other comprehensive income, beginning of year	$161,827	$251,267	$167,952
Change in fair value of interest rate swaps, net of taxes and noncontrolling interest	92	(582)	(584)
Foreign currency translation adjustment, net of noncontrolling interest (i)	48,315	(88,257)	105,908
Recognition of foreign currency translation loss in net income (loss) (ii)	7,798	—	—
Change in net unrecognized actuarial pension losses, net of noncontrolling interest	—	(601)	345
Reversal of foreign currency translation gain related to shares purchased for cancellation (note 14)	—	—	(22,354)
Reclassification to income upon deconsolidation of MEC (note 1)	(19,850)	—	—

Accumulated other comprehensive income, end of year (iii)	$198,182	$161,827	$251,267

(i)
During the years ended December 31, 2009, 2008 and 2007, the Company reported unrealized foreign currency translation gains and losses related to its self-sustaining operations having functional currencies other than the U.S. dollar. The gain in the years ended December 31, 2009 and 2007 is primarily due to the strengthening of the euro and the Canadian dollar against the U.S. dollar. The loss in the year ended December 31, 2008 is primarily due to the weakening of the euro and the Canadian dollar against the U.S. dollar.

(ii)
Included in the Real Estate Business' "other gains (losses), net" for the year ended December 31, 2009 is a $7.8 million (2008 and 2007 — nil) foreign currency translation loss realized from a capital transaction that gave rise to a reduction in the net investment in a foreign operation, which is considered a substantially complete liquidation of that foreign operation.

MI Developments Inc.      2009    101

(iii)
Accumulated other comprehensive income consists of:
		(restated — note 1(u))
As at December 31,	2009	2008
Foreign currency translation adjustment, net of noncontrolling interest	$198,182	$163,567
Fair value of interest rate swaps, net of taxes and noncontrolling interest	—	(1,012)
Unrecognized pension actuarial losses, net of noncontrolling interest	—	(728)

	$198,182	$161,827

17.  NONCONTROLLING INTEREST

Changes in the noncontrolling interest of MEC are shown in the following table:

		(restated — note 1(u))
Years ended December 31,	2009	2008	2007
Noncontrolling interest, beginning of year	$24,182	$142,037	$164,932
MEC's stock-based compensation	23	151	621
Disgorgement payment received from noncontrolling interest (i)	420	—	—
Comprehensive income (loss):
Net loss attributable to the noncontrolling interest	(6,308)	(125,828)	(49,333)
Other comprehensive income (loss) attributable to the noncontrolling interest
Change in fair value of interest rate swaps, net of taxes	79	(500)	(468)
Foreign currency translation adjustment	(74)	(146)	2,234
Change in net unrecognized actuarial pension losses	—	(533)	240
Gain on related party asset sale	—	8,435	—
MEC's issuance of shares	—	595	23,811
MEC's stock consolidation	—	(29)	—
Reclassification to income upon deconsolidation of MEC (note 1)	(18,322)	—	—

Noncontrolling interest, end of year	$—	$24,182	$142,037

(i)
In January 2009, MEC received notice from an institutional shareholder holding more than 10% of MEC's outstanding shares that such institution had completed various transactions involving MEC Class A Stock which were determined to be in violation of Section 16 of the Securities Exchange Act of 1934 (the "Act"). In efforts to regain compliance with Section 16 of the Act, the institution was required to file reports with the Securities and Exchange Commission of the institution's holdings in, and transactions involving, MEC Class A Stock and determined that, based on transactions completed in 2003 and 2004, a disgorgement payment of $0.4 million, representing "short-swing profits" realized by the institution, was required to be made to MEC. The Company accounted for the cash receipt as an increase to the noncontrolling interest in MEC.

18.  STOCK-BASED COMPENSATION PLANS

(a)   MID

  On August 29, 2003, the Board approved the Incentive Stock Option Plan (the "MID Plan"), which allows for the grant of stock options or stock appreciation rights to directors, officers, employees and consultants. Amendments to the MID Plan were approved by the Company's shareholders at the May 11, 2007 Annual and Special Meeting, and became effective on June 6, 2007. At December 31, 2009, a maximum of 2.61 million MID Class A Subordinate Voting Shares are available to be issued under the MID Plan.

102    MI Developments Inc.      2009

  MID has granted stock options to certain directors and officers to purchase MID's Class A Subordinate Voting Shares. Except for the options granted on November 10, 2009, as described below, such options have generally been granted with 1/5th of the options vesting on the date of grant and the remaining options vesting over a period of four years at a rate of 1/5th on each anniversary of the date of grant. On November 12, 2009, MID granted to the outside directors and to management an aggregate of 455,000 stock options to acquire MID's Class A Subordinate Voting Shares. The options granted vest 50% on the date of grant, 25% on the first anniversary of the date of grant and 25% on the second anniversary of the date of grant. Options expire on the tenth anniversary of the date of grant, subject to earlier cancellation in the events specified in the stock option agreement entered into by MID with each recipient of options. A reconciliation of the changes in stock options outstanding is presented below:

	2009		2008		2007
	Number	Weighted Average Exercise Price (Cdn. $)	Number	Weighted Average Exercise Price (Cdn. $)	Number	Weighted Average Exercise Price (Cdn. $)
Outstanding, beginning of year	494,544	34.83	516,544	35.09	465,000	36.08
Granted	455,000	14.54	—	—	125,000	32.21
Exercised	—	—	—	—	(38,456)	32.19
Cancelled or forfeited	(68,000)	32.97	(22,000)	40.98	(35,000)	41.17

Outstanding, end of year	881,544	24.50	494,544	34.83	516,544	35.09

  The following table provides further detail with respect to options outstanding and exercisable at December 31, 2009:

Options Outstanding			Options Exercisable
Number	Exercise Price (Cdn. $)	Weighted Average Remaining Life in Years	Number	Exercise Price (Cdn. $)	Weighted Average Remaining Life in Years
145,000	31.85	3.7	145,000	31.85	3.7
75,000	32.21	7.7	65,000	32.21	7.7
96,544	35.62	5.0	96,544	35.62	5.0
10,000	39.12	6.1	10,000	39.12	6.1
100,000	41.17	6.8	80,000	41.17	6.8
455,000	14.54	9.9	227,500	14.54	9.9

881,544	24.50	7.7	624,044	27.47	7.0

  The Company estimates the fair value of stock options at the date of grant using the Black-Scholes option valuation model. The Black-Scholes option valuation model was developed for use in estimating the fair value of freely traded options, which are fully transferable and have no vesting restrictions. In addition, this model requires the input of subjective assumptions, including expected dividend yields, future stock price volatility and expected time until exercise. Although the assumptions used reflect management's best estimates, they involve inherent uncertainties based on market conditions outside of the Company's control. Because the Company's outstanding stock options have characteristics that are significantly different from those of traded options, and because changes in any of the assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide

MI Developments Inc.      2009    103

  the only measure of the fair value of the Company's stock options. The weighted average assumptions used in determining the fair value of the MID stock options granted are shown in the table below:

Years ended December 31,	2009	2008	2007
Risk-free interest rate	1.4%	—	4.3%
Expected dividend yield	4.3%	—	1.92%
Expected volatility of MID's Class A Subordinate Voting Shares	56.2%	—	18.9%
Weighted average expected life (years)	4.0	—	4.0
Weighted average fair value per option granted	$3.65	—	$5.51

  At December 31, 2009, the total unrecognized compensation expense related to the outstanding stock options is $0.3 million, which is expected to be recognized as an expense over a period of 1.9 years.

  Effective November 3, 2003, MID established a Non-Employee Director Share-Based Compensation Plan (the "DSP"), which provides for a deferral of up to 100% of each outside director's total annual remuneration from the Company, at specified levels elected by each director, until such director ceases to be a director of the Company. The amounts deferred are reflected by notional DSUs that have a value equal to the market price of the Company's Class A Subordinate Voting Shares at the time that the particular payment(s) to the director is determined. The value of a DSU will appreciate or depreciate with changes in the market price of the Class A Subordinate Voting Shares. The DSP also takes into account any dividends paid on the Class A Subordinate Voting Shares. Effective January 1, 2005, all directors were required to receive at least 50% of their Board and Committee compensation fees (excluding Special Committee fees, effective January 1, 2006) in DSUs. On January 1, 2008, the DSP was amended such that this 50% minimum requirement is only applicable to Board retainer fees. Under the DSP, when a director leaves the Board, the director receives a cash payment at an elected date equal to the value of the accrued DSUs at such date. There is no option under the DSP for directors to receive Class A Subordinate Voting Shares in exchange for DSUs. A reconciliation of the changes in DSUs outstanding is presented below:

Years ended December 31,	2009	2008	2007
Outstanding, beginning of year	80,948	41,452	27,319
Granted	80,472	39,496	14,133
Redeemed	(45,481)	—	—

Outstanding, end of year	115,939	80,948	41,452

  During the year ended December 31, 2009, 45,481 DSUs were redeemed by five former directors, two of which left the Board in 2008 and three of which left the Board in 2009, for aggregate cash payments of $0.4 million.

  During the year ended December 31, 2009, the Real Estate Business recognized net stock-based compensation expense of $2.7 million (2008 — $0.1 million; 2007 — $0.8 million), which includes a $1.2 million expense (2008 — $0.6 million recovery; 2007 — $0.2 million expense) pertaining to DSUs.

(b)   MEC

  MEC's Long-term Incentive Plan (the "MEC Plan"), adopted in 2000 and amended in 2007, allowed for the grant of non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock, bonus stock and performance shares to MEC's directors, officers, employees, consultants, independent contractors and agents prior to the Petition Date. A maximum of approximately 440 thousand shares of MEC Class A Stock were available to be issued under the MEC Plan, of which approximately 390 thousand were available for issuance pursuant to stock options and tandem stock appreciation rights and approximately 50 thousand were available for issuance pursuant to any other type of award under the MEC Plan.

104    MI Developments Inc.      2009

  Under a 2005 incentive compensation program (the "MEC Program"), MEC awarded performance shares of MEC Class A Stock to certain of MEC's officers and key employees. The number of shares of MEC Class A Stock underlying the performance share awards was based either on a percentage of a guaranteed bonus or a percentage of total 2005 compensation divided by the market value of the stock on the date the MEC Program was approved by the Compensation Committee of MEC's Board of Directors. The performance share awards vested over a six or eight month period to December 31, 2005 and were distributed, subject to certain conditions, in two equal instalments. The first distribution date occurred in March 2006 and the second distribution date occurred in March 2007.

  For 2006, MEC continued the MEC Program as described in the preceding paragraph. The program was similar in all respects except that the performance shares granted in 2006 vested over a 12-month period to December 31, 2006 and were distributed, subject to certain conditions, prior to March 31, 2007.

  At December 31, 2006, there were 9,061 vested performance share awards outstanding, of which 8,737 performance share awards were issued during the year ended December 31, 2007 with a stated value of $0.6 million, and 324 performance share awards were forfeited. Accordingly, there were no performance share awards remaining to be issued, nor any related unrecognized compensation expense, subsequent to December 31, 2007. MEC did not continue its performance share award program subsequent to 2006.

  During the period from January 1, 2009 to the Petition Date, MEC issued no shares of MEC Class A Stock (2008 — 21,698 shares with a stated value of $0.2 million; 2007 — 2,048 shares with a stated value of $0.2 million) to MEC's directors in payment of services rendered. As a result, the Company recognized no dilution gain or loss for the period from January 1, 2009 to the Petition Date (2008 — dilution loss of $0.4 million (included in MEC's "other gains (losses), net"; 2007 — nominal gain)).

  Prior to the Petition Date, MEC granted stock options ("MEC Stock Options") to certain directors, officers, key employees and consultants to purchase shares of MEC Class A Stock. All MEC Stock Options gave the grantee the right to purchase MEC Class A Stock at a price no less than the fair market value of such stock at the date of grant. Generally, MEC Stock Options under the MEC Plan vested over a period of two to six years from the date of grant at rates of 1/7th to 1/3rd per year and expire on or before the tenth anniversary of the date of grant, subject to earlier cancellation upon the occurrence of certain events specified in the stock option agreements entered into by MEC with each recipient of MEC Stock Options. A reconciliation of the changes in MEC Stock Options outstanding is presented below:

	2009		2008		2007
	Number	Weighted Average Exercise Price $	Number	Weighted Average Exercise Price $	Number	Weighted Average Exercise Price $
Outstanding, beginning of year	236,950	116.55	247,500	116.40	245,250	121.60
Granted	—	—	—	—	19,500	64.00
Forfeited or expired	—	—	(10,550)	112.35	(17,250)	133.60
Deconsolidation adjustment of MEC (note 1)	(236,950)	116.55	—	—	—	—

Outstanding, end of year	—	—	236,950	116.55	247,500	116.40

  The fair value of MEC Stock Options granted was estimated at the date of grant using the Black-Scholes option valuation model, which requires the use of subjective assumptions and may not necessarily provide the only measure of the fair value of MEC's stock options (as described further in note 18(a)). The

MI Developments Inc.      2009    105

  weighted average assumptions used in determining the fair value of the MEC Stock Options granted is shown in the table below.

Years ended December 31,	2009(1)	2008	2007
Risk-free interest rate	—	—	4.2%
Expected dividend yield	—	—	—
Expected volatility of MEC Class A Stock	—	—	55.9%
Weighted average expected life (years)	—	—	5.0
Weighted average fair value per option granted	—	—	$27.20

  During the period from January 1, 2009 to the Petition Date, MEC recognized total stock-based compensation expense of $23 thousand (2008 — $0.3 million; 2007 — $1.4 million) relating to performance share awards, director compensation and stock options under the MEC Plan.

19.  EMPLOYEE BENEFIT PLANS OF MEC

Employee Defined Benefit Pension Plans

MEC's Santa Anita Park racetrack has a pension plan that consists of a non-contributory defined benefit retirement plan for year-round employees who are at least 21 years of age, have one or more years of service and are not covered by collective bargaining agreements. Plan assets consist of a group of annuity contracts with a life insurance company. Plan benefits are based primarily on years of service and qualifying compensation during the final years of employment. Funding requirements comply with U.S. federal requirements that are imposed by law.

MEC's wholly-owned subsidiary, AmTote, sponsors two pension plans for union employees. Retirement benefits for the pension plans are funded entirely by AmTote. Normal retirement for one of the pension plans is age 65 with at least 30 years of service and normal retirement for the other pension plan is age 65 with at least five years of service. Funding requirements comply with U.S. federal requirements that are imposed by law.

MEC's net periodic pension cost includes the following components:

Years ended December 31,	2009(1)	2008	2007
Service cost	$—	$610	$624
Interest cost on projected benefit obligation	—	995	982
Actual loss (return) on plan assets	—	2,879	(1,144)
Actual return on plan assets in excess (shortfall) of expected return on plan assets	—	(3,892)	24
Settlements	—	263	(27)
Amortization of actuarial losses	—	2	—

Net periodic pension cost	$—	$857	$459

(1)
The results for the year ended December 31, 2009 include the results of MEC up to the Petition Date and MEC's net assets were deconsolidated from the Company's consolidated balance sheet as of the Petition Date of March 5, 2009 (note 1).

106    MI Developments Inc.      2009

The following tables provide a reconciliation of benefit obligation, plan assets and funded status of the plans:

		(restated — note 1(u))
Years ended December 31,	2009(1)	2008	2007
Benefit obligation:
Benefit obligation, beginning of year	$15,361	$18,577	$19,067
Service cost	—	610	624
Interest cost	—	995	982
Benefits paid	—	(648)	(682)
Actuarial gains	—	(2,710)	(939)
Settlements	—	(1,463)	(475)
Reclassification to income upon deconsolidation of MEC (note 1)	(15,361)	—	—

Benefit obligation, end of year	—	15,361	18,577

Plan assets:
Fair value of plan assets, beginning of year	12,282	16,857	16,353
Actual return (loss) on plan assets	—	(2,879)	1,144
Company contributions	—	615	517
Benefits paid	—	(648)	(682)
Settlements	—	(1,663)	(475)
Reclassification to income upon deconsolidation of MEC (note 1)	(12,282)	—	—

Fair value of plan assets, end of year	—	12,282	16,857

Net pension liability	$—	$(3,079)	$(1,720)

Accumulated benefit obligation	$—	$15,118	$16,446

(1)
The results for the year ended December 31, 2009 include the results of MEC up to the Petition Date and MEC's net assets were deconsolidated from the Company's consolidated balance sheet as of the Petition Date of March 5, 2009 (note 1).

As a result of the deconsolidation of MEC at the Petition Date (note 1), at December 31, 2009, there is no net pension liability included on the Company's consolidated balance sheet and at December 31, 2008, the net pension liability is included in MEC's "other long-term liabilities" on the Company's consolidated balance sheet.

Assumptions used in determining the unfunded status of MEC's defined benefit pension plans are as follows:

	2009(1)	2008	2007
Weighted average discount rate	—	6.5%	5.5% – 6.5%
Weighted average rate of increase in compensation levels	—	2.0%	4.0%
Expected long-term rate of return on plan assets	—	6.0% – 8.0%	6.5% – 8.5%

The expected long-term rate of return on plan assets was determined by considering the plans' current investment mix and the historical and expected future performance of such investment categories.

The actuarial valuation date, measurement date and related assumptions for the funded status of MEC's defined benefit pension plans were as of December 31.

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The asset allocation for MEC's defined benefit pension plans is as follows:

As at December 31,	2009(1)	2008
Debt securities	—	64%
Equity securities	—	35%
Real estate	—	1%

(1)
MEC's net assets were deconsolidated from the Company's consolidated balance sheet as of the Petition Date of March 5, 2009 (note 1).

Postretirement Benefit Plan of MEC

MEC's wholly-owned subsidiary, AmTote, also sponsors a postretirement group medical plan for Tier 1 union employees who retire after the age of 53 with at least 13 years of service. The coverage terminates at age 65. For union plan participants who retired prior to September 1, 1994, coverage is fully provided by AmTote, whereas union plan participants retiring subsequent to September 1, 1994 are required to make certain contributions to obtain coverage. For Tier 1 employees retiring between April 15, 2004 and June 30, 2006, the coverage was replaced by employer contributions towards the cost of private insurance. For Tier 1 employees retiring after June 30, 2006, postretirement group medical coverage is not available.

As a result of the deconsolidation of MEC at the Petition Date (note 1), MEC's net periodic benefit cost for the period from January 1, 2009 to the Petition Date was nil (2008 — recovery of $19 thousand; 2007 — cost of $27 thousand). At December 31, 2009, there is no benefit obligation and accumulated benefit obligation (December 31, 2008 — $223 thousand) and no fair value of plan assets (December 31, 2008 — nil) included in the Company's consolidated balance sheet. Accordingly, at December 31, 2009, there is no net pension liability included on the Company's consolidated balance sheet and at December 31, 2008, $223 thousand is included in MEC's "other long-term liabilities" on the Company's consolidated balance sheet.

Other Employee Benefit Plans of MEC

MEC also participates in several multi-employer benefit plans on behalf of its employees who are union members. MEC's contributions to these plans were $0.8 million for the period from January 1, 2009 to the Petition Date (2008 — $5.1 million; 2007 — $5.1 million). The data available from administrators of the multi-employer pension plans is not sufficient to determine the accumulated benefit obligations, nor the net assets attributable to the multi-employer plans in which MEC employees participate. Therefore, the contributions are expensed as paid under defined contribution accounting.

MEC offers various 401(k) plans (the "MEC 401(k) Plans") to provide retirement benefits for employees. All MEC employees who meet certain eligibility requirements are able to participate in the MEC 401(k) Plans. Discretionary matching contributions are determined each year by MEC. MEC contributed $0.3 million to the MEC 401(k) Plans for the period from January 1, 2009 to the Petition Date (2008 — $1.3 million; 2007 — $1.2 million).

Expected Contributions and Future Benefit Payments

As a result of the deconsolidation of MEC at the Petition Date (note 1), there are no expected contributions and future benefit payments of MEC's defined benefit pension plans and postretirement plan.

108    MI Developments Inc.      2009

20.  WRITE-DOWN OF MEC'S LONG-LIVED AND INTANGIBLE ASSETS

Write-downs relating to MEC's long-lived and intangible assets have been recognized as follows:

Years ended December 31,	2009(1)	2008	2007
Continuing operations and assets held for sale
The Maryland Jockey Club(i)	$—	$49,795	$—
Lone Star Park(i)	—	34,357	—
Golden Gate Fields(i)	—	30,475	—
The Meadows(i)	—	1,059	—
Dixon, California(ii)	—	10,092	—
Porter, New York(iii)	—	—	1,308

	—	125,778	1,308

Discontinued operations
Magna Racino™(iv)	—	41,063	—
Portland Meadows(v)	—	7,232	—

	—	48,295	—

	$—	$174,073	$1,308

(1)
The results for the year ended December 31, 2009 include the results of MEC up to the Petition Date of March 5, 2009 (note 1).

(i)
During the year ended December 31, 2008, MJC, Lone Star Park, Golden Gate Fields and The Meadows experienced lower average daily attendance and decreased wagering activity compared to previous years. In addition, the 2009 business plans for these operations reflected reductions in estimated future cash flows based on lower expectations for growth and profitability resulting primarily from the significant downturn in the economy. Based on these impairment indicators, the long-lived and intangible assets of MJC, Lone Star Park, Golden Gate Fields and The Meadows were tested for recoverability. An expected present value approach of estimated future cash flows was used to determine the fair value of the long-lived and intangible assets. Based on this analysis, impairment charges were required in the year ended December 31, 2008 relating to (a) the entire amount of $47.8 million of MJC's racing licence, (b) the entire amount of $34.4 million of Lone Star Park's racing licence, (c) the entire amount of $27.7 million of Golden Gate Fields' racing licence and (d) $1.1 million of fixed assets used in the operation of The Meadows. In addition, impairment charges of $2.0 million at MJC and $2.8 million at Golden Gate Fields were required during the year ended December 31, 2008, relating to development projects that were determined unlikely to have any future benefit.

(ii)
As a result of significant weakness in the Northern California real estate market and the U.S. financial market, MEC recorded an impairment charge of $10.1 million related to the Dixon, California real estate property (note 4(b)(iii)) in the year ended December 31, 2008, which represented the excess of the carrying value of the asset over the estimated net realizable value.

(iii)
In connection with the sales plan relating to the real estate in Porter, New York (note 4(b)(i)), MEC recognized an impairment charge of $1.3 million for the year ended December 31, 2007, which represented the excess of the carrying value over the estimated net realizable value of these properties.

(iv)
As a result of the classification of Magna Racino™ as discontinued operations in 2008 (note 4(a)), an evaluation of whether the carrying value of the assets exceeds their estimated net realizable value is made at each reporting period. As a result, MEC recorded an impairment charge, included in discontinued operations, of $41.1 million during the year ended December 31, 2008, which represented the excess of the carrying value of the assets over the estimated net realizable value.

(v)
In June 2003, the Oregon Racing Commission (the "ORC") adopted regulations that permitted wagering through instant racing terminals as a form of pari-mutuel wagering at Portland Meadows (the "Instant Racing Rules"). In September 2006, the ORC granted a request by Portland Meadows to offer instant

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  racing under its 2006-2007 race meet licence. In June 2007, the ORC, acting under the advice of the Oregon Attorney General, temporarily suspended and began proceedings to repeal the Instant Racing Rules. In September 2007, the ORC denied a request by Portland Meadows to offer instant racing under its 2007-2008 race meet licence. In response to this denial, MEC requested the holding of a contested case hearing, which took place in January 2008. On February 27, 2008, the Office of Administrative Hearings released a proposed order in MEC's favour, approving instant racing as a legal form of wager at Portland Meadows. However, on April 25, 2008, the ORC issued an order rejecting that recommendation. Based primarily on the ORC's order to reject the Office of Administrative Hearings' recommendation, MEC recorded an impairment charge of $3.1 million in the year ended December 31, 2008 related to the instant racing terminals and build-out of the instant racing facility. In addition, as a result of the classification of Portland Meadows as discontinued operations (note 4(a)), an evaluation of whether the carrying value of the assets exceeds their estimated net realizable value is made at each reporting period. As a result, MEC recorded a further impairment charge of $4.1 million during the year ended December 31, 2008 to reflect a decline in the estimated net realizable value of the assets. These aggregate impairment charges of $7.2 million are included in discontinued operations.

21.  EARNINGS (LOSS) PER SHARE

Basic and diluted earnings (loss) per share are computed as follows:

		(restated — note 1(u))
Years ended December 31,	2009	2008	2007
Income (loss) from continuing operations	$(43,153)	$6,334	$38,282
Income (loss) from discontinued operations	864	(18,606)	(6,254)

Net income (loss) attributable to MID	$(42,289)	$(12,272)	$32,028

Weighted average number of Class A Subordinate Voting and Class B Shares outstanding (thousands)	46,708	46,708	48,073
Stock options (thousands)	—	—	10

	46,708	46,708	48,083

Basic and diluted earnings (loss) per Class A Subordinate Voting or Class B Share
— from continuing operations	$(0.93)	$0.14	$0.80
— from discontinued operations	0.02	(0.40)	(0.13)

	$(0.91)	$(0.26)	$0.67

The computation of diluted earnings (loss) per share for the year ended December 31, 2009 excludes the effect of the potential exercise of 494,544 (2008 — 516,544; 2007 — 361,544) options to acquire Class A Subordinate Voting Shares of the Company because the effect would be anti-dilutive.

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22.  DETAILS OF CASH FROM OPERATING ACTIVITIES

(a)
Items not involving current cash flows are as follows:
		(restated — note 1(u))
Years ended December 31,	2009	2008	2007
Real Estate Business
Straight-line rent adjustment	$760	$75	$397
Interest and other income from MEC	(43,419)	(9,034)	(1,132)
Stock-based compensation expense	2,734	112	798
Depreciation and amortization	41,349	43,419	41,541
Write-down of long-lived assets	4,498	450	—
Impairment provision relating to loans receivable from MEC	90,800	—	—
Deconsolidation adjustment to the carrying values of amounts due from MEC	504	—	—
Gain on disposal of real estate	(206)	—	(1,478)
Other losses (gains), net	7,798	—	—
Future income taxes	(11,645)	1,375	(1,189)
Other	310	373	330

	93,483	36,770	39,267

MEC(1)
Stock-based compensation expense	23	303	1,388
Depreciation and amortization	7,014	45,668	39,878
Amortization of debt issuance costs	3,346	12,813	3,907
Equity loss (income)	(65)	3,042	3,071
Write-down of long-lived and intangible assets	—	125,778	1,308
Deconsolidation adjustment to the carrying value of the investment in MEC	46,173	—	—
Other losses (gains), net	—	(1,589)	3,463
Future income taxes	—	(33,198)	(5,680)
Other	20	2,441	(6,636)

	56,511	155,258	40,699

Eliminations (note 3)	(339)	(2,863)	(1,911)

Consolidated	$149,655	$189,165	$78,055

  (1)
  The results for the year ended December 31, 2009 include the results of MEC up to the Petition Date of March 5, 2009 (note 1).

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(b)
Changes in non-cash balances are as follows:
		(restated — note 1(u))
Years ended December 31,	2009	2008	2007
Real Estate Business
Accounts receivable	$571	$4,954	$1,076
Loans receivable from MEC, net	(771)	17	(380)
Prepaid expenses and other	(5)	172	(126)
Accounts payable and accrued liabilities	7,392	988	861
Income taxes	2,981	(5,870)	5,834
Deferred revenue	1,542	1,663	(584)

	11,710	1,924	6,681

MEC(1)
Restricted cash	189	8,955	797
Accounts receivable	(18,624)	4,275	(2,227)
Prepaid expenses and other	(2,076)	(3,734)	(1,992)
Accounts payable and accrued liabilities	11,289	(12,940)	3,687
Income taxes	48	2,140	2,921
Loans payable to MID, net	653	(17)	380
Deferred revenue	217	1,775	128

	(8,304)	454	3,694

Eliminations (note 3)	(43)	250	22

Consolidated	$3,363	$2,628	$10,397

  (1)
  The results for the year ended December 31, 2009 include the results of MEC up to the Petition Date of March 5, 2009 (note 1).

23.  FINANCIAL INSTRUMENTS

(a)   Fair Value

  The Company has determined the estimated fair values of its consolidated financial instruments using available market information and appropriate valuation methodologies. However, considerable judgment is required to develop these estimates. Accordingly, these estimated fair values are not necessarily indicative of the amounts the Company would realize in a current market exchange. The methods and assumptions used to estimate the fair value of financial instruments are described below.

  Cash and cash equivalents, restricted cash, accounts receivable, bank indebtedness, and accounts payable and accrued liabilities

  Due to the short period to maturity of the instruments, the carrying values as presented in the consolidated balance sheets are reasonable estimates of their fair value.

  Loans receivable from MEC, net

  The fair value of the loans receivable from MEC, net is determined based on the future cash flows from expected proceeds to be received from Court approved sales of MEC assets and the value of collateral based on third party appraisals or other valuation techniques, such as discounted cash flows, for those MEC assets to be transferred to the Company under the Plan or for which the Court has yet to approve for sale under the Plan, net of expected administrative, priority and allowed claims to be paid by the Company under the Plan. At December 31, 2009, the estimated fair value of the loans receivable from MEC was approximately $362.4 million. For additional details of the Plan, refer to note 2.

112    MI Developments Inc.      2009

  Senior unsecured debentures

  The fair value of the senior unsecured debentures is determined using the quoted market price of the senior unsecured debentures. At December 31, 2009, the fair value of the senior unsecured debentures was approximately $219.0 million.

(b)   Credit Risk

  The Company's consolidated financial assets that are exposed to credit risk consist primarily of cash and cash equivalents, restricted cash and accounts receivable.

  Cash and cash equivalents and restricted cash include short-term investments, such as commercial paper, which are only invested in governments and corporations with a minimum credit rating of A- (based on Standard and Poor's ("S&P") rating scale) or A3 (based on Moody's Investor Services' rating scale). Credit concentration risk is further reduced by limiting the amount that is invested in any one government or corporation. The Company does not have investments in asset-backed commercial paper.

  Substantially all of the Real Estate Business' revenue is from Magna. Magna has an investment-grade credit rating from S&P and Dominion Bond Rating Service, which mitigates the Company's credit concentration risk.

  MEC, in the normal course of business, settles wagers for racetracks that it does not operate or manage and is thereby exposed to credit risk. However, these receivables are generally not a significant portion of the Company's total assets and are comprised of a large number of accounts. As a result of the deconsolidation of MEC at the Petition Date (note 1), at December 31, 2009, there are no MEC "accounts receivable" included on the Company's consolidated balance sheet and at December 31, 2008, MEC's accounts receivable included on the Company's consolidated balance sheet were net of an allowance for doubtful accounts of $1.8 million, which was estimated based on a review of specific customer balances and related historical collection experience.

(c)   Interest Rate Risk

  The Company's consolidated results of operations are primarily exposed to interest rate risk on its credit facilities and, prior to the deconsolidation of MEC at the Petition Date (note 1), MEC's variable-rate long-term debt. Based on the balances of these financial liabilities outstanding as at December 31, 2009, a 50 basis point change in annual interest rates, with all other variables held constant, would have no impact on consolidated "interest expense, net" for the year ended December 31, 2009.

  The Company is also exposed to interest rate risk on short-term investments with maturities of up to three months from the date of acquisition that are included in "cash and cash equivalents" and "restricted cash" on the Company's consolidated balance sheets. The balance of the Company's short-term investments fluctuates depending on the timing of the Company's operating cash flows, capital expenditures and other liquidity requirements. Assuming the balance of short-term investments at December 31, 2009 were outstanding throughout the entire year then ended, a 50 basis point change in annual interest rates, with all other variables held constant, would have impacted consolidated "interest expense, net" for the year ended December 31, 2009 by approximately $0.6 million.

  MEC occasionally utilizes interest rate swap contracts to hedge exposure to interest rate fluctuations on variable rate debt. As a result of the deconsolidation of MEC at the Petition Date (note 1), at December 31, 2009, there were no outstanding interest rate swap contracts relating to MEC included on the Company's consolidated balance sheet. At December 31, 2008, MEC had four outstanding interest rate swap contracts with a major U.S. financial institution in connection with SAC's term loan facility (note 11). On each of March 1, 2007, April 27, 2007 and July 26, 2007, MEC entered into an interest rate swap contract, with each contract being effective on October 1, 2007 and fixing the rate of interest at 7.0%, 7.1% and 7.2% per annum, respectively, to October 8, 2009 on a notional amount per contract of $10.0 million. Additionally, on October 4, 2007, MEC entered into an interest rate swap contract, with an effective date of

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  October 8, 2009, which fixes the rate of interest at 7.2% per annum to October 31, 2012 on a notional amount of $23.4 million.

  Prior to the deconsolidation of MEC at the Petition Date (note 1), the interest rate swap contracts were designated as a cash flow hedge of anticipated interest payments under SAC's variable rate debt agreement. Based on interest rates at December 31, 2008, the fair value of MEC's interest rate swaps at December 31, 2008 was a liability of approximately $3.2 million, which is included in MEC's "other long-term liabilities" on the Company's consolidated balance sheet. For the years ended December 31, 2008 and 2007, there was no material ineffectiveness related to MEC's cash flow hedges.

(d)   Currency Risk

  The Company is structured such that its foreign operations are self-sustaining. As a result, the Company's currency risk associated with financial instruments is limited as its financial assets and liabilities are generally denominated in the functional currency of the subsidiary that holds the financial instrument. However, the Real Estate Business' corporate operations, which utilize the Canadian dollar as the functional currency, have exposure to U.S. dollar and euro denominated financial assets and liabilities. Similarly, prior to the deconsolidation of MEC at the Petition Date (note 1), MEC's operations, which utilize the U.S. dollar as the functional currency, had exposure to Canadian dollar denominated financial assets and liabilities. Based on the balance of these financial instruments at December 31, 2009, a 10% change in exchange rates between the Canadian dollar and the relevant currencies at December 31, 2009 would not have had a material impact on the Company's consolidated net loss for the year ended December 31, 2009.

  The Company periodically purchases foreign exchange forward contracts to hedge specific anticipated foreign currency transactions. At December 31, 2009, the Company held foreign exchange forward contracts to purchase Cdn. $0.6 million and sell $0.5 million. These contracts matured on January 4, 2010 and were entered into by a wholly-owned subsidiary of the Real Estate Business with a U.S. dollar functional currency to mitigate its foreign exchange exposure to a Canadian dollar denominated payable to the Real Estate Business' corporate operations having the Canadian dollar as its functional currency. Based on foreign exchange rates at December 31, 2009, the fair value of these foreign exchange forward contracts at December 31, 2009 was a liability of approximately $10 thousand, which is included in the Real Estate Business' "accounts payable and accrued liabilities" on the Company's consolidated balance sheet.

  At December 31, 2008, the Company had one foreign exchange forward contract to purchase 4.2 million euros and sell $5.6 million. The contract matured on March 16, 2009 and was entered into by a wholly-owned subsidiary of the Real Estate Business with a U.S. dollar functional currency to mitigate its foreign exchange exposure under a euro denominated short-term loan payable to another wholly-owned subsidiary of the Real Estate Business having the euro as its functional currency. Based on foreign exchange rates at December 31, 2008, the fair value of the foreign exchange forward contract at December 31, 2008 was an asset of approximately $0.3 million, which is included in the Real Estate Business' "prepaid expenses and other" on the Company's consolidated balance sheet.

(e)   Derivative Financial Instruments

  The following tables summarize the impact of these derivative financial instruments on the Company's consolidated financial statements as at December 31, 2009 and for the year then ended:

As at December 31, 2009
Derivatives not designated as hedging instruments
Foreign exchange forward contracts (included in "accounts payable and accrued liabilities")	$10

114    MI Developments Inc.      2009

Year ended December 31, 2009	Location of Loss Recognized in Income on Derivatives	Amount of Loss Recognized in Income on Derivative
Derivatives not designated as hedging instruments
Foreign exchange forward contracts	Foreign Exchange Gains (Losses)	$(526)

(f)    Fair Value Measurements

  Fair value measurements are based on inputs of observable and unobservable market data that a market participant would use in pricing an asset or liability. Codification Topic 820, "Fair Value Measurements and Disclosures" establishes a fair value hierarchy which is summarized below:

  Level 1: Fair value determined based on quoted prices in active markets for identical assets or liabilities.

  Level 2: Fair value determined using significant observable inputs, generally either quoted prices in active markets for similar assets or liabilities or quoted prices in markets that are not active.

  Level 3: Fair value determined using significant unobservable inputs, such as pricing models, discounted cash flows, or similar techniques.

  The following table represents information related to the Company's assets and liabilities measured at fair value on a recurring and non-recurring basis and the level within the fair value hierarchy in which the fair value measurements fall:

As at December 31, 2009	Quoted Prices in Active Markets for Identical Assets or Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
ASSETS AND LIABILITIES CARRIED AT FAIR VALUE ON A RECURRING BASIS
Assets carried at fair value
Cash and cash equivalents	$135,163	$—	$—
Restricted cash	458	—	—
Liabilities carried at fair value
Foreign exchange forward contracts	—	10	—

ASSETS CARRIED AT FAIR VALUE ON A NON-RECURRING BASIS
Loans receivable from MEC, net (note 3)	$—	$—	$362,404
Real estate property (note 5)	—	—	10,000

  Certain assets are measured at fair value on a non-recurring basis. During the year ended December 31, 2009, loans receivable with an aggregate cost of $453.2 million was written down to fair value of $362.4 million. The impairment provision of $90.8 million was included in "impairment provision related to loans receivable from MEC" on the consolidated statements of income (loss) for the year ended December 31, 2009. Loans receivable from MEC, net are a Level 3 fair value measurement as estimated recoverability was partially determined based on the value of the collateral based on third party appraisals or other valuation techniques, such as discounted cash flows, for those MEC assets to be transferred to the Company under the Plan or for which the Court has yet to approve for sale under the Plan, net of expected administrative, priority and allowed claims to be paid by the Company under the Plan (note 3).

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  During the year ended December 31, 2009, a real estate property with a cost of $14.5 million was written down to fair value of $10.0 million. The write-down of $4.5 million was included in "write-down of long-lived and intangible assets" on the consolidated statements of income (loss) for the year ended December 31, 2009. This is a Level 3 fair value measurement as the fair value of the real estate property was determined based on the present value of the estimated future cash flows from the leased property.

24.  SEGMENTED INFORMATION

(a)
The Company's reportable segments reflect how the Company is organized and managed by senior management. Prior to the deconsolidation of MEC at the Petition Date (note 1), the Company's operations were segmented in the Company's internal financial reports between wholly-owned operations (Real Estate Business) and publicly-traded operations (MEC). The segregation of operations between wholly-owned and publicly-traded operations recognized the fact that, in the case of the Real Estate Business, the Company's Board and executive management have direct responsibility for the key operating, financing and resource allocation decisions, whereas, in the case of MEC, such responsibility resides with MEC's separate Board of Directors and executive management.

  Subsequent to the Petition Date, the Company manages and evaluates its operations as a single "Real Estate Business" reporting segment, rather than multiple reporting segments, for internal purposes and for internal decision making.

  The Company's reporting segments are as follows:

  Real Estate Business

  At December 31, 2009, the Real Estate Business owns income-producing real estate assets in Canada, the United States, Mexico, Austria, Germany, the Czech Republic, the United Kingdom, Spain and Poland. Substantially all of these real estate assets are leased to Magna's automotive operating units. The Real Estate Business also owns certain properties that are being held for future development or sale.

  MEC

  Prior to the deconsolidation of MEC at the Petition Date (note 1), MEC's operations included the operation and management of seven thoroughbred racetracks, one standardbred racetrack and two racetracks that ran both thoroughbred and quarter horse meets, as well as the simulcast wagering venues at these tracks. Also, MEC used to manage the thoroughbred and standardbred racing at Magna Racino™, but a local operator is now managing meets at that facility. Three of the racetracks owned or operated by MEC (two in the United States and one in Austria) include casino operations with alternative gaming machines. In addition, MEC operated off-track betting ("OTB") facilities, a United States based national account wagering business known as XpressBet® and a European account wagering service known as MagnaBet™. Under a series of March 2007 agreements with Churchill Downs Incorporated ("CDI"), MEC owns a 50% interest in a joint venture, TrackNet Media Group, LLC ("TrackNet Media"), a content management company formed for distribution of the full breadth of MEC's and CDI's horseracing content. A separate joint venture with CDI, "HRTV, LLC", also involved the ownership by each of MEC and CDI of 50% shares in HorseRacing TV® ("HRTV®"), a television network focused on horseracing that MEC initially launched on the Racetrack Television Network. MEC also owns AmTote, a provider of totalisator services to the pari-mutuel industry. To support certain of MEC's thoroughbred racetracks, MEC owns and operates thoroughbred training centres in Palm Beach County, Florida and in the Baltimore, Maryland area and, under a triple-net lease agreement with MID, operates an additional thoroughbred training centre situated near San Diego, California. MEC also owns and operates production facilities in Austria and in North Carolina for StreuFex™, a straw-based horse bedding product. In addition to racetracks, MEC's real estate portfolio included a residential development in Austria.

  As described in note 1, the Company's consolidated statements of income (loss), consolidated statements of cash flows and consolidated balance sheets have been arranged to provide detailed, discrete financial information on the Real Estate Business and MEC reporting segments.

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(b)
The following tables show certain information with respect to geographic segmentation:
		(restated — note 1(u))
Revenues — years ended December 31,	2009	2008	2007
Real Estate Business
Europe	$128,352	$119,722	$92,693
Canada	53,188	56,679	54,146
United States	30,420	30,730	30,616
Mexico	12,074	12,010	12,092

	224,034	219,141	189,547

MEC(1)
United States	151,218	570,849	593,558
Canada	552	4,345	1,977
Europe	967	14,677	13,041
Australia	198	2,127	8,908

	152,935	591,998	617,484

Eliminations (note 3)	(9,636)	(40,566)	(22,539)

Consolidated	$367,333	$770,573	$784,492

		(restated — note 1(u))
Real estate properties, net — as at December 31,	2009	2008
Real Estate Business
Europe	$530,341	$532,030
Canada	477,548	420,621
United States	307,561	367,121
Mexico	74,395	78,047

	1,389,845	1,397,819

MEC(1)
United States	—	679,272
Europe	—	2,429

	—	681,701

Eliminations (note 3)	—	(55,337)

Consolidated	$1,389,845	$2,024,183

  (1)
  The results for the year ended December 31, 2009 include the results of MEC up to the Petition Date and MEC's net assets were deconsolidated from the Company's consolidated balance sheet as of the Petition Date of March 5, 2009 (note 1).

(c)
During the year ended December 31, 2007, the Real Estate Business acquired certain lands included in "development properties" from MEC. Prior to the deconsolidation of MEC at the Petition Date (note 1), the Real Estate Business had recorded the cost of these lands at the exchange amount of the consideration paid (including transaction costs) and the excess of such exchange amount over MEC's carrying values of such properties was eliminated in determining the consolidated carrying values of such properties. Subsequent to the Petition Date, such excess amount of $50.5 million has been netted against the Real Estate Business' carrying values of such properties. The remaining portion of the amount

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  eliminated at December 31, 2008 related to interest incurred by MEC on project financing facilities with the MID Lender (note 3) that had been capitalized to MEC's real estate properties.

		(restated — note 1(u))
Fixed assets, net — as at December 31,	2009	2008
Real Estate Business
Europe	$88	$145
Canada	145	92
United States	—	7

	233	244

MEC(1)
United States	—	65,053
Canada	—	5,507
Europe	—	124
Australia	—	278

	—	70,962

Consolidated	$233	$71,206

  (1)
  MEC's net assets were deconsolidated from the Company's consolidated balance sheet as of the Petition Date of March 5, 2009 (note 1).

25.  COMMITMENTS AND CONTINGENCIES

(a)
In the ordinary course of business activities, the Company may be contingently liable for litigation and claims with, among others, customers, suppliers and former employees. Management believes that adequate provisions have been recorded in the accounts where required. Although it is not possible to accurately estimate the extent of potential costs and losses, if any, management believes, but can provide no assurance, that the ultimate resolution of such contingencies would not have a material adverse effect on the financial position of the Company.

(b)
For the period from January 1, 2009 to the Petition Date, MEC's operating lease expense amounted to approximately $1.5 million (2008 — $5.7 million; 2007 — $6.0 million).

  MEC also rents or leases certain totalisator equipment and services, for which the annual payments are contingent upon handle, live race days and other factors. MEC's rent expense relating to the totalisator equipment and services was $0.4 million for the period from January 1, 2009 to the Petition Date (2008 — $0.8 million; 2007 — $1.6 million).

(c)
MEC occupied land for the Remington Park racing facility, included in MEC's "discontinued operations" (note 4(a)), under an operating lease that extends through 2013. The lease also contains options to renew for five 10-year periods after the initial term. MEC is obligated to pay rent based on minimum annual rental payments of approximately $0.5 million plus one-half of one percent of the pari-mutuel wagers made at the racetrack in excess of $187.0 million during the racing season and one percent of gaming revenue in excess of $60.0 million. The percentage rent was not applicable for the period from January 1, 2009 to the Petition Date and for the years ended December 31, 2008 and 2007.

(d)
MEC owns an approximate 22% interest in the real property upon which Portland Meadows is located, and also owns the long-term rights to operate the facility pursuant to an operating lease. The operating lease requires MEC to pay rent equal to one percent of the wagers made at the track (including wagers on both live and import races), and also an additional percentage of revenues for other activities as follows: (i) one percent of revenues for horse-related activities, including simulcasting of horse races during the non-live season, (ii) five percent of revenues not related to horseracing up to $0.8 million, and (iii) three percent of revenues not related to horseracing in excess of $0.8 million. As the owner of an approximate

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  22% interest in the real property, MEC receives approximately 22% of the rent payments, which are applied to the rental payments made by MEC in order to reduce rent expense, which is reflected in MEC's "operating costs" included in MEC's "discontinued operations" (note 4(a)).

(e)
MEC's racetrack and associated land under capital leases at Lone Star Park are included in the Grand Prairie Metropolitan Utility and Reclamation District ("GPMURD"). MEC Lone Star, L.P., a wholly-owned subsidiary of MEC, entered into an agreement with GPMURD whereby it is required to make certain payments to GPMURD in lieu of property taxes. Such payments include amounts necessary to cover GPMURD operating expenses and debt service for certain bonds issued by GPMURD to fund improvements on the land up to the debt service requirements. MEC expensed $0.3 million of such payments for the period from January 1, 2009 to the Petition Date (2008 — $1.8 million; 2007 — $1.7 million).

(f)
In addition to the letters of credit issued under the Company's credit facilities (note 9), the Company had $2.2 million of letters of credit issued with various financial institutions at December 31, 2009 to guarantee various construction projects. These letters of credit are secured by cash deposits of the Company.

(g)
At December 31, 2009, the Company's contractual commitments related to construction and development projects outstanding amounted to approximately $1.1 million.

(h)
Effective July 22, 2008, MEC completed a reverse stock split of its Class A Stock and Class B Stock utilizing a 1:20 consolidation ratio. As a result of the reverse stock split, every 20 shares of MEC Class A Stock and MEC Class B Stock have been consolidated into one share of MEC Class A Stock and MEC Class B Stock, respectively. The reverse stock split affected all shares of common stock, stock options and convertible securities of MEC outstanding prior to the effective date. The 58.6 million outstanding shares of MEC Class A Stock (4.4 million of which were held by MID) and 58.4 million outstanding shares of MEC Class B Stock (all of which were held by MID) were reduced to 2.9 million shares of MEC Class A Stock (0.2 million of which are held by MID) and 2.9 million shares of MEC Class B Stock (all of which continue to be held by MID), respectively.

  Because the reverse stock split applies to all issued shares of MEC Class A Stock and MEC Class B Stock, it did not alter the relative rights and preferences of MID's interest in MEC, nor did it affect MID's proportionate equity or voting interest in MEC, except to the extent the reverse stock split resulted in fractional shares being cashed out. The Company recorded a gain of $19 thousand, included in "other gains (losses), net" reported under the MEC segment for the year ended December 31, 2008 in association with fractional shares of MEC Class A Stock redeemed pursuant to MEC's reverse stock split.

(i)
On November 14, 2006, MEC completed the sale of all of the outstanding shares of Washington Trotting Association, Inc., Mountain Laurel Racing, Inc. and MEC Pennsylvania Racing, Inc., each an MEC wholly-owned subsidiary through which MEC owned and operated The Meadows, MEC's standardbred racetrack in Pennsylvania, to PA Meadows, LLC, a company jointly owned by William Paulos and William Wortman, controlling shareholders of Millennium Gaming, Inc., and a fund managed by Oaktree Capital Management, LLC (together, "Millennium-Oaktree"). On closing, MEC received cash consideration of $171.8 million, net of transaction costs of $3.2 million, and the Meadows Holdback Note in the amount of $25.0 million payable to MEC over a five-year period, subject to offset for certain indemnification obligations (the "Meadows Holdback Note"). Under the terms of the Meadows Holdback Note, MEC agreed to release the security requirement for the holdback amount, defer subordinate payments under the Meadows Holdback Note, defer receipt of holdback payments until the opening of the permanent casino at The Meadows and defer receipt of holdback payments to the extent of available cash flows (as defined in the terms of the Meadows Holdback Note), in exchange for Millennium-Oaktree providing an additional $25.0 million of equity support for PA Meadows, LLC.

  The parties also entered into a racing services agreement whereby MEC agreed to pay $50 thousand per annum and continue to operate, for its own account, the racing operations at The Meadows until at least July 2011. However, as a result of MEC's Chapter 11 filing on the Petition Date (note 1), on August 31, 2009, MEC was authorized by the Court to terminate the racing services agreement. $5.6 million of the proceeds from the sale of The Meadows was initially deferred and included in MEC's "other long-term

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  liabilities" representing the estimated net present value of the future operating losses expected over the term of the racing services agreement. Such amount was being recognized as a reduction of "general and administrative" expenses in MEC's results of operations over the term of the racing services agreement. Effective January 1, 2008, The Meadows entered into an agreement with the Meadows Standardbred Owners Association, which expired on December 31, 2009, whereby the horsemen made contributions to subsidize backside maintenance and marketing expenses at The Meadows. As a result, the estimated operating losses expected over the remaining term of the racing services agreement were revised, resulting in $2.0 million of previously deferred gains being recognized in MEC's "other gains (losses), net" for the year ended December 31, 2008.

26.  CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

(a)   Recently Adopted Canadian GAAP Accounting Standards

  (i)
  Goodwill and Intangible Assets

    In February 2008, the Canadian Institute of Chartered Accountants (the "CICA") issued Handbook Section 3064, "Goodwill and Intangible Assets", amended Handbook Section 1000, "Financial Statement Concepts", and Accounting Guideline 11, "Enterprises in the Development Stage", and withdrew Handbook Section 3062, "Goodwill and Other Intangible Assets", and Handbook Section 3450, "Research and Development Costs". Handbook Section 3064 clarifies that costs may only be deferred when they relate to an item that meets the definition of an asset. The concept of matching revenues and expenses remains appropriate only for allocating the cost of an asset that is consumed in generating revenue over multiple reporting periods. Handbook Section 3064 also provides extensive guidance on when expenditures qualify for recognition as intangible assets. These changes are effective for fiscal years beginning on or after October 1, 2008. The Company's adoption of these accounting standards for Canadian GAAP purposes on January 1, 2009 did not have any impact on the Company's consolidated financial statements, nor did it create any reconciling differences between Canadian and U.S. GAAP in the Company's consolidated balance sheets, statements of income (loss) or statements of comprehensive income (loss).

  (ii)
  Business Combinations and Noncontrolling Interests

    In January 2009, the CICA issued Handbook Section 1582, "Business Combinations", Handbook Section 1601, "Consolidated Financial Statements", and Handbook Section 1602, "Non-controlling Interests" and withdrew Handbook Section 1581, "Business Combinations", and Handbook Section 1600, "Consolidated Financial Statements".

    Handbook Section 1582 applies to a transaction in which the acquirer obtains control of one or more businesses. The term "business" is more broadly defined than in the existing standard. Most assets acquired and liabilities assumed, including contingent liabilities that are considered to be improbable, will be measured at fair value. Any interest in the acquiree owned prior to obtaining control will be re-measured at fair value at the acquisition date, eliminating the need for guidance on step acquisitions. Contingent consideration arrangements will be fair valued at the acquisition date and included on that basis in the purchase price consideration. A bargain purchase will result in recognition of a gain. Acquisition costs must be expensed.

    Similar to the requirements of Codification Topic 810, "Consolidation" (note 1), under Handbook Section 1602, any noncontrolling interest is recognized as a separate component of shareholder's equity. Net income (loss) is calculated without deduction for the noncontrolling interest. Rather, net income (loss) is allocated between the controlling and noncontrolling interests.

    Handbook Section 1601 carries forward the requirements of Handbook Section 1600, other than those relating to noncontrolling interests.

    These changes are effective for fiscal years beginning on or after January 1, 2011 but may be adopted early at the beginning of a fiscal year. The Company's adoption of these accounting standards for Canadian GAAP purposes on January 1, 2009 did not have any impact on the

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    Company's consolidated financial statements, nor did it create any reconciling differences between Canadian and U.S. GAAP in the Company's consolidated balance sheets, statements of income (loss) or statements of comprehensive income (loss).

(b)   Reconciliation to Canadian GAAP

  The Company's accounting policies as reflected in these consolidated financial statements do not materially differ from Canadian GAAP except as described in the following tables presenting net income (loss) attributable to MID, earnings (loss) attributable to each MID Class A Subordinate Voting or Class B Share and comprehensive income (loss) attributable to MID under Canadian GAAP:

Years ended December 31,	2009	2008	2007
Net income (loss) attributable to MID under U.S. GAAP	$(42,289)	$(12,272)	$32,028
Interest expense on subordinated notes(i)	6,570 *	(1,265)	(1,253)
Depreciation and amortization(ii)	(340) *	54	286
Development property carrying costs(iii)	—	580	729
Stock-based compensation(iv)	3,204 *	—	—
Net gain on related party asset sale(v)	—	9,914	—
Foreign currency translation gains (losses)(vi)	(28,241)	(105)	7,719
Other	—	(122)	—

Net income (loss) attributable to MID under Canadian GAAP	$(61,096)	$(3,216)	$39,509

Basic and diluted earnings (loss) attributable to each MID Class A Subordinate Voting or Class B Share
Continuing operations	$(1.33)	$0.40	$0.95
Discontinued operations	0.02	(0.47)	(0.13)

Basic and diluted earnings (loss) attributable to each MID Class A Subordinate Voting or Class B Share under Canadian GAAP	$(1.31)	$(0.07)	$0.82

Comprehensive income (loss) attributable to MID under U.S. GAAP	$(5,934)	$(101,712)	$115,343
Net adjustment to U.S. GAAP net income (loss) per above table	(18,807)	9,056	7,481
Translation of development property carrying costs(iii)	210	(226)	135
Foreign currency translation gains (losses)(vi)	28,241	105	(7,719)
Employee defined benefit and postretirement plans(vii)	(728) *	601	(345)

Comprehensive income (loss) attributable to MID under Canadian GAAP	$2,982	$(92,176)	$114,895

  *
  Reflects cumulative impact of Canadian GAAP accounting to MID's investment in MEC being adjusted to nil upon deconsolidation of MEC at the Petition Date (note 1).

  (i)
  Financial Instruments and Long-term Debt

  Under Canadian GAAP, a portion of the face value of MEC's convertible subordinated notes (the "MEC Notes") attributable to the value of the conversion feature at inception is recorded as part of the noncontrolling interest in MEC, rather than as a liability. The remaining value of the MEC Notes at inception is accreted up to their face value on an effective yield basis over the term of the MEC Notes, with the accretion amount being included in MEC's net interest expense. Under U.S. GAAP, the MEC Notes are recorded entirely as debt, resulting in lower net interest expense than under Canadian GAAP.

  (ii)
  Depreciation and Amortization

  Based on the terms of MEC's sale of The Meadows in 2006, the sale of The Meadows' real estate properties and fixed assets is not accounted for as a sale and leaseback, but rather using the financing method of accounting under U.S. GAAP as MEC is deemed to have a continuing interest in the transaction. Accordingly, under U.S. GAAP, such real estate properties and fixed assets were required to remain on the balance sheet and continue to depreciate and $7.2 million of the

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      sale proceeds were required to be deferred at inception and were included in MEC's "other long-term liabilities" on the Company's consolidated balance sheets at December 31, 2008 and 2007. Under U.S. GAAP, these sale proceeds are to be recognized at the point when the transaction subsequently qualifies for sale recognition. Under Canadian GAAP, the disposal of such real estate properties and fixed assets was recognized as a sale transaction.

    (iii)
    Capitalization of Development Property Carrying Costs

    Under both Canadian and U.S. GAAP, certain carrying costs incurred in relation to real estate property held for development are permitted to be capitalized as part of the cost of such property while being held for development. However, Codification Subtopic 970-360, "Real Estate — Property, Plant and Equipment", is more restrictive than CICA Handbook Section 3061, "Property, Plant and Equipment", in relation to the necessary criteria required to capitalize such costs. As a result, certain carrying costs have been capitalized from time to time under Canadian GAAP that are not permitted under U.S. GAAP.

    (iv)
    Stock-based Compensation

    Canadian GAAP requires the expensing of all stock-based compensation awards for fiscal years beginning on or after January 1, 2004. The Company also adopted this policy under U.S. GAAP effective January 1, 2004. However, under U.S. GAAP, the cumulative impact on adoption of stock-based compensation is not recognized in the consolidated financial statements as an adjustment to opening deficit. As a result, prior to the deconsolidation of MEC (note 1), $3.2 million of MEC's stock-based compensation expense related to periods prior to January 1, 2004 is excluded from MID shareholders' equity under U.S. GAAP but not under Canadian GAAP.

    (v)
    MEC Sales to Magna

    Under Canadian GAAP, a gain on the sale of real estate to a related party that owns less than 80% of the vendor's share capital, where the exchange amount is supported by independent evidence, is considered an income item rather than a contribution to equity as required under U.S. GAAP. However, under U.S. GAAP, where the related tax effect of the gain on the related party transaction is offset by the utilization of losses from activities other than the related party transaction, the benefit from such losses is recognized as an income item rather than as a contribution of equity.

    (vi)
    Investment Translation Gains or Losses

    Under Canadian GAAP, investment translation gains or losses are accumulated in the "accumulated other comprehensive income" component of shareholders' equity, and the appropriate amounts of the investment translation gains or losses are reflected in income when there is a reduction resulting from capital transactions in the Company's net investment in the operations that gave rise to such exchange gains and losses. Under U.S. GAAP, the appropriate amounts of the investment translation gains or losses are only reflected in income when there is a sale or partial sale of the Company's investment in these operations or upon a complete or substantially complete liquidation of the investment.

    (vii)
    Employee Defined Benefit and Postretirement Plans

    Codification Topic 715, "Compensation — Retirement Benefits" requires employers to recognize the funded status (the difference between the fair value of plan assets and the projected benefit obligations) of a defined benefit postretirement plan as an asset or liability on the consolidated balance sheets with a corresponding adjustment to "accumulated other comprehensive income", net of related tax and noncontrolling interest impact. No such adjustment is required under Canadian GAAP.

    (viii)
    Joint Ventures

    Under U.S. GAAP, MEC's investments in joint ventures are accounted for using the equity method of accounting, resulting in MEC's proportionate share of the net income or loss of the joint ventures in which it has an interest being recorded in a single line, "equity loss (income)" on the Company's consolidated statements of income (loss). Similarly, MEC's investment in joint ventures is included in a single line "other assets" on the Company's consolidated balance sheets. Only cash invested by MEC into its interests in joint ventures is reflected in the Company's consolidated statements of cash flows. Under Canadian GAAP, MEC's investments in joint ventures are accounted for using the proportionate consolidation method. MEC's proportionate share of the joint ventures in which it has an interest is added to the consolidated balance sheets, consolidated statements of income (loss) and consolidated statements of cash flows on a line-by-line basis.

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The following tables indicate the items in the consolidated balance sheets that would have been affected had the consolidated financial statements been prepared under Canadian GAAP:

As at December 31, 2009	U.S GAAP	Property Carrying Costs	Canadian GAAP
Real estate properties, net	$1,389,845	$4,325	$1,394,170
Future tax assets	9,850	(218)	9,632
Future tax liabilities	37,824	1,258	39,082
MID shareholders' equity	1,589,542	2,849	1,592,391

As at December 31, 2008	U.S. GAAP	Long- term Debt	Benefit Plans	Sale of The Meadows	Property Carrying Costs	Stock- based Comp.	Joint Ventures	Canadian GAAP
Cash and cash equivalents	$144,764	$—	$—	$—	$—	$—	$1,012	$145,776
Accounts receivable	33,915	—	—	—	—	—	363	34,278
Prepaid expenses and other	20,724	—	—	—	—	—	463	21,187
Non-current restricted cash	—	—	—	—	—	—	9,651	9,651
Real estate properties, net	2,024,183	—	—	(6,035)	4,029	—	52,845	2,075,022
Fixed assets, net	71,206	—	—	(181)	—	—	62	71,087
Other assets	35,200	—	—	—	—	—	(25,151)	10,049
Future tax assets	62,781	—	—	(400)	(218)	—	—	62,163
Accounts payable and accrued liabilities	121,471	(96)	—	—	—	—	9,615	130,990
Income taxes payable	10,363	—	—	—	—	—	5	10,368
Long-term debt due within one year	82,649	—	—	—	—	—	22,125	104,774
Note obligation due within one year, net	74,601	(875)	—	—	—	—	—	73,726
Note obligation, net	149,015	(2,723)	—	—	—	—	—	146,292
Other long-term liabilities	18,973	—	(1,357)	(7,216)	—	—	7,500	17,900
Future tax liabilities	105,497	544	—	—	1,172	—	—	107,213
MID shareholders' equity	1,621,988	(6,570)	728	340	2,639	(3,204)	—	1,615,921
Noncontrolling interest	24,182	9,720	629	260	—	3,204	—	37,995

U.S. GAAP permits assets held for sale and assets of discontinued operations, as well as liabilities related to such assets, to be classified as current items on the balance sheet. Canadian GAAP only permits such items to be classified as current items if the sale of such items has occurred prior to the date of completion of the financial statements.

The following table indicates the impact this difference between U.S. and Canadian GAAP had on the Company's consolidated balance sheet at December 31, 2008 with respect to the classification of MEC's

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assets held for sale and assets held for sale from discontinued operations (note 4), and liabilities related to such assets:

As at December 31, 2008	U.S. GAAP	Canadian GAAP
ASSETS
Current assets:
Assets held for sale	$21,732	$—
Assets held for sale from discontinued operations	94,461	24,507
Assets held for sale	—	21,732
Assets held for sale from discontinued operations	—	69,954

LIABILITIES
Current liabilities
Liabilities related to assets held for sale	$876	$—
Liabilities related to discontinued operations	51,943	33,028
Liabilities related to assets held for sale	—	876
Liabilities related to discontinued operations	—	18,915

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  Exhibit 2